Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of June 7, 2011

Amended and Restated as of October 2, 2013

among

NEWSTAR CRE FINANCE I LLC,

as Seller,

MACQUARIE BANK LIMITED,

as Purchaser,

and

NEWSTAR FINANCIAL INC.,

as Guarantor and Servicer

i

SCHEDULES AND EXHIBITS

SCHEDULE I	Names and Addresses for Communications between Parties
SCHEDULE II	Closing Date Eligible Assets
SCHEDULE IIA	A&R Closing Date Eligible Assets
SCHEDULE III	Closing Date Purchased Asset File
SCHEDULE IIIA	A&R Closing Date Purchased Asset File
SCHEDULE IV	[Reserved]
SCHEDULE V	Closing Date Purchased Asset Documents
SCHEDULE VA	A&R Closing Date Purchased Asset Documents
SCHEDULE VI	Minimum Amortization Amount

EXHIBIT I	Form of Confirmation Statement
EXHIBIT II	Responsible Officers and Authorized Representatives of Seller
EXHIBIT III	[Reserved]
EXHIBIT IV	Form of Limited Power of Attorney (Seller)
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Form of Release Letter
EXHIBIT VII	[Reserved]
EXHIBIT VIII	[Reserved]
EXHIBIT IX	Purchased Asset Servicer Report
EXHIBIT X	Exceptions to Representations and Warranties with Respect to Purchased Assets
EXHIBIT XI	Form of Limited Power of Attorney (Guarantor)

ANNEX A	Description of A&R Closing Date Eligible Assets
ANNEX B	Additional Funding for Existing Purchased Assets

ii

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of June 7, 2011 (the “Closing Date”), and amended and restated as of October 2, 2013 (the “A&R Closing Date”) (this “Agreement”), is made by and among MACQUARIE BANK LIMITED, an Australian corporation (“Purchaser”), NEWSTAR CRE FINANCE I LLC, a Delaware limited liability company (“Seller”), solely for purposes of Article 30 hereof, NEWSTAR FINANCIAL INC., a Delaware corporation, in its capacity as guarantor (in such capacity, “Guarantor”), and, solely for the purposes of Article 30(e) hereof, NEWSTAR FINANCIAL INC., a Delaware corporation, in its capacity as servicer (in such capacity, “Servicer”).

RECITALS

WHEREAS, Seller, Purchaser and Guarantor entered into that certain Master Repurchase Agreement, dated as of the Closing Date (the “Original Repurchase Agreement”), pursuant to which the Seller agreed to transfer to Purchaser the Purchased Assets against the transfer of funds by Purchaser in an aggregate amount equal to Sixty Eight Million and No/100 Dollars and No/Dollars ($68,000,000.00), with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets at a date certain, against the transfer of funds by Seller representing the Repurchase Price for such Purchased Assets;

WHEREAS, in connection with the Original Repurchase Agreement, Guarantor executed that certain Guarantee Agreement, dated as of the Closing Date (the “Guarantee Agreement”), pursuant to which Guarantor has guaranteed the payment and performance of certain liabilities of Seller under the Original Repurchase Agreement;

WHEREAS, Seller, Purchaser and U.S. Bank National Association (“U.S. Bank”), as custodian (“Custodian”), entered into that certain Custodial Agreement dated as of the Closing Date (the “Original Custodial Agreement”), setting forth certain custodial obligations described therein relating to the Custodial Delivery and Purchased Asset Documents as set forth therein;

WHEREAS, Seller, Purchaser and U.S. Bank, as securities intermediary and paying agent, entered into that certain Securities Account Control and Paying Agency Agreement, dated as of the Closing Date (the “Original Account Control Agreement”), setting forth certain rights, remedies and obligations described therein relating to the accounts described therein;

WHEREAS, Seller, Purchaser and Servicer entered into that certain Interim Servicing Agreement, dated as of the Closing Date (the “Original Interim Servicing Agreement”, and, together with the Original Repurchase Agreement, the Guarantee Agreement, the Original Custodial Agreement, and the Original Account Control Agreement, the “Original Transaction Documents”), setting forth certain rights, remedies and obligations described therein relating to the servicing of the Purchased Assets;

WHEREAS, the Future Advance Reserve (as defined in the Original Repurchase Agreement) has been terminated and all funds, if any, held in the Future Advance Reserve have been delivered to Seller simultaneously with the execution of this Agreement;

WHEREAS, prior to the date of this Agreement, Seller repurchased in full those certain Purchased Assets known as “3600 West Bayshore”, “Centennial”, “Grayslake”, “Two South Executive”, “One South Executive”, “Wilton Plaza” and “Registry”;

WHEREAS, simultaneously with the execution of this Agreement, Seller has agreed to transfer to Purchaser certain Eligible Assets described on Annex A hereto (the “A&R Closing Date Eligible Assets”) against the transfer of funds by Purchaser in an amount equal to the amounts set forth on Annex A hereto and in the related confirmation with respect to such Purchased Assets, with a simultaneous agreement by Purchaser to transfer to Seller such A&R Closing Date Eligible Assets at a date certain, against the transfer of funds by Seller representing the Repurchase Price for such A&R Closing Date Eligible Assets;

WHEREAS, such A&R Closing Date Eligible Assets shall include approximately an additional 56% interest in that certain Purchased Asset known as “NW Plaza”;

WHEREAS, after the purchase of the A&R Closing Date Eligible Assets by Purchaser, Purchaser shall own a 100% interest in that certain Purchased Asset known as “NW Plaza”, and the aggregate purchase price for such Purchased Asset as of the A&R Closing Date shall be equal to $11,000,000;

WHEREAS, simultaneously with the execution of this Agreement, Purchaser has agreed to advance additional funds to Seller with respect to the Purchased Assets set forth on Annex B hereto, and in the amounts set forth thereon, with the effect of increasing the Purchase Price for such Purchased Assets pursuant to the Transaction Documents;

WHEREAS, concurrently herewith, Seller, Purchaser and Custodian are entering into that certain Amended and Restated Custodial Agreement, dated as of the date hereof (as amended from time to time, the “Custodial Agreement”), which Custodial Agreement amends and restates the Original Custodial Agreement in its entirety and sets forth certain custodial obligations described therein relating to the Custodial Delivery and Purchased Asset Documents as set forth therein;

WHEREAS, concurrently herewith, Seller, Purchaser and Securities Intermediary are entering into that certain Acknowledgment and Reaffirmation of Securities Account Control and Paying Agency Agreement, dated as of the date hereof (the “Acknowledgment of Account Control Agreement”; together with the Original Account Control Agreement, as it may be amended from time to time, the “Account Control Agreement”), setting forth certain rights, remedies and obligations described therein relating to the accounts described therein;

WHEREAS, concurrently herewith, Seller, Purchaser and Servicer are entering into that certain Amended and Restated Interim Servicing Agreement, dated as of the date hereof (as amended from time to time, the “Interim Servicing Agreement”), which Interim Servicing Agreement amends and restates the Original Servicing in its entirety and sets forth certain rights, remedies and obligations described therein relating to the servicing of Purchased Assets; and

WHEREAS, Seller, Guarantor and Purchaser desire to, in accordance with the terms and conditions hereof, amend and restate the Original Repurchase Agreement in its entirety by this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller, Guarantor (solely with respect to Article 30), Servicer (solely with respect to Article 30(e) and Purchaser agree that the Original Repurchase Agreement is hereby amended and restated in its entirety by this Agreement and hereby further agree as follows:

ARTICLE 1

APPLICABILITY

On the Closing Date, the parties hereto entered into transactions in which the Seller transferred to the Purchaser all of its rights, title and interest to those Eligible Assets (as defined herein) set forth on Schedule II hereto (the “Closing Date Eligible Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to transfer back to Seller such Eligible Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. On the date hereof, the parties hereto shall enter into transactions in which the Seller agrees to transfer to the Purchaser all of its rights, title and interest to those A&R Closing Date Eligible Assets set forth on Schedule IIA hereto against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to transfer back to Seller such Eligible Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. By no later than December 20, 2013, pursuant to Article 3(o) hereof, the parties hereto may enter into an additional transaction in which Seller agrees to transfer to the Purchaser all of its rights, title and interest to a certain Additional Eligible Asset (to the extent expressly set forth in Article 3(o)), against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to transfer back to Seller such Additional Eligible Asset at a date certain or on demand, against the transfer of funds by Seller to Purchaser. From time to time, pursuant to Article 3(m) hereof, the parties hereto may enter into substitution transactions in which Seller agrees to transfer to the Purchaser all of its rights, title and interest to certain Substitute Eligible Assets (to the extent expressly set forth in Article 3(m)) to replace existing Purchased Assets, with a simultaneous agreement by Purchaser to transfer back to Seller such Substitute Eligible Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction described above in this Article 1 shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any schedules and exhibits identified herein as applicable hereunder. The transfer of an Eligible Asset, Substitute Eligible Asset or Additional Eligible Asset shall constitute a distinct Transaction.

ARTICLE 2

DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS

“A&R Closing Date” shall have the meaning specified in the introductory paragraph hereto.

“A&R Closing Date Eligible Assets” shall have the meaning specified in the Recitals.

“A&R Closing Date Underwritten Net Cash Flow” shall mean, for each A&R Closing Date Eligible Asset, the “Underwritten Net Cash Flow” set forth on Schedule IIA hereto opposite such Eligible Asset.

“A&R Effective Time” shall mean the time on the A&R Closing Date when this Agreement has been executed and delivered by each of the parties hereto and has become effective in accordance with its terms.

“A&R Interim Servicing Agreement” shall have the meaning specified in the Recitals.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Serviced Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Serviced Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Serviced Asset is located.

“Account Bank” shall mean U.S. Bank National Association, as Securities Intermediary under the Account Control Agreement.

“Account Control Agreement” shall have the meaning specified in the Recitals.

“Account Custodian” shall mean U.S. Bank National Association, as account custodian of the Concentration Account pursuant to the Concentration Account Agreement.

“Acknowledgment of Account Control Agreement” shall have the meaning specified in the Recitals.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a voluntary petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors; (ii) filing an answer consenting to, or otherwise acquiescing in, or joining in, or otherwise failing to timely contest, or an order of relief if entered with respect to, any involuntary petition or case or proceeding against such Person under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors; (iii) soliciting or otherwise colluding with petitioning creditors for any involuntary petition, case or proceeding against such Person under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors; (iv) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (v) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (vi) the making of a general assignment for the benefit of creditors; (vii) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (viii) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Eligible Asset” shall mean a commercial mortgage loan (or participation, A note or B note therein) approved by Purchaser in its sole and absolute discretion in accordance with Article 3(o) hereto and that otherwise satisfies the following criteria (as determined by Purchaser in its sole and absolute discretion):

(a) it is fully closed, fully disbursed (unless Future Advances are permitted thereunder) and performing;

(b) it does not have an unexpired, fully extended term in excess of five (5) years;

(c) it has a minimum debt yield of 9.00%, as calculated by dividing (x) the related Mortgaged Property’s most recent trailing twelve (12) months of Net Cash Flow by (y) its outstanding principal balance;

(d) it has a DSCR of 1.25x; and

(e) it has an LTV of less than or equal to 75.00%.

“Additional Eligible Asset Date” shall have the meaning specified in Article 3(o) of this Agreement.

“Additional Eligible Asset Date Purchased Asset File” shall have the meaning specified in Article 7(b) of this Agreement.

“Additional Eligible Asset Date Underwritten Net Cash Flow” shall mean, for the Additional Eligible Asset, if any, that becomes a Purchased Asset hereunder, the “Underwritten Net Cash Flow” set forth in the related Confirmation for such Additional Eligible Asset, as established by Purchaser in its sole and absolute discretion.

“Additional Eligible Asset Transaction Conditions Precedent” shall have the meaning specified in Article 3(o) of this Agreement.

“Additional Purchased Items” shall have the meaning specified in Article 4(b).

“Adjusted Purchase Price” shall mean, with respect to each Purchased Asset, an amount equal to (i) the Purchase Price for such Purchased Asset minus (ii) the sum of (a) any Margin Deficit Cure Amounts applied to such Purchased Asset in accordance with Article 4 hereof and (b) any Principal Payments applied to reduce the Adjusted Purchase Price of such Purchased Asset pursuant to Article 5 hereof (including, without limitation, any Minimum Amortization Payments).

“Additional Transaction” shall have the meaning specified in Article 3(o) of this Agreement.

“Administrative Agent” shall mean NewStar Financial, Inc., as “administrative agent”, “agent” or similar role or capacity for the applicable Purchased Assets pursuant to the related Purchased Asset Documents.

“Administrative Agent Rights” shall mean rights of any Person to act as “administrative agent”, “agent” or similar role or capacity for the applicable Purchased Assets pursuant to the related Purchased Asset Documents.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Alternative Rate” shall have the meaning specified in Article 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Amendment Documents” shall include the Custodial Agreement, the Interim Servicing Agreement and the Acknowledgment of Account Control Agreement, individually or collectively, as the context may require.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxx) of this Agreement.

“Applicable Closing Date” shall mean the Closing Date, the A&R Closing Date, the Additional Eligible Asset Date and/or the Substitution Date, as the context may require.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

(i) so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) equal to five (5) hundred basis points (5.0%); or

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus two hundred basis points (2.0%).

“Assigned Value” shall mean, (i) for each Closing Date Eligible Asset, the amount set forth on Schedule II hereto, (ii) for each A&R Closing Date Eligible Asset, the amount set forth on Schedule IIA hereto, (iii) in the case of any Additional Eligible Asset that becomes a

Purchased Asset hereunder, the amount set forth in the related Confirmation as determined by Purchaser in its sole and absolute discretion, or (iv) in the case of any Substitute Eligible Asset that becomes a Purchased Asset hereunder, the amount set forth in the related Confirmation as determined by Purchaser in its sole and absolute discretion. The Assigned Value for each Purchased Asset shall be re-determined, from time to time, by Purchaser in accordance with Article 4(a) hereof.

“Assigned Value Event” shall mean, with respect to any Purchased Asset, from and after the Applicable Closing Date:

(i) the fifth (5th) Business Day following the occurrence of a payment default (after all applicable cure or grace periods) or event of default (however defined) on such Purchased Asset under the related Purchased Asset Documents; provided, that (A) the events of default existing as of the Closing Date (as identified on Exhibit X hereto) with respect to each Closing Date Eligible Asset and which remain uncured after the Closing Date shall not constitute an “Assigned Value Event” pursuant to this sub-clause (i), (B) the events of default existing as of the A&R Closing Date (as identified on Exhibit X hereto) with respect to each A&R Closing Date Eligible Asset and which remain uncured after the A&R Closing Date shall not constitute an “Assigned Value Event” pursuant to this sub-clause (i), (C) the events of default existing as of the Additional Eligible Asset Date (as identified in the Confirmation with respect thereto) with respect to the Additional Eligible Asset and which remain uncured after the Additional Eligible Asset shall not constitute an “Assigned Value Event” pursuant to this sub-clause (i) and (D) the events of default existing as of any Substitution Date (as indentified in the applicable confirmation) with respect to the Substitute Eligible Assets shall not constitute an “Assigned Value Event” pursuant to this sub-clause (i);

(ii) the occurrence of a Material Casualty/Condemnation Event on the related Mortgaged Property;

(iii) an Act of Insolvency of the related Mortgagor and/or any related guarantor under the Purchased Asset Documents;

(iv) as of the date of each Purchased Asset Servicer Report required pursuant to Article 11(i)(iv) hereof, the Net Cash Flow on the related Mortgaged Property has decreased by more than 25%, as compared to the related Closing Date Underwritten Net Cash Flow or the A&R Closing Date Underwritten Net Cash Flow, as applicable (or, in the case of any Additional Eligible Asset or Substitute Eligible Asset that becomes a Purchased Asset hereunder, the related Additional Eligible Asset Date Underwritten Net Cash Flow or Subsitution Date Underwritten Net Cash Flow), as determined by Purchaser in its sole and absolute discretion;

(v) the occurrence of an Enforcement Action;

(vi) the loss of a Material Tenant;

(vii) the creation or imposition of a material Lien upon the Mortgaged Property (other than Liens created under, or expressly permitted by, or contested and removed in accordance with, the underlying Purchased Asset Documents); or

(viii) any other event that has a Material Adverse Effect with respect to the Mortgaged Property (in the aggregate) or the related Mortgagor or guarantor of the Purchased Asset, as determined by Purchaser in its sole and absolute discretion.

For the sake of clarity and the avoidance of doubt, under no circumstances may the Assigned Value of any Purchased Asset be increased or decreased based in whole or in part upon any changes in spread or interest rates.

“Assignee” shall have the meaning specified in Article 18 of this Agreement.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower Notice” shall have the meaning assigned thereto in sub-clause (m) of the definition of Transaction Conditions Precedent under Article 3(b).

“Breakage Costs” shall have the meaning assigned thereto in Article 3(l).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership, partnership or other equivalent interests in any limited liability company or limited partnership or other entity, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean (x) with respect to the Seller, the Guarantor shall fail to own, directly or indirectly, 100% of the equity securities of the Seller or shall fail to control the Seller and (y) with respect to the Guarantor, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months commencing after the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Permitted Holders holding 51% or more of the voting Capital Stock of the Guarantor, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Guarantor, or control over the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Closing Date” shall have the meaning specified in the introductory paragraph of this Agreement.

“Closing Date Eligible Asset” shall have the meaning set forth in Article 1.

“Closing Date Underwritten Net Cash Flow” shall mean, for each Closing Date Eligible Asset, the “Underwritten Net Cash Flow” set forth on Schedule II hereto.

“Collateral” shall have the meaning specified in Article 6(a) of this Agreement.

“Collection Account” shall mean one or more segregated interest bearing accounts (including related sub-accounts), in the name of Seller, established at the Account Bank pursuant to the Account Control Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the calendar month immediately preceding the calendar month in which the Remittance Date occurs.

“Concentration Account” shall mean that certain Concentration Account established under the Concentration Account Agreement in the name of the Account Titleholder (as defined therein) for the benefit of each Financing SPE (as defined therein).

“Concentration Account Agreement” shall mean that certain Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007, by and among U.S. Bank National Association, Wachovia Capital Markets, LLC, NewStar Financial, Inc., NewStar CP Funding LLC, U.S. Bank National Association, NewStar Trust 2005-1, NewStar Short-Term Funding LLC, NewStar Credit Opportunities Funding I Ltd., IXIS Financial Products Inc., NewStar Warehouse Funding 2005 LLC, NewStar Structured Finance Opportunities, LLC, NewStar Commercial Loan Trust 2006-1, the other investment vehicles party thereto from time to time and NewStar Concentration LLC, which Purchaser became a party to pursuant to that certain Joinder in Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account).

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Custodial Agreement” shall have the meaning specified in the Recitals.

“Custodial Delivery” shall mean the form executed by the Seller in order to deliver the Purchased Asset File to Purchaser or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached to the Custodial Agreement as Annex 5.

“Custodian” shall have the meaning specified in the Recitals.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Document Rep Breach” shall have the meaning assigned thereto in Article 13(c).

“Document Rep Breach Repurchase Date” shall have the meaning assigned thereto in Article 13(c).

“DSCR” shall mean, for any Additional Eligible Asset or Substitute Eligible Asset, a ratio calculated by Purchaser in its sole and absolute discretion for the applicable period in which: (a) the numerator is Net Operating Income for the related Mortgaged Property for the twelve (12) calendar month period immediately preceding the date of calculation and (b) the denominator is the projected interest payments for such Additional Eligible Asset or Substitute Eligible Asset that would be due and payable for the twelve (12) calendar month period immediately following such date of calculation in accordance with the underlying Purchased Asset Documents. If the applicable interest rate in the underlying Purchased Asset Documents is determined based on LIBOR, the calculation of the projected interest payments for such Additional Eligible Asset or Substitute Eligible Asset shall be based on the average LIBOR rate indicated for the next 12 monthly periods (based on a forward LIBOR curve for one-month LIBOR) as set forth on Bloomberg page “Interest Rate Curves” displaying the forward analysis of U.S. Dollar Swaps (30/360/S/A) curves [date/set] (the “Bloomberg Page”), adjusted for a one-month tenor on such the date of calculation. If such Bloomberg Page ceases to be published, Purchaser shall select a substitute reference page that is reasonably acceptable to Seller.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(e) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(e) of this Agreement.

“Eligible Assets” shall mean, individually or collectively as the context may require, (a) the commercial mortgage loans (or participations, A notes or B notes therein) approved by Purchaser in its sole and absolute discretion on or prior to the Closing Date, which commercial mortgage loans (or participations, A notes or B notes therein) are set forth on Schedule II hereto, each as subject to the exceptions to the representations and warranties relating to the Purchased Asset set forth on Exhibit X hereto that were delivered to Purchaser prior to the Closing Date, (b) the commercial mortgage loans (or participations, A notes or B notes therein) approved by Purchaser in its sole and absolute discretion on or prior to the A&R Closing Date, which commercial mortgage loans (or participations, A notes or B notes therein) are set forth on Schedule IIA hereto, each as subject to the exceptions to the representations and warranties relating to the Purchased Asset set forth on Exhibit X hereto that were delivered to Purchaser prior to the A&R Closing Date, (c) the Additional Eligible Assets and/or (d) the Substitute Eligible Assets.

“Enforcement Action” shall mean, with respect to any Purchased Asset, any (i) judicial or non-judicial foreclosure proceeding, the exercise of any power of sale, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against the related Mortgaged Property, Mortgagor or applicable guarantor including, without limitation, the taking of possession or control of the Mortgaged Property, (ii) acceleration of, or action taken in order to collect, all or any indebtedness secured by the related Mortgaged Property (other than giving of notices of default and statements of overdue amounts) or (iii) exercise of any right or remedy available to Seller under the related Purchased Asset Documents, at law, in equity or otherwise with respect to related Mortgagor, guarantor and/or the Mortgaged Property, in each case unless approved or deemed approved by Purchaser.

“Enhanced Amortization Payment” shall mean, for each Purchased Asset on its applicable Repurchase Date, an amount equal to the product of (i) 40% multiplied by (ii) the excess of (a) the unpaid principal balance of such Purchased Asset pursuant to the related Purchased Asset Documents over (b) the Adjusted Purchase Price for such Purchased Asset.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or its effect on, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C.

§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Internal Revenue Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Internal Revenue Code, described in Article 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a) of this Agreement.

“Facility Amount” shall mean $68,000,000.00.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Filings” shall have the meaning specified in Article 6(b) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Full Term Yield Target” shall mean $9,206,896.55.

“Future Advance Assets” shall mean those Eligible Assets with respect to which Seller has any future advance obligations under the Purchase Asset Documents.

“Future Advances” shall mean those certain future advance obligations of Seller under the Purchased Asset Documents.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenue” shall mean, for each Purchased Asset for the relevant period, all revenue actually received by or on behalf of the related Mortgagor from or with respect to the Mortgaged Property for which the calculation of Gross Revenue is being made for the relevant period, including, but not limited to, the sum of (A) payments from tenants and other occupants in connection with leases of any portion of the related Mortgaged Property or from the operation of the related Mortgaged Property, including, without limitation, garage or parking fees and payments received from insurance on account of business or rental interruption and condemnation proceeds from any temporary use or occupancy, but in each case only to the extent attributable to such period, and (B) interest on Net Cash Flow, if any. Gross Revenue shall not include: (i) proceeds from any condemnation of any part or all of the related Mortgaged Property (except for temporary use or occupancy); (ii) proceeds on account of a casualty to the related Mortgaged Property (other than payments from insurance on account of business or rental interruption); (iii) other insurance proceeds (other than in compensation of lost rent or its equivalent) to the extent applied to repair or restoration of the related Mortgaged Property; (iv) security deposits paid under leases of all or a part of the related Mortgaged Property, unless and until applied by Mortgagor in accordance with the terms of such leases; (v) income from tenants that is paid by Mortgagor to utility companies, taxing authorities or others on a pass-through basis to the extent such pass-throughs are not included within Operating Expenditures; or (vi) similar items or transactions the proceeds of which, under GAAP, are deemed attributable to capital and are not in the nature of rent or compensation therefor.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be further amended, modified and/or restated from time to time.

“Guarantor” shall mean NewStar Financial, Inc.

“Income” shall mean, with respect to any Purchased Asset at any time, (x) any collections of principal, interest, dividends, receipts or other distributions or collections and (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases; provided, that, Indebtedness shall not include any borrowings by the Guarantor or its Subsidiaries from the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Independent Manager” shall mean shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of Seller, equity owners of Seller or Guarantor or any Affiliate of Seller or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Seller or Guarantor, equity owners of Seller or Guarantor or any Affiliate of Seller or Guarantor; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Seller, equity owners of Borrower Seller or Guarantor or any Affiliate of Seller or Guarantor; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Borrower, equity owners of Seller or Guarantor or any Affiliate of Seller or Guarantor and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company or National Registered Agents, Inc. or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being

(or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Seller or Guarantor (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Initial Purchase Price Percentage” shall mean 47.8%, which is the percentage obtained by dividing (i) the aggregate Purchase Prices for all Purchased Assets hereunder on the A&R Closing Date by (ii) the aggregate Assigned Values for all Purchased Assets hereunder on the A&R Closing Date.

“Interim Servicing Agreement” shall have the meaning specified in the Recitals.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Joinder to Concentration Account Agreement” shall mean that certain Joinder in Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of the Closing Date, executed by Purchaser.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than U.S. $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“LTV” shall mean, with respect to any Additional Eligible Asset or Substitute Eligible Asset, the ratio of the outstanding principal balance of such Additional Eligible Asset or Substitute Eligible Asset, as applicable, pursuant to the related Purchased Asset Documents over the Market Value of such Additional Eligible Asset or Substitute Eligible Asset.

“Major Decision” shall mean, for any Purchased Asset, any modification, waiver or amendment of such Purchased Asset or any other action which, after the Applicable Closing Date:

(i) increases or decreases the outstanding principal balance of such Purchased Asset other than with respect to a principal payment or Future Advances;

(ii) modifies the regularly scheduled payments of principal and non contingent interest of the Purchased Asset (except for such modifications expressly contemplated by the Purchased Asset Documents);

(iii) changes the frequency of scheduled payments of principal and interest in respect of a Purchased Asset;

(iv) changes the fully-extended maturity date of the Purchased Asset;

(v) subordinates the lien priority of the Purchased Asset or the payment priority of the Purchased Asset other than subordinations expressly required under the then existing terms and conditions of the related Purchased Asset Document;

(vi) releases any collateral for the Purchased Asset other than releases expressly required under the then existing terms and conditions of the related Purchased Asset Documents;

(vii) waives, amends or modifies any cash management or reserve account requirements of the Purchased Asset other than changes expressly required under the then existing terms and conditions of the related Purchased Asset Documents;

(viii) waives, amends or modifies any due on sale or due on encumbrance provisions of the Purchased Asset;

(ix) approves a Material Tenant (to the extent approved thereof is required under the terms of the Purchased Asset Documents);

(x) releases the related Mortgagor or applicable guarantor from any obligations under the related Purchased Asset Documents (other than in connection with a payment in full of the underlying obligations thereunder), or otherwise waives enforcement of such obligations;

(xi) grants a forbearance with respect to enforcing the material terms and conditions of the Purchased Asset Documents or otherwise exercising remedies;

(xii) results in an Enforcement Action not approved or deemed approved by Purchaser against the Mortgagor or applicable guarantor; or

(xiii) causes an Act of Insolvency with respect to the Mortgagor or applicable guarantor.

“Make-Whole Amount” shall have the meaning specified in Article 3(n).

“Margin Cushion Percentage” shall mean 115%.

“Margin Deficit” shall have the meaning specified in Article 4(b).

“Margin Deficit Cure Amount” shall mean, as of any date of determination, an amount necessary to cause the Margin Percentage to be less than the Margin Cushion Percentage, as calculated by Purchaser in its sole and absolute discretion.

“Margin Notice Deadline” shall mean 4:00 p.m. New York time.

“Margin Percentage” shall mean, as of any date of determination, the ratio of (i) the Purchase Price Percentage on such date of determination over (ii) the Initial Purchase Price Percentage.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date based primarily on a New Appraisal with such adjustments as may be determined to be appropriate by Purchaser in its sole and absolute discretion.

“Material Adverse Effect” shall mean (i) with respect to a Purchased Asset, a material adverse affect on (a) the value, Net Operating Income, use or enjoyment of the related Mortgaged Property or the operations thereof or (b) the ability of the related Mortgagor or related guarantor (for the Purchased Asset) to perform their respective obligations under the related Purchased Asset Documents, and (ii) with respect to Seller, Servicer and Guarantor, a material adverse effect on (a) the property, business, operations or financial condition of Seller, Servicer or Guarantor, (b) the ability of Seller, Servicer or Guarantor to perform its obligations in all material respects under any of the Transaction Documents, (c) the validity or enforceability (in any material respect) of any of the Transaction Documents, or (d) the material rights and remedies of Purchaser under any of the Transaction Documents.

“Material Casualty/Condemnation Event” shall mean, with respect to any Purchased Asset, any casualty or condemnation of the related Mortgaged Property in which the “lender” or Administrative Agent, as applicable, under such related Purchased Asset Documents is not required to apply any casualty or condemnation proceeds or awards, as applicable, towards a restoration of the related Mortgage Property in accordance with the related Purchased Asset Documents.

“Material Tenant” shall mean a tenant occupying more than the greater of (x) 10,000 square feet or (y) ten percent (10%) of the total square feet for the related Mortgaged Property.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean June 7, 2017.

“Measurement Date” shall have the meaning assigned thereto in Article 4(d).

“Minimum Amortization Amount” shall have the meaning specified in Article 4(d) of this Agreement.

“Minimum Amortization Payment” shall have the meaning specified in Article 4(d) of this Agreement.

“Minimum Tangible Net Worth Amount” shall have the meaning set forth in the Guarantee Agreement.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, for each Purchased Asset, the underlying real property (and improvements thereon) and other collateral securing such Purchased Asset pursuant to the related Purchased Asset Documents.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow or Net Operating Income” shall mean, for each Purchased Asset, Gross Revenue for the related Mortgaged Property on a trailing twelve (12) month basis minus Operating Expenditures for the related Mortgaged Property for such same period, each as reported by the related Mortgagor pursuant to the related Purchased Asset Documents.

“New Appraisal” shall mean, for any Purchased Asset, an appraisal prepared by (i) the same appraiser that performed an appraisal on such Purchased Asset for Purchaser prior to the Applicable Closing Date or (ii) if such appraiser is no longer actively engaged in the business of appraising commercial real estate of similar size, quality and condition as the related Mortgaged Property or is otherwise no longer a reputable appraiser, in each case as determined by Purchaser in its sole and absolute discretion, an appraiser acceptable to Seller and Purchaser; provided, that if Seller and Purchaser fail to agree in good faith on such appraiser, Purchaser shall select such appraiser in its sole and absolute discretion.

“Non-Paid Down Purchased Asset” shall have the meaning set forth in Article 5(c)(v).

“Operating Expenditures” shall mean, for each Purchased Asset for the relevant period, all ordinary and necessary operating expenditures of the operation of the related Mortgaged Property for which the calculation of Operating Expenditures is being made, actually paid by or on behalf of the related Mortgagor and approved in advance by the “lender” under the related Purchased Asset Documents, including, without limitation, (i) payments made to escrows under the related Purchased Asset Documents, (ii) ordinary and customary management fees, utility expenses, real estate taxes and other costs of operation as designated in any approved budget under the related Purchased Asset Documents (but excluding (x) debt service under the related Purchased Assets, (y) tenant improvements and leasing commissions and (z) any expenditure not involving a cash expenditure, such as depreciation), (iii) expenditures which would be considered capital in nature under GAAP, and (iv) any expenditures not permitted under the related Purchased Asset Documents.

“Original Account Control Agreement” shall have the meaning specified in the Recitals.

“Original Custodial Agreement” shall have the meaning specified in the Recitals.

“Original Interim Servicing Agreement” shall have the meaning specified in the Recitals.

“Original Repurchase Agreement” shall have the meaning specified in the Recitals.

“Original Transaction Documents” shall have the meaning specified in the Recitals.

“Paid Down Purchased Asset” shall have the meaning set forth in Article 5(c)(iv).

“Participant” shall have the meaning specified in Article 18 of this Agreement.

“Percentage Interest” shall mean, with respect to any Purchased Asset, the ratio of (i) the Adjusted Purchase Price for such Purchased Asset over (ii) the aggregate Adjusted Purchase Prices for all Purchased Assets.

“Permitted Holder” shall mean (i) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (ii) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Articles 3(g) and (h) of this Agreement) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Applicable Closing Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Prohibited Refinancing” shall mean, with respect to any Purchased Asset which is the subject of a repurchase prior to the Repurchase Date pursuant to Article 3(e) of the Agreement, any repurchase facility, warehouse facility, credit facility or any other financing in favor of Guarantor or any of its Subsidiaries or Affiliates for which such Purchased Asset is pledged as collateral.

“Prohibited Transferee” shall mean, only so long as no Event of Default has occurred and is continuing, any (a) commercial finance company or commercial real estate finance company (including, without limitation, GE Capital, Golub, Madison Capital, NXT Capital, CapitalSource, Wrightwood Capital, NorthStar Realty Finance, Mesa West Capital, Ladder Capital, Gramercy) or any other such company that at the time of any proposed assignment under Article 18 is deemed to be a direct competitor of Guarantor with respect to “middle market” corporate or real estate secured lending transactions, as determined by Guarantor in good faith, in the reasonable exercise of its judgment, provided that “Prohibited Transferee” shall not include any commercial bank, and (b) “vulture” fund or hedge fund investing in real estate secured loan assets (including, without limitation, Fortress, Citadel, Cerberus).

“Properties” shall have the meaning specified in Article 9(b)(xxvi)(A) of this Agreement.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by the Seller to Purchaser on the Applicable Closing Date, the amount set forth on the related Confirmation, as established by Purchaser in its sole and absolute discretion. The Purchase Price for each Purchased Asset purchased on the Closing Date is set forth on Schedule II hereto and in the related Confirmation. The Purchase Price for each Purchased Asset purchased on the A&R Closing Date is set forth on Schedule IIA hereto and in the related Confirmation.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the Adjusted Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Applicable Closing Date for such Purchased Asset (or, in the case of an Additional Eligible Asset or Substitute Eligible Asset, the Additional Eligible Asset Date or the Substitution Date, as applicable) and ending on (but excluding) the date of determination (reduced by any amount of such Purchase Price Differential previously paid by the Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price Percentage” shall mean, as of any date of determination, the percentage obtained by dividing (i) the aggregate Adjusted Purchase Prices for all Purchased Assets hereunder on such date of determination by (ii) the aggregate Assigned Values for all Purchased Assets hereunder on such date of determination.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by, or the Additional Eligible Asset or Substitute Eligible Asset transferred by, Seller to Purchaser in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by, and/or any Substitute Eligible Asset or any Additional Eligible Asset transferred by, Seller to Purchaser. An Eligible Asset,Additional Eligible Asset or Substitute Eligible Asset that is repurchased by the Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents listed on Schedule V and Schedule VA hereto for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information reasonably required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Purchaser waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset or substitution of a Substitute Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the Applicable Closing Date or, as applicable, the Additional Eligible Asset Date or Substitution Date), such document shall not be a required component of the Purchased Asset File until such time as Purchaser determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Servicer Report” shall mean a report for each Purchased Asset delivered by Seller as required under Article 11(i)(iv), a form of which is attached hereto as Exhibit IX.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i) the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii) the Additional Purchased Items, if any;

(iii) the Purchased Asset Documents, Servicing Rights, Servicing Agreements, Servicing Records, Administrative Agent Rights, mortgage guaranties and insurance (issued by a Governmental Authority or otherwise) and claims, payments and proceeds thereunder, insurance policies and certificates of insurance relating to the Purchased Assets and claims, payments and proceeds thereof, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iv) all Income in respect of the Purchased Assets;

(v) all related forward trades and takeout commitments placed on the Purchased Assets;

(vi) all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;.

(vii) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(viii) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning set forth in the introductory paragraph hereto.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if Purchaser shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Purchaser, in its sole and absolute discretion, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Release Letter” shall mean a letter substantially in the form of Exhibit VI hereto (or such other form as may be acceptable to Purchaser).

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) the Termination Date, (ii) the Maturity Date, (iii) the Accelerated Repurchase Date, (iv) the Early Repurchase Date or (v) the Document Rep Breach Repurchase Date.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to the Seller; such price will be determined in each case as the sum of the (i) Adjusted Purchase Price of such Purchased Asset; (ii) accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of the date of such determination; (iii) the Enhanced Amortization Payment for such Purchased Asset as of the date of such determination; (iv) all accrued and unpaid costs, expenses and other amounts (including, without limitation, Breakage Costs, if any, due an payable on such Purchased Asset pursuant to Article 3(l) hereof) due and payable with respect to such Purchased Asset under any Transaction Document; and (v) any other amounts (including, without limitation, Make-Whole Amounts) due and payable by Seller to Purchaser and its

Affiliates pursuant to the terms of this Agreement or any other Transaction Document as of such date. Notwithstanding the foregoing, (i) no Enhanced Amortization Payment shall be due and payable in the event that Seller is repurchasing all Purchased Assets simultaneously and (ii) in no event shall the Repurchase Price for a Purchased Asset exceed the sum of (a) the aggregate Adjusted Purchase Prices for all Purchased Assets then subject to this Agreement, (b) accrued and unpaid Purchase Price Differential for all Purchased Assets as of such date of determination and (c) all other amounts due and payable to Purchaser or its Affiliates under any Transaction Document.

The Repurchase Price paid by Seller to Purchaser for each Purchased Asset will be applied by Purchaser on the applicable Repurchase Date as follows:

(i) first, to accrued and unpaid Purchase Price Differential as of such Repurchase Date;

(ii) second, to reduce the Adjusted Purchase Price of such Purchased Asset to zero;

(iii) third, to all accrued and unpaid costs, expenses and other amounts including Breakage Costs, if any, due an payable on such Purchased Asset pursuant to Article 3(l) hereof) due and payable on such Purchased Asset under any Transaction Document;

(iv) fourth, to any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of this Agreement or any other Transaction Document as of such date; and

(v) fifth, to Purchaser, the remainder to reduce each other Purchased Asset’s Adjusted Purchase Price, pro rata (based on its Percentage Interest).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any of the officers listed on Exhibit II hereto, as the same may be amended from time to time.

“SEC” shall have the meaning specified in Article 22(a) of this Agreement.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Seller Entities” shall have the meaning specified in Article 9(b)(xxv)(B) of this Agreement.

“Serviced Asset” shall have the meaning specified in Article 27(a) of this Agreement.

“Servicer” shall have the meaning specified in the Recitals.

“Servicing Agreements” shall have the meaning specified in Article 27(b) of this Agreement.

“Servicing Records” shall have the meaning specified in Article 27(b) of this Agreement.

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“SIPA” shall have the meaning specified in Article 22(a) of this Agreement.

“Structuring Fee” shall mean an up-front structuring fee in an amount equal to one hundred basis points (1.0%) multiplied by the Facility Amount, which fee was paid by Seller to Purchaser on the Closing Date in consideration for Purchaser’s entering into the Original Repurchase Agreement.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Substitute Eligible Assets” shall mean a commercial mortgage loan (or participation, A note or B note therein) approved by Purchaser in its sole and absolute discretion in accordance with Article 3(m) hereto and that otherwise satisfies the following criteria (as determined by Purchaser in its sole and absolute discretion):

(i) it is fully closed, fully disbursed (unless Future Advances are permitted thereunder) and performing;

(ii) it does not have an unexpired, fully extended term in excess of five (5) years;

(iii) it has a minimum debt yield of 9.00%, as calculated by dividing (x) the related Mortgaged Property’s most recent trailing twelve (12) months of Net Cash Flow by (y) its outstanding principal balance;

(iv) it has a DSCR of 1.25x; and

(v) it has an LTV of less than or equal to 75.00%.

“Substitute Transaction” shall have the meaning specified in Article 3(m) of this Agreement.

“Substitution Cut-off Date” shall have the meaning specified in Article 4(c)

“Substitution Date” shall have the meaning specified in Article 3(m) of this Agreement.

“Substitution Date Underwritten Net Cash Flow” shall mean, for each Substitute Eligible Asset that becomes a Purchased Asset hereunder, the “Underwritten Net Cash Flow” set forth in the related Confirmation for such Substitute Eligible Asset, as established by Purchaser in its sole and absolute discretion.

“Tangible Net Worth” shall mean, as to any Person as of any date of determination, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“Termination Date” means, with respect to any Transaction, three hundred sixty-four (364) days from the Applicable Closing Date; provided, that on each day during the term of this Agreement until June 7, 2016 so long as no Default or Event of Default has occurred and unless Seller provides written notice to Purchaser that it does not desire to extend the Termination Date hereunder, the Termination Date for each such Purchased Asset shall automatically be extended for one (1) day (and each such Transaction shall be deemed to be a new Transaction for a maximum term of three hundred sixty-four (364) days); provided, further, that in no event shall the Termination Date extend beyond the Maturity Date.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of a Person and its consolidated Subsidiaries during such period (including, without limitation, off-balance sheet Indebtedness), less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits or Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, the Interim Servicing Agreement, the Account Control Agreement, the Joinder to Concentration Account Agreement and all Confirmations and assignment documentation executed by Seller pursuant to this Agreement in connection with specific Transactions.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Purchaser confirming the Custodian’s possession of certain Purchased Asset Files held by Custodian in accordance with the Custodial Agreement for the benefit of Purchaser (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Purchaser in its sole and absolute discretion.

“UCC” shall have the meaning specified in Article 6(b) of this Agreement.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

FOR THE AVOIDANCE OF DOUBT, SELLER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT WHENEVER PURSUANT TO THIS AGREEMENT, PURCHASER MAY EXERCISE ANY RIGHT GIVEN TO IT TO TAKE ANY ACTION OR NOT TAKE ANY ACTION IN ITS SOLE AND ABSOLUTE DISCRETION, TO APPROVE OR DISAPPROVE IN ITS SOLE AND ABSOLUTE DISCRETION, TO CONSENT OR NOT CONSENT IN ITS SOLE AND ABSOLUTE DISCRETION, OR ANY ARRANGEMENT OR TERM IS TO BE SATISFACTORY OR ACCEPTABLE TO PURCHASER IN ITS SOLE AND ABSOLUTE DISCRETION, PURCHASER MAY TAKE OR NOT TAKE SUCH ACTION, APPROVE OR DISAPPROVE, CONSENT OR NOT CONSENT OR DECIDE WHETHER ARRANGEMENTS OR TERMS ARE SATISFACTORY OR ACCEPTABLE OR NOT SATISFACTORY OR ACCEPTABLE, IN EACH CASE IN ITS SOLE AND ABSOLUTE DISCRETION FOR ANY REASON OR FOR NO REASON, AND ANY SUCH DECISION SHALL BE FINAL AND CONCLUSIVE AND BINDING ON SELLER AND GUARANTOR. SELLER AND GUARANTOR FURTHER ACKNOWLEDGE AND AGREE THAT: (I) EACH OF SELLER AND GUARANTOR ARE SOPHISTICATED PARTIES; (II) THE FOREGOING SENTENCE WAS NEGOTIATED BY THE PARTIES HERETO (WITH THE ADVICE OF COUNSEL) ON AN ARM’S LENGTH BASIS IN GOOD FAITH; AND (III) THAT THE NEGOTIATED STANDARDS SET FORTH IN THE FOREGOING SENTENCE WERE A MATERIAL INDUCEMENT FOR PURCHASER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Purchaser’s agreement to enter into each Transaction on the A&R Closing Date is subject to the terms and conditions in this Agreement and to the satisfaction, immediately prior to or concurrently with the making of such Transactions, of the “Transaction Conditions Precedent” specified in Article 3(b) of this Agreement, each of which shall be satisfactory in form and substance to Purchaser and its counsel in their sole and absolute discretion. Purchaser’s agreement to enter into a Substitute Transaction on a Substitution Date is subject to the terms and conditions in this Agreement and to the satisfaction, immediately prior to on concurrently with the making of such Transaction, of the “Substitution Transaction Conditions Precedent” specified in Article 3(m) of this Agreement, each of which shall be satisfactory in form and substance to Purchaser and its counsel in their sole and absolute discretion. Purchaser’s agreement to enter into an Additional Transaction on the Additional Eligible Asset Date is subject to the terms and conditions in this Agreement and to the satisfaction, immediately prior to on concurrently with the making of such Transaction, of the “Additional Eligible Asset Transaction Conditions Precedent” specified in Article 3(o) of this Agreement, each of which shall be satisfactory in form and substance to Purchaser and its counsel in their sole and absolute discretion.

(b) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified below in this Article 3(b) or, as applicable, the “Substitution Transaction Conditions Precedent” specified below in Article 3(m) or the “Additional Eligible Asset Transaction Conditions Precedent” specified below in Article 3(o)), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller; provided, however, that the aggregate Purchase Price for all Transactions shall not exceed the Facility Amount. Upon written request by Seller and upon Purchaser agreeing to enter into the Transaction, provided each of the Transaction Conditions Precedent or, as applicable, the “Substitution Transaction Conditions Precedent” specified below in Article 3(m) or the Additional Eligible Asset Transaction Conditions Precedent specified below in Article 3(o) shall have been satisfied (or waived by Purchaser), Purchaser shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Assets, shall identify Purchaser and Seller, and shall set forth:

(i) the Purchase Price for such Purchased Asset,

(ii) the Assigned Value for such Purchased Asset,

(iii) the Termination Date for such Purchased Asset,

(iv) the A&R Closing Date Underwritten Net Cash Flow (or, if applicable, the Substitution Date Underwritten Net Cash Flow or Additional Eligible Asset Date Underwritten Net Cash Flow), and

(v) the initial Pricing Rate applicable to the Transaction (including the Applicable Spread).

For purposes of this Article 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied if:

(A) Purchaser shall have received this Agreement, duly completed and executed by each of the parties hereto (including all schedules, annexes and exhibits hereto);

(B) Purchaser shall have received a Custodial Agreement, duly executed and delivered by each of the parties thereto (including all schedules, annexes and exhibits hereto);

(C) Purchaser shall have received the Acknowledgement of Account Control Agreement, duly completed and executed by each of the parties thereto (including all schedules, annexes and exhibits hereto);

(D) [Intentionally omitted];

(E) [Intentionally omitted];

(F) Purchaser shall have received an Interim Servicing Agreement, duly completed and executed by each of the parties thereto (including all schedules, annexes and exhibits hereto);

(G) [Intentionally omitted];

(H) Purchaser shall have received a UCC financing statement for filing with the Secretary of State for the State of Delaware, naming the Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Purchaser to perfect the security interests granted by Seller in favor of Purchaser under this Agreement or any other Transaction Document;

(I) Purchaser shall have received limited powers of attorney in the forms attached hereto as Exhibit IV and Exhibit XI, duly completed and executed by each of the parties thereto, with respect to each Purchased Asset;

(J) Purchaser shall have received an opinion of outside counsel to Seller and Guarantor acceptable to Purchaser (including, but not limited to, those relating to enforceability, corporate and UCC matters) in its sole and absolute discretion;

(K) Purchaser shall have received good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller, Servicer and Guarantor and of all corporate or other authority for Seller, Servicer and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller, Servicer and Guarantor from time to time in connection herewith;

(L) [Intentionally omitted];

(M) Purchaser shall have received copies of notices for each Purchased Asset (each, a “Borrower Notice”) in form and substance satisfactory to Purchaser in its sole and absolute discretion, to be sent to the related Mortgagor and other obligors under such Purchased Asset, informing such Mortgagor of this Agreement and the Transactions contemplated hereunder and under the other Transaction Documents with respect to such Purchased Asset;

(N) Purchaser shall have received payment from Seller of an amount equal to all actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel to Purchaser and reasonable costs and expenses associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction) incurred by Purchaser in connection with the development, preparation and execution of this Agreement, the other Transaction Documents, each Confirmation and any other documents prepared in connection herewith or therewith;

(O) no Default or Event of Default (in each case, other than with respect to Purchaser) under this Agreement shall have occurred and be continuing, and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(P) for each Purchased Asset, Seller shall have delivered to Purchaser a list of all exceptions to the representations and warranties relating to the Purchased Asset set forth on Exhibit V hereto, and Purchaser shall have waived all such exceptions;

(Q) the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects;

(R) Purchaser shall have received from Custodian an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated as of the A&R Closing Date, duly completed and with exceptions acceptable to Purchaser in its sole and absolute discretion in respect of Eligible Assets to be purchased hereunder;

(S) Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to the Purchased Assets;

(T) Purchaser shall have received copies of any and all consents and waivers applicable to Seller or to the Purchased Assets; and

(U) Purchaser shall have received all such other and further documents, documentation and legal opinions as Purchaser in its sole and absolute discretion shall reasonably require and which are customary in similar transactions.

(c) Upon the satisfaction of all conditions set forth in Articles 3(a) and 3(b), each Eligible Asset set forth on Schedule IIA shall be transferred to Purchaser or the Custodian against the transfer of the Purchase Price to an account of the Seller. With respect to each Transaction entered into on the A&R Closing Date, the Pricing Rate shall be determined initially on the A&R Closing Date, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. On the Closing Date, each Eligible Asset set forth on Schedule II was transferred to Purchaser or the Custodian against the transfer of the Purchase Price to an account of the Seller. With respect to each Transaction entered into on the Closing Date, the Pricing Rate was determined initially on the Closing Date and has been and shall continue to be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Purchaser or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, this Agreement shall prevail.

(e) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than five (5) Business Days (or, in the event the Seller is exercising its rights pursuant to Section 2.03(d) of the Interim Servicing Agreement, one (1) Business Day) prior to such Early Repurchase Date;

(ii) no payment Default or Event of Default (in each case, other than with respect to Purchaser) under this Agreement shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(e)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii) on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the sum of the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement (including, without limitation, Article 3(l) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of such Purchased Assets;

(iv) if Seller is repurchasing all Purchased Assets on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Make-Whole Amount; and

(v) if, on or prior to the two (2) year anniversary of the Applicable Closing Date for a Purchased Asset, Seller terminates a Transaction and repurchases such Purchased Asset prior to the Repurchase Date pursuant to, and in accordance with, this Article 3(e), then Seller shall be prohibited from entering into any Prohibited Refinancing with respect to such Purchased Asset with any Person other than Purchaser for a period of ninety (90) days after the related Early Repurchase Date; provided, however, that this clause (v) shall not apply to any Purchased Asset repurchased pursuant to a substitution in accordance with Article 3(m) hereof or the repurchase of a Purchased Asset pursuant to this Article 3(e) in order to cure a Margin Deficit or to prevent the continuation of a deadlock with respect to a Major Decision with respect to such Purchased Asset.

(f) On the Repurchase Date (including any Early Repurchase Date or Accelerated Repurchase Date) for any Transaction, termination of the Transaction will be effected by transfer to the Seller of the Purchased Assets being repurchased and any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Purchaser. Promptly following such Repurchase Date, Purchaser shall deliver to Seller such UCC termination statements and other release documents and take any other actions as may be necessary to release its security interest in such Purchased Asset.

(g) If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Purchaser (as determined and certified by Purchaser) of making or maintaining Transactions during such Pricing Rate Period (such determinations to be made in the same manner as for all of Purchaser’s other repurchase customers), Purchaser shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Purchaser, shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to enter into or maintain Transactions as contemplated by the Transaction Documents, the determination of such unlawfulness to be made in the same manner as for all of Purchaser’s other repurchase customers, (a) the commitment of Purchaser hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, the Seller shall pay to Purchaser such amounts, if any, as may be required pursuant to Article 3(l) of this Agreement.

(i) Upon demand by Purchaser, Seller shall indemnify Purchaser and hold Purchaser harmless from any loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Purchaser may sustain or incur as a consequence of (i) default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, (iii) a default by Seller in selling Eligible Assets after Seller has notified Purchaser of a proposed Transaction and Purchaser has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Purchaser’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Purchaser entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefore, together with reasonable supporting documentation, shall be submitted promptly by Purchaser to Seller and shall be prima facie evidence of the information set forth therein.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(i) shall subject Purchaser to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Purchaser in respect thereof (except for income taxes and any changes in the rate of tax on Purchaser’s overall net income);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of LIBOR hereunder; or

(iii) shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(k) If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l) If Seller repurchases any Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Purchaser and hold Purchaser harmless from any actual losses, costs and/or expenses which Purchaser sustains as a direct consequence of terminating any LIBOR contracts Purchaser entered into in relation to such Purchased Assets (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Purchaser shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(l) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(m) Seller shall be permitted to substitute a Substitute Eligible Asset for a Purchased Asset (a “Substitute Transaction”) if, and only if, (i) such substitution is approved by Purchaser in its sole and absolute discretion and (ii) (a) such substitution is necessary to cure a Margin Deficit for such Purchased Asset or (b) such substitution is necessary to prevent a deadlock from continuing with respect to a Major Decision for such Purchased Asset in accordance with Section 2.03(d) of the Interim Servicing Agreement. Unless otherwise approved by Purchaser, Seller shall provide Purchaser with a written request to substitute a Substitute Eligible Asset for a Purchased Asset at least thirty (30) days prior to the proposed date of substitution or such shorter commercially reasonable time period as is necessary to prevent or cure an Event of Default (the “Substitution Date”). Seller agrees to cooperate with Purchaser and any third party underwriter in connection with Purchaser’s underwriting and due diligence process for such proposed Substitute Eligible Asset, including, without limitation, providing Purchaser and such third-party underwriter will the following materials relating to such Substitute Eligible Asset: (i) appraisals; (ii) environmental reports, (iii) engineering reports; (iv) any other third-party reports; (v) a summary memorandum outlining the proposed Substitute Eligible Asset including the benefits and all material underwriting risks and issues and other material information; (vi) rent rolls, historical cash flows and cash flow proforma(s) for such proposed Substitute Eligible Asset; (vii) a description of and financial information relating to the underlying borrower/obligor and sponsor; (viii) copies of the underlying loan documents for the Mortgage Loan; (ix) exceptions to representations and warranties set forth in the Facility Documents; and (x) such other documentation as Purchaser or such third-party underwriter may reasonably request. Seller agrees that Seller shall reimburse Purchaser for any and all reasonable attorneys’ fees, costs and expenses incurred by Purchaser in connection with its underwriting and due diligence performed under this Article 3(m), which amounts shall be paid by Seller to Purchaser within ten (10) Business Days after receipt of an invoice therefore. In the event that Purchaser approves the substitution of a Substitute Eligible Asset for a Purchased Asset, such Transaction shall be evidenced by a Confirmation in accordance with Article 3(b) hereof and, provided the Substitution Transaction Conditions Precedents (as defined below) are satisfied, such Substitute Eligible Asset shall constitute a Purchased Asset hereunder.

Purchaser’s agreement to enter into a Transaction on a Substitution Date is subject to the terms and conditions in this Agreement and to the satisfaction, immediately prior to or concurrently with the making of such Transactions, of the Substitution Transaction Conditions Precedent, each of which shall be satisfactory in form and substance to Purchaser and its counsel in their sole and absolute discretion. In the event that Purchaser approves a substitution of a Substitute Eligible Asset for a Purchased Asset pursuant to sub-clause (ii)(d) of the first sentence of the immediately preceding paragraph, and provided the Substitution Transaction Conditions Precedents are satisfied, such Substitute Eligible Asset shall be transferred to Purchaser or the Custodian against the transfer of the applicable Purchase Price.

For purposes of this Article 3(m), the “Substitution Transaction Conditions Precedent” shall be deemed to have been satisfied if:

(A) no Default or Event of Default that will not be cured by such Substitute Transaction (in each case, other than with respect to Purchaser) under this Agreement shall have occurred and be continuing as of such Substitution Date, and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(B) Purchaser shall have completed its due diligence review of the related Purchased Asset File for such Substitute Eligible Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Substitute Eligible Asset as Purchaser in its sole discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion and Purchaser has consented in writing to the Substitute Eligible Asset becoming a Purchased Asset;

(C) Purchaser shall have obtained internal credit approval, to be granted or denied in Purchaser’s sole and absolute discretion, for the inclusion of such Substitute Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Purchaser or any Affiliate of Purchaser, and with the understanding that Purchaser shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(D) Purchaser shall have received a UCC financing statement for filing with the Secretary of State for the State of Delaware, naming the Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” the Substitute Eligible Asset and the related Purchased Items, together with any other documents necessary or requested by Purchaser to perfect the security interests granted by Seller in favor of Purchaser under this Agreement or any other Transaction Document;

(E) Purchaser shall have received limited powers of attorney in the forms attached hereto as Exhibit IV and Exhibit XI, duly completed and executed by each of the parties thereto, with respect to each Substitute Eligible Asset;

(F) Purchaser shall have received payment from Seller of an amount equal to all actual costs and expenses (including, without limitation, the reasonable fees and expenses of counsel to Purchaser and costs and expenses associated with due diligence, underwriting, recording or other administrative expenses necessary or incidental to the execution of the Transaction for such Substitute Eligible Asset) incurred by Purchaser in connection with approving the Substitute Eligible Asset as a Purchased Asset and the development, preparation and execution of the Confirmation and any other documents prepared in connection herewith or therewith;

(G) for each Substitute Eligible Asset, Seller shall have delivered to Purchaser a list of all exceptions to the representations and warranties relating to such Substitute Eligible Asset set forth on Exhibit V hereto, and Purchaser shall have agreed in writing to waive all such exceptions in its sole and absolute discretion;

(H) the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Substitution Date;

(I) Purchaser shall have received copies of the related Borrower Notice in form and substance satisfactory to Purchaser in its sole and absolute discretion, to be sent to the related Mortgagor and other obligors under such Substitute Eligible Asset, informing such Mortgagor of this Agreement and the Transactions contemplated hereunder and under the other Transaction Documents with respect to such Substitute Eligible Asset.

(J) Purchaser shall have received from Custodian on the Substitution Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to such Substitute Purchased Asset, dated the Substitution Date, duly completed and with exceptions acceptable to Purchaser in its sole and absolute discretion in respect of such Substitute Eligible Asset to be purchased hereunder;

(K) Seller shall have taken such other action as Purchaser shall have requested in its sole and absolute discretion in order to transfer the Substitute Eligible Asset pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Substitute Eligible Asset;

(L) Purchaser shall have received copies of any and all consents and waivers applicable to Seller or to the Substitute Eligible Asset; and

(M) Purchaser shall have received all such other and further documents, documentation and legal opinions as Purchaser in its sole and absolute discretion shall reasonably require.

With respect to each Transaction entered into in connection with a Substitute Eligible Asset, the Pricing Rate applicable thereto shall be determined initially on the date of substitution hereunder, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Purchaser or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

(n) Purchaser shall earn a minimum yield under this Agreement (based solely on the portion of the Purchase Price Differential that represents the Applicable Spread accruing hereunder) at least equal to the Full Term Yield Target. In the event that Seller repays the aggregate Adjusted Purchase Prices for all Purchased Assets prior to Purchaser earning the Full Term Yield Target, Seller shall pay to Purchaser the following amount (the “Make-Whole Amount”) necessary to cause Purchaser to earn the Full Term Yield Target:

(i) except as provided below in sub-clause (ii) below, an amount equal to (A) the Full Term Yield Target less (B) the portion of the aggregate Purchase Price Differential representing Applicable Spread that has accrued and has been paid by Seller in accordance with the Agreement; or

(ii) in connection with a repayment in full of the aggregate Adjusted Purchase Prices for all Purchased Assets resulting from a Change of Control that occurs within the first twenty-four (24) months following the Closing Date, an amount equal to (A) if the repayment in full occurs within the first twelve (12) months following the Closing Date, the product of (1) 2.00% multiplied by (2) the then aggregate Repurchase Prices for all Purchased Assets, (B) if the repayment in full occurs during the next twelve (12) months, the product of (1) 1.00% multiplied by (2) the then aggregate Repurchase Prices for all Purchased Assets or (C) if the repayment in full occurs after twenty-four (24) months, $0.

(o) Seller shall be permitted to propose to enter into a single new Transaction (an “Additional Transaction”) with Purchaser to add a new Additional Eligible Purchased Asset as a Purchased Asset hereunder if, and only if, (i) such Additional Transaction is approved by Purchaser in its sole and absolute discretion, (ii) such Additional Transaction is requested by Seller on or prior to the October 31, 2013, (iii) all conditions precedent to such Additional Transaction have occurred and such Additional Transaction has been consummated on or prior to the December 20, 2013, (iv) the Purchase Price with respect to such Additional Eligible Asset is equal to or less than Fifteen Million and No/100 Dollars ($15,000,000.00), and (v) such new asset satisfies the definition of Additional Eligible Asset. Unless otherwise approved by Purchaser, Seller shall provide Purchaser with a written request to enter into an Additional Transaction not less than twenty (20) days prior to the proposed date of such Additional Transaction (the “Additional Eligible Asset Date”). Seller agrees to cooperate with Purchaser and any third party underwriter in connection with Purchaser’s underwriting and due diligence process for such proposed Additional Eligible Asset, including, without limitation, providing Purchaser and such third-party underwriter with the following materials relating to such Additional Eligible Asset: (i) appraisal; (ii) environmental reports, (iii) engineering reports; (iv) any other third-party reports; (v) a summary memorandum outlining the proposed Additional Eligible Asset including the benefits and all material underwriting risks and issues and other material information; (vi) rent rolls, historical cash flows and cash flow proforma(s) for such proposed Additional Eligible Asset; (vii) a description of and financial information relating to the underlying borrower/obligor and sponsor; (viii) copies of the underlying loan documents for the Mortgage Loan; (ix) exceptions to representations and warranties set forth in the Facility Documents; and (x) such other documentation as Purchaser or such third-party underwriter may reasonably request. Seller agrees that Seller shall reimburse Purchaser for any and all reasonable attorneys’ fees, costs and expenses incurred by Purchaser in connection with its underwriting and due diligence performed under this Article 3(o), which amounts shall be paid by Seller to Purchaser within ten (10) Business Days after receipt of an invoice therefore. In the event that Purchaser approves an Additional Transaction, such Additional Transaction shall be evidenced by a Confirmation in accordance with Article 3(b) hereof and, provided the Additional Eligible Asset Transaction Conditions Precedent (as defined below) are satisfied, such Additional Eligible Asset shall constitute a Purchased Asset hereunder.

Purchaser’s agreement to enter into an Additional Transaction on the Additional Eligible Asset Date is subject to the terms and conditions in this Agreement and to the satisfaction, immediately prior to or concurrently with the making of such Additional Transaction, of the Additional Eligible Asset Transaction Conditions Precedent, each of which shall be satisfactory in form and substance to Purchaser and its counsel in their sole and absolute discretion. In the event that Purchaser approves an Additional Transaction and provided the Additional Eligible Asset Transaction Conditions Precedents are satisfied, such Additional Eligible Asset shall be transferred to Purchaser or the Custodian against the transfer of the applicable Purchase Price.

For purposes of this Article 3(o), the “Additional Eligible Asset Transaction Conditions Precedent” shall be deemed to have been satisfied if:

(i) no Default or Event of Default (other than with respect to Purchaser) under this Agreement shall have occurred and be continuing as of such Additional Eligible Asset Date, and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(ii) Purchaser shall have completed its due diligence review of the related Purchased Asset File for such Additional Eligible Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Additional Eligible Asset as Purchaser in its sole discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion and Purchaser has consented in writing to the Additional Eligible Asset becoming a Purchased Asset;

(iii) Purchaser shall have obtained internal credit approval, to be granted or denied in Purchaser’s sole and absolute discretion, for such Additional Transaction, without regard for any prior credit decisions by Purchaser or any Affiliate of Purchaser, and with the understanding that Purchaser shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(iv) Purchaser shall have received a UCC financing statement for filing with the Secretary of State for the State of Delaware, naming the Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” the Additional Eligible Asset and the related Purchased Items, together with any other documents necessary or requested by Purchaser to perfect the security interests granted by Seller in favor of Purchaser under this Agreement or any other Transaction Document;

(v) Purchaser shall have received limited powers of attorney in the forms attached hereto as Exhibit IV and Exhibit XI, duly completed and executed by each of the parties thereto, with respect to the Additional Eligible Asset;

(vi) Purchaser shall have received payment from Seller of an amount equal to all actual costs and expenses (including, without limitation, the reasonable fees and expenses of counsel to Purchaser and costs and expenses associated with due diligence, underwriting, recording or other administrative expenses necessary or incidental to the execution of the Transaction for such Additional Eligible Asset) incurred by Purchaser in connection with approving the Additional Eligible Asset as a Purchased Asset and the development, preparation and execution of the Confirmation and any other documents prepared in connection herewith or therewith;

(vii) for such Additional Eligible Asset, Seller shall have delivered to Purchaser a list of all exceptions to the representations and warranties relating to such Additional Eligible Asset set forth on Exhibit V hereto, and Purchaser shall have agreed in writing to waive all such exceptions in its sole and absolute discretion;

(viii) the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Additional Eligible Asset Date;

(ix) Purchaser shall have received copies of the related Borrower Notice in form and substance satisfactory to Purchaser in its sole and absolute discretion, to be sent to the related Mortgagor and other obligors under such Additional Eligible Asset, informing such Mortgagor of this Agreement and the Transactions contemplated hereunder and under the other Transaction Documents with respect to such Additional Eligible Asset;

(x) Purchaser shall have received from Custodian on the Additional Eligible Asset Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to such Additional Purchased Asset, dated the Additional Eligible Asset Date, duly completed and with exceptions acceptable to Purchaser in its sole and absolute discretion in respect of such Additional Eligible Asset to be purchased hereunder;

(xi) Seller shall have taken such other action as Purchaser shall have requested in its sole and absolute discretion in order to transfer the Additional Eligible Asset pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Additional Eligible Asset;

(xii) Purchaser shall have received copies of any and all consents and waivers applicable to Seller or to the Additional Eligible Asset; and

(xiii) Purchaser shall have received all such other and further documents, documentation and legal opinions as Purchaser in its sole and absolute discretion shall reasonably require.

With respect to any Additional Transaction, the Pricing Rate applicable thereto shall be determined initially on the Additional Eligible Asset Date, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Additional Transaction. Purchaser or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

ARTICLE 4

ASSIGNED VALUE; MARGIN MAINTENANCE

(a) The initial Assigned Values for all Purchased Assets purchased on the Closing Date are set forth on Schedule II hereto. The initial Assigned Values of all Purchased Assets purchased on the A&R Closing Date are set forth on Schedule IIA hereto. The initial Assigned Values for each Additional Eligible Asset or Substitute Eligible Asset that becomes a Purchased Asset hereunder shall be set forth on the related Confirmation. Upon the occurrence of a Assigned Value Event for a Purchased Asset or upon the request of Seller, Purchaser shall re-determine the Assigned Value for such Purchased Asset. In connection therewith, Purchaser shall order, at Seller’s sole cost and expense, a New Appraisal for such Purchased Asset, and the re-determined Assigned Value for such Purchased Asset shall be the lesser of (x) the amount set forth in the New Appraisal (or in any case where the Purchased Asset does not represent 100% of the beneficial interests in the entire related whole mortgage loan, such Purchased Asset’s pro rata portion thereof) and (y) the outstanding principal balance of such Purchased Asset pursuant to the Purchased Asset Documents (or in any case where the Purchased Asset does not represent 100% of the beneficial interests in the entire related whole mortgage loan, such Purchased Asset’s pro rata portion thereof). Purchaser shall promptly (and in no event later than five (5) Business Days after the Assigned Value for such Purchased Asset is re-determined by Purchaser) deliver notice to Seller of the re-determined Assigned Value for such Purchased Asset.

(b) If at any time the Margin Percentage is greater than or equal to the Margin Cushion Percentage (a “Margin Deficit”), then Purchaser may, by notice to Seller, require Seller to cure such Margin Deficit by, at Seller’s option, (i) transferring cash to Purchaser in an amount equal to the Margin Deficit Cure Amount, (ii) repurchasing one or more Purchased Assets in accordance with Article 3(e) hereof to the extent necessary to cure such Margin Deficit, (iii) transferring additional financial assets acceptable to Purchaser in its sole and absolute discretion (“Additional Purchased Items”) in an amount sufficient to cure such Margin Deficit or (iv) substituting a Substitute Eligible Asset in accordance with Article 3(m) hereof. In the event that Seller transfers cash to Purchaser in accordance with sub-clause (i) of this Article 4(b), unless otherwise agreed to by Purchaser and Seller, each Purchased Asset’s Adjusted Purchase Price will be reduced by its pro rata portion (based on its Percentage Interest) of any such Margin Deficit Cure Amounts received by Purchaser in connection with the related Margin Deficit.

(c) If any notice is given by Purchaser under Article 4(b) of this Agreement on any Business Day by the Margin Notice Deadline, then Seller shall, by no later than 5:00 p.m. New York Time on the third (3rd) Business Day after receipt of such notice, either (i) cure such Margin Deficit by transferring cash to Purchaser in an amount equal to the Margin Deficit Cure Amount, (ii) cure such Margin Deficit by repurchasing one or more Purchased Assets in accordance with Article 3(e) hereof to the extent necessary to cure such Margin Deficit, (iii) cure such Margin Deficit by transferring Additional Purchased Items to Purchaser to the extent necessary to cure such Margin Deficit or (iv) deliver notice, in good faith, to Purchaser that Seller intends to deliver a Substitute Eligible Asset in accordance with Article 3(m) hereof. In the event that Seller delivers notice to Purchaser pursuant to sub-clause (iv) of the immediately preceding sentence, Seller shall complete such substitution within thirty (30) days thereafter (unless Purchase agrees to a longer period of time in its sole and absolute discretion) (the “Substitution Cut-Off Date”) and, if Seller fails to complete such substitution prior to the Substitution Cut-Off Date, then Seller shall, by no later than 5:00 p.m. New York Time on the third (3rd) Business Day after the applicable Substitution Cut-Off Date, cure such Margin Deficit by transferring cash to Purchaser in an amount equal to the Margin Deficit Cure Amount. The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Purchaser to do so a later date. Seller and Purchaser each agree that a failure or delay by Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(d) If, as of any “Date of Measurement” set forth on Schedule VI (each a “Measurement Date”), the “Required Cumulative Amortization Amount” set forth on Schedule VI opposite such Measurement Date (each a “Minimum Amortization Amount”) exceeds the aggregate amount of payments received by Purchaser in respect of all Purchased Assets and applied to reduce the Adjusted Purchase Price of one or more Purchased Assets pursuant to Article 5(c) during the period commencing on the A&R Closing Date and continuing to and including such Measurement Date (including without limitation, pursuant to the application of payments under Article 5(c)), Seller shall make a payment (a “Minimum Amortization Payment”) to Purchaser on the Remittance Date next succeeding such Measurement Date in an amount equal to such excess. Each Minimum Amortization Payment made pursuant to this Article 4(d) shall be applied to reduce the Adjusted Purchase Price of the Purchased Assets, pro rata (based on the Percentage Interest of each Purchased Asset).

ARTICLE 5

INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Collection Account shall be established at the Account Bank pursuant to the Account Control Agreement concurrently with the execution and delivery of this Agreement by Seller and Purchaser. The Collection Account shall be subject to the Account Control Agreement after the transfer thereof to the Account Bank pursuant to Article 5(b) below. Prior to the date hereof, the Guarantor established the Concentration Account pursuant to the Concentration Account Agreement for the purpose of collection and concentrating certain remittances and other income relating to securitization, financing or repurchase transactions of the Guarantor or its Affiliates.

(b) All Income in respect of each Purchased Asset shall be remitted by Servicer directly into the Concentration Account. In the event that Seller, Guarantor, Servicer or any Affiliate of the foregoing, receives any such Income, such party shall (and Servicer and Seller shall cause such party to) immediately remit such Income to the Concentration Account within two (2) Business Days of receipt thereof. In the event that the Concentration Account is terminated or ceases to exist, all Income in respect of each Purchased Asset shall be remitted directly into the Collection Account. Within two (2) Business Days after any Income in respect of any Purchased Asset is deposited into the Concentration Account, Seller and Servicer shall cause all such Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, on deposit in the Concentration Account to be deposited directly from the Concentration Account into the Collection Account in accordance with the Concentration Account Agreement, this Agreement and the Interim Servicing Agreement. All amounts on deposit in the Collection Account received by the Account Bank during the related Collection Period shall be remitted by the Account Bank in accordance with the applicable provisions of Articles 5(c) and 5(d) of this Agreement.

(c) So long as no Event of Default shall have occurred and be continuing, all Income received by the Account Bank in respect of the Purchased Assets during each Collection Period (net of fees and expenses then due and payable to the Account Bank and the Custodian pursuant to the Account Control Agreement and the Custodial Agreement, respectively) shall be applied by the Account Bank on the related Remittance Date in the following order of priority:

(i) first, to Purchaser, to cure any outstanding Margin Deficits, up to the amount of any outstanding Margin Deficit Cure Amounts, to be applied to the Adjusted Purchase Price of the Purchased Assets pursuant to Article 5(f);

(ii) second, to Purchaser, an amount equal to the unpaid portion of any amount that is then due and payable by the Seller under Article 4(d) hereof, to Purchaser to be applied to the Adjusted Purchase Price of the Purchased Assets pursuant to Article 5(f);

(iii) third, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential as of such Remittance Date;

(iv) fourth, to the extent Principal Payments are received for a particular Purchased Asset, to Purchaser an amount equal to all remaining Principal Payments available after application of such Principal Payments pursuant to the foregoing clauses (i)-(iii) until the Adjusted Purchase Price of such Purchased Asset is reduced to zero (provided, for avoidance of doubt, that if Principal Payments are received for more than one Purchased Asset (each a “Paid Down Purchased Asset”), then the Adjusted Purchase Price of each Paid Down Purchased Asset shall be reduced in proportion to the amount of the Principal Payment received during the then-applicable Collection Period remaining after application of such Principal Payments pursuant to the foregoing clauses (i)-(iii) with respect to such Paid Down Purchased Asset until the Adjusted Purchase Price of such Paid Down Purchased Asset is reduced to zero);

(v) fifth, to the extent Principal Payments are received for a particular Purchased Asset, to Purchaser an amount equal to 40% of all remaining Principal Payments available after application of such Principal Payments pursuant to the foregoing clauses (i)-(iv) to reduce the Adjusted Purchase Price for each Purchased Asset that is not a Paid Down Purchased Asset’s (each a “Non-Paid Down Purchased Asset”) on a pro rata basis (based on its Percentage Interest);

(vi) sixth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser or its Affiliates under any Transaction Document; and

(vii) seventh, to Seller, the remainder, if any.

(d) If an Event of Default shall have occurred and be continuing, all Income received by the Account Bank in respect of a Purchased Asset (net of fees and expenses then due and payable to the Account Bank and the Custodian pursuant to the Account Control Agreement and the Custodial Agreement, respectively) shall be applied by the Account Bank on the Business Day next following the Business Day on which such funds are deposited in the Collection Account in the following order of priority:

(i) first, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential as of such Business Day;

(ii) second, to the extent Principal Payments are received for a particular Purchased Asset, to Purchaser to reduce the Adjusted Purchase Price of such Purchased Asset to zero;

(iii) third, to Purchaser, to reduce each Purchased Asset’s Adjusted Purchase Price, pro rata (based on its Percentage Interest), to zero;

(iv) fourth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser or its Affiliates under any Transaction Document; and

(v) fifth, to Seller, the remainder, if any.

(e) Notwithstanding the insufficiency of the funds on deposit or otherwise received in the Collection Account, Seller’s obligation to make the payments required to be made under this Article 5 shall be absolute without regard to the adequacy of available funds.

(f) All Income paid to Purchaser pursuant to clauses (i) and/or (ii) of Article 5(c) shall be applied to the Adjusted Purchase Price of the Purchased Assets in the following order and priority:

(i) first, to the extent Principal Payments are received for a particular Purchased Asset, to the reduce the Adjusted Purchase Price of such Paid Down Purchased Asset to zero (provided, for avoidance of doubt, that if Principal Payments are received for more than one Purchased Asset, then the Adjusted Purchase Price of each Paid Down Purchased Asset shall be reduced in proportion to the amount of the Principal Payment received during the then-applicable Collection Period with respect to such Paid Down Purchased Asset (or, with respect to the application of Principal Payments pursuant to clause (ii) of Article 5(c), after application of such Principal Payments pursuant to clause (i) of Article 5(c)) until the Adjusted Purchase Price of such Paid Down Purchased Asset is reduced to zero; and provided further, that, if the amount due pursuant to clause (i) or (ii) of Article 5(c), respectively, is less than the aggregate amount of all Principal Payments received during such Collection Period, then the Principal Payments applied pursuant to such clause shall be applied among the Paid Down Purchased Assets pro rata based on the ratio of the Principal Payments received during such Collection Period with respect to the applicable Paid Down Purchased Asset to the aggregate amount of all Principal Payments received during such Collection Period); and

(ii) second, all Income remaining after application pursuant to the foregoing clause (i) shall be applied to reduce the Adjusted Purchase Price of each Non-Paid Down Purchased Asset to zero on a pro rata basis (based on each such Purchased Asset’s Percentage Interest).

ARTICLE 6

SECURITY INTEREST

(a) Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum re-characterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the other Collateral (as defined below), whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts (including, without limitation, any Make-Whole Amounts) owing by it to Purchaser hereunder and to the Custodian and Account Bank under the Custodial Agreement and the Account Control Agreement, including, without limitation, amounts owing pursuant to Purchaser under Article 25 hereof and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i) the Collection Account and all monies from time to time on deposit in the Collection Account;

(ii) all monies from time to time on deposit in the Concentration Account to the extent such monies constitute Income on the Purchased Assets;

(iii) the Purchased Items; and

(iv) any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

(b) Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request by Seller, Purchaser shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to the Seller and reconvey the Purchased Items to the Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder).

(c) Seller acknowledges that it has no rights to service the Purchased Assets but only has rights as a party to the Interim Servicing Agreement. Without limiting the generality of the foregoing and the grant of a security interest in Article 6(a) hereof, and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7

PAYMENT, TRANSFER AND CUSTODY

(a) On the Closing Date, ownership of the Purchased Assets transferred to Purchaser on the Closing Date and the other Purchased Items related thereto were transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the related Purchase Price in immediately available funds to an account of the Seller specified in the Confirmation relating to such Transaction. On the A&R Closing Date, ownership of the Purchased Asset and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the related Purchase Price in immediately available funds to an account of the Seller specified in the Confirmation relating to such Transaction. On the Substitution Date, if any, ownership of the Substitute Eligible Asset (which will become a Purchased Asset hereunder) and the other related Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against (x) the simultaneous release of the Purchased Asset being substituted on such Substitution Date in connection with such Transaction and (y) solely to the extent expressly permitted pursuant to Article 3(m) hereof, against the simultaneous transfer of the related Purchase Price in immediately available funds to an account of the Seller specified in the Confirmation relating to such Transaction. On the Additional Eligible Asset Date, if any, ownership of the Additional Eligible Asset (which will become a Purchased Asset hereunder) and the other related Purchased Items shall be transferred to Purchaser or its designee (including the Custodian), solely to the extent expressly permitted pursuant to Article 3(o) hereof, against the simultaneous transfer of the related Purchase Price in immediately available funds to an account of the Seller specified in the Confirmation relating to such Transaction. The parties hereto hereby agree that, notwithstanding anything herein or in any other Transaction Document to the contrary, for avoidance of doubt, the Purchase Price for each A&R Closing Date Eligible Asset and Additional Eligible Asset shall not be considered Income hereunder, and each such Purchase Price may be withdrawn from the Collection Account (or any other account in which such Purchase Price is deposited) at any time from and after the A&R Effective Time and may be retained by Seller free from any interest of Purchaser.

(b) On or before the Closing Date, Seller delivered or caused to be delivered to Purchaser or its designee the Custodial Delivery in the form attached the Custodial Agreement as Annex 5. On or before the A&R Closing Date or, as applicable, the Additional Eligible Asset Date or Subsitute Asset Date, Seller shall deliver or cause to be delivered to Purchaser or its designee the Custodial Delivery in the form attached to the Custodial Agreement as Annex 5. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of each Purchased Asset transferred to Purchaser on the Closing Date, on or prior to the Closing Date, Seller delivered or caused to be delivered to Custodian an original (or, to the extent an original counterpart was not required as specified in the related Custodial Delivery, copies of such documents) of each document listed on Schedule III hereto (collectively, a “Closing Date Purchased Asset File”) pertaining to each Purchased Asset identified in the Custodial Delivery delivered therewith, together with any other documentation in respect of such Purchased Asset reasonably requested by Purchaser. On or prior to the A&R Closing Date with respect to such Purchased Asset to be transferred to Purchaser on the A&R Closing Date, Seller shall deliver or cause to be delivered and released to the Custodian an original (or, to the extent an original counterpart is not required as specified on the related Custodial Delivery, copies of such documents) of each document listed on Schedule IIIA hereto (collectively, each an “A&R Closing Date Purchased Asset File”), pertaining to each Purchased Asset identified in the Custodial Delivery delivered therewith, together with any other documentation in respect of such Purchased Asset reasonably requested by Purchaser. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to the Additional Eligible Asset Date or Substitution Date, as applicable, with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian an original (or, to the extent an original counterpart is not required as specified on the related Confirmation, copies of such documents) of each document listed in the related Confirmation (the “Additional or Substitute Eligible Asset Date Purchased Asset File” and, together with each Closing Date Purchased Asset File and each A&R Closing Date Purchased Asset File, each a “Purchased Asset File”), pertaining to each Purchased Asset identified in the Custodial Delivery delivered therewith, together with any other documentation in respect of such Purchased Asset reasonably requested by Purchaser.

(c) From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Purchaser shall request from time to time (and Seller shall identify such documents with sufficient specificity as to which Purchased Asset File such documents relate to). With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Purchaser and

Custodian a true copy thereof with a certificate from an Authorized Representative of Seller certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Purchaser or its designee (including the Custodian), the Seller shall execute a limited power of attorney substantially in the form of Exhibit IV attached hereto irrevocably appointing Purchaser its attorney-in-fact with full power to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages and any transfer documents related thereto, (ii) record the Assignments of Mortgages and other applicable assignment documents, (iii) prepare and file, in form and substance reasonably satisfactory to Purchaser, such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to this Agreement and to take such other steps as may be necessary to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Purchaser shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained by the Custodian in accordance with the Custodial Agreement. Notwithstanding the terms of Article 8(b) below, if a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by the Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Purchaser, unless such release is required as incidental to the servicing of the Purchased Assets (at the request of the Seller or Servicer with notice to the Purchaser), is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(d) Subject to the rights of Purchaser under Articles 10 and 27 hereof and under the Interim Servicing Agreement (including, without limitation, all consent, approval and consultation rights hereunder and thereunder), Purchaser hereby grants to Seller a revocable option to exercise all voting and corporate rights with respect to the Purchased Assets and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no Event of Default has occurred and is continuing. Such revocable option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset. Upon the occurrence of an Event of Default, and subject to the provisions of the Purchased Asset Documents, Purchaser shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to the Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Purchaser may transfer any or all of such servicing to an entity reasonably satisfactory to Purchaser).

(e) On the Closing Date, the Seller provided evidence acceptable to Purchaser that Seller sent the related Borrower Notice to each Mortgagor and other obligor for each related Purchased Asset purchased by Purchaser on the Closing Date. On the A&R Closing Date and, as applicable, the Additional Eligible Asset Date or Substitution Date, Seller shall provide evidence acceptable to Purchaser that Seller sent the related Borrower Notice to each Mortgagor and other obligor for each related Purchased Asset purchased by Purchaser on the A&R Closing Date, the Additional Eligible Asset Date or the Substitution Date, as applicable. Seller shall use commercially reasonably efforts to obtain, within thirty (30) days of the A&R Closing Date, the Additional Eligible Asset Date or the Substitution Date, as applicable, a written acknowledgment from such Mortgagor and other obligor acknowledging receipt of such Borrower Notice.

(f) On the Closing Date, Seller paid to Purchaser the Structuring Fee, which Structuring Fee was fully earned on the Closing Date, is nonrefundable for any reason whatsoever and is in addition to any other fees, costs and expenses payable pursuant to this Agreement or any other Transaction Documents.

(g) The parties hereto acknowledge and agree that, notwithstanding anything herein or in any other Transaction Document to the contrary, on the A&R Closing Date, cash on deposit in the Collection Account in an amount equal to $41,139,030.15, representing the aggregate amount of (i) all Principal Payments received with respect to those certain Purchased Assets known as “Two South Executive”, “One South Executive” and “Registry” after application of such amounts pursuant to Article 5(c) of the Original Repurchase Agreement and (ii) all funds held in the Future Advance Reserve on the A&R Closing Date, shall be withdrawn from the Collection Account and remitted to Seller and may be retained by Seller, free and clear of any interest of Purchaser.

ARTICLE 8

SALE OR TRANSFER

(a) Title to all Purchased Assets purported to be transferred by Seller to Purchaser on the Closing Date passed to Purchaser on the Closing Date. Title to all Purchased Assets to be transferred by Seller to Purchaser on the A&R Closing Date shall pass to Purchaser on the A&R Closing Date. Title to all Additional Eligible Assets to be transferred by Seller to Purchaser on the Additional Eligible Asset Date, if any, shall pass to Purchaser on the Additional Eligible Asset Date. Title to all Substitute Eligible Assets to be transferred by Seller to Purchaser on the Substitution Date, if any, shall pass to Purchaser on the Substitution Date. Purchaser shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

(a) Each of Seller and Purchaser hereby represents and warrants (as to itself) to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the A&R Closing Date, and, if applicable, the Additional Eligible Asset Date or Substitution Date, Purchaser and Seller shall each be deemed to repeat all the foregoing representations made by it under this Article 9(a).

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Purchaser as of the date of this Agreement and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii) or (iii) above, to the extent that such conflict or breach would have a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, originate, own and sell the Purchased Assets and for the performance of its obligations under the Transaction Documents.

(v) Litigation; Requirements of Law. As of the A&R Closing Date, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened in writing against Servicer or Seller or any of their respective assets, in each case that could reasonably be expected to result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. As of the A&R Closing Date, neither Seller nor Servicer are in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that could reasonably be expected to result in any Material Adverse Effect.

(vi) [reserved].

(vii) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets and other Purchased Items (or addition of any Additional Eligible Asset or substitution of any Substitute Eligible Asset as a Purchased Asset hereunder and other related Purchased Items) by Purchaser from Seller, such Purchased Assets and other Purchased Items are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell (or, as applicable, substitute) and transfer such Purchased Assets and other Purchased Items to Purchaser and, upon transfer of such Purchased Assets and other Purchased Items to Purchaser, Purchaser shall be the owner of such Purchased Assets and other Purchased Items free of any adverse claim. The provisions of the Transaction Documents are effective to constitute a sale of Purchased Assets and other Purchased Items to Purchaser. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets and other Purchased Items, the provisions of this Agreement are effective to create in favor of Purchaser a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Purchaser shall have a valid, perfected first priority security interest in the Collateral (and without limitation on the foregoing, Purchaser, as entitlement holder, shall have a “security entitlement” to the Collateral, as applicable).

(viii) No Margin Deficit; No Defaults. To Seller’s knowledge, as of the A&R Closing Date, no Margin Deficit Exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(ix) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or other Purchased Item to any other Person.

(B) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct in all material respects, except to the extent disclosed by Seller in an exception report attached hereto as Exhibit X delivered to Purchaser prior to (x) the Closing Date, in the case of the Purchased Assets transferred by Seller to Purchaser on the Closing Date, (y) the A&R Closing Date, in the case of the Purchased Assets transferred by Seller to Purchaser on the A&R Closing Date or (z) prior to the Additional Eligible Asset Date or Substitution Date, in the case of any Additional Eligible Assets or Substitute Eligible Assets.

(C) Upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party”, Seller as “Debtor” and describing the Purchased Assets and other Purchased Items, in the proper jurisdiction and recording office, the security interests granted hereunder in that portion of the Purchased Assets and other Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Assets and other Purchased Items.

(D) Upon execution and delivery of the Account Control Agreement, Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Collection Account and all monies or other “financial assets” (as defined in the UCC) at any time credited thereto, respectively

(E) As of the A&R Closing Date, the Purchased Asset Documents listed on Schedule V and Schedule VA hereto are a true, accurate and complete list, in all material respects, of the underlying loan documents evidencing the related commercial mortgage loan which contain all the material terms and conditions evidencing the rights and obligations of the related Mortgagor (and any other obligor), the related guarantor (if applicable), the related lender and the Administrative Agent (if applicable) with respect to such Purchased Asset.

(xi) Adequate Capitalization; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

(xii) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action of, any Governmental Authority or any third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

(xiii) Organizational Documents. Seller has delivered to Purchaser certified copies of its organization documents, together with all amendments thereto, if any.

(xiv) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xv) Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller is not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(xvi) Taxes. Seller has filed or caused to be filed all tax returns that, to the knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (A) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (B) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvii) ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xviii) Judgments/Bankruptcy. Except as disclosed in writing to Purchaser, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix) Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi) Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxii) Financial Information. All financial data concerning Seller, the Purchased Assets and the other Purchased Items prepared by, or on behalf of, Seller, Guarantor or Servicer that has been delivered by or on behalf of Seller to Purchaser is true, complete and correct in all material respects, and all other financial data concerning the Purchased Assets and the other Purchased Items delivered by, or on behalf of, Seller to Purchaser is, to Seller’s knowledge, true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of Seller or in the results of operations of Seller, or to Seller’s knowledge, the Purchased Assets or other Purchased Items, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxiii) [reserved].

(xxiv) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxv) Patriot Act.

(A) Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(B) Seller agrees that, from time to time upon the prior written request of Purchaser, it shall (i) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement and (ii) provide such opinions of counsel concerning matters relating to this Agreement as Purchaser may reasonably request; provided, however, that nothing in this Article 9(b)(xxv) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Purchaser and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Purchaser and its Affiliates (for purposes of this Article 9(b)(xxv), the “Seller Entities”) that Seller, or, to Seller’s actual knowledge, any of its Affiliates, is not a Prohibited Investor, and Seller is not acting on behalf of or for the benefit of any Prohibited Investor. Seller agrees to promptly notify Purchaser or a person appointed by Purchaser to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxvi) Environmental Matters.

(A) To Seller’s knowledge, no properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(B) To Seller’s knowledge, Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(C) Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have knowledge that any such notice will be received or is being threatened;

(D) To Seller’s knowledge, Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(E) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(F) To Seller’s knowledge, there has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(G) To Seller’s knowledge, each of the representations and warranties set forth in the preceding clauses (A) through (F) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxvii) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(xxviii) Office of Foreign Assets Control. Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge, is otherwise associated with any such person in any manner in violation of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(xxix) Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Schedule I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral and Purchased Items, is its notice address. Seller may change its address for notices and for the location of its books and records by giving Purchaser written notice of such change.

(xxx) Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxi) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

ARTICLE 10

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Purchaser:

(a) take any action that would directly or indirectly impair or adversely affect Purchaser’s title to the Purchased Assets and the other Purchased Items;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets or other Purchased Items to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets or any other Purchased Items with any Person other than Purchaser;

(c) create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral or Purchased Items, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d) create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation (except as otherwise permitted under this Agreement);

(e) permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens or Indebtedness (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against the related Mortgaged Property);

(f) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Purchaser in its sole and absolute discretion;

(g) consent or assent to any amendment, modification, waiver or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets, or consent or assent to any other action with respect to the Purchased Assets, the related Purchased Asset Documents, the related Mortgaged Property or related Mortgagor other than in accordance with Section 2.03 of the Interim Servicing Agreement;

(h) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Purchaser in its sole and absolute discretion;

(i) permit a Change of Control of Seller;

(j) after the occurrence and during the continuance of a Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether no or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k) [reserved];

(l) [reserved];

(m) acquire or maintain any right or interest in any Purchased Asset that is senior to or pari passu with the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents;

(n) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(o) permit the Concentration Account Agreement to be amended or the Concentration Account to be terminated in any way that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 11

AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Purchaser with copies of such documents as Purchaser may request evidencing the truthfulness of the representations set forth in Article 9.

(c) Seller shall (1) defend the right, title and interest of Purchaser in and to the Collateral and Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (2) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Purchaser, the Account Bank, the Servicer and the Account Custodian of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event.

(e) Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Purchaser: (i) any notice of the occurrence of an event of default under, or report received by Seller pursuant to, the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents; (iii) any request, notice or other relevant information that relates to a Major Decision hereunder; and (iv) any other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time. Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof), notify Purchaser: (i) of any default or event of default under any Purchased Asset; (ii) any default or event of default (or similar event) on the part of Seller, Servicer or Guarantor under any Indebtedness or other contractual obligations; and (iii) of the commencement of, settlement of or judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving the Seller, the Servicer or the Guarantor.

(f) Subject to Article 26 hereof, Seller will permit Purchaser or its designated agents or representative to inspect Seller’s records with respect to the Collateral and the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Purchaser or its designated representative, during normal business hours and at such reasonable times, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Purchaser and Seller.

(g) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(h) At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem reasonably necessary to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date, the A&R Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner reasonably satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(i) Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i) Purchased Asset Information. Without limiting any of Seller’s other obligations under this Agreement (including, without limitation, any other notice requirements under this Article 11), Seller shall grant Purchaser access to a data room on Seller’s website (or any website provided by or on behalf of Seller), which data room shall be updated monthly (by no later than the 10th calendar day of each calendar month) to include copies of all amendments to any Purchased Asset Document and any required reports, operating statements, rent rolls, financial statements, certificates and notices it receives (or Guarantor or Servicer receives) pursuant to any Purchased Asset Document relating to any Purchased Asset;

(ii) Concentration Account. Seller shall provide to Purchaser, within two (2) Business Days after receipt thereof, copies of all notices it receives pursuant to the Concentration Account Agreement;

(iii) Annual Reporting. Seller shall provide, within ninety (90) days after the end of each fiscal year of Seller and Guarantor, (A) an unaudited balance sheet for Seller together with the related statements of income, retained earnings, stockholder’s equity and cash flows for such year and (B) an audited balance sheet for Guarantor together with the related audited statements of income, retained earnings, stockholder’s equity and cash flows for such year, on a consolidated basis, which audited statements shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP; and

(iv) Quarterly Compliance Certificate. Seller shall, within forty-five (45) days after each of March 31st, June 30th, September 30th and December 31st of each year, provide (or cause to be provided) to Purchaser an officer’s certificate from a Responsible Officer of Guarantor certifying that (A) Guarantor, Seller and Servicer are in compliance, in all material respects, with all terms, conditions and requirements of this Agreement and the other Transaction Documents applicable to Guarantor, Seller and Servicer and (B) no Default or Event of Default exists (or if a Default or Event of Default does exist, specifying the cause of such event with particularity). Concurrently with the delivery of such certificate, Seller shall deliver an updated Purchased Asset Servicer Report for each Purchased Asset, in the form attached hereto as Exhibit IX, certified by Guarantor that such Purchased Asset Servicer Report is true, accurate and complete in all material respects.

(j) [reserved].

(k) Subject to Article 28, Seller shall make all Future Advances as and when required under the Purchased Asset Documents for each Future Advance Asset.

(l) Seller shall make a representative available to Purchaser from time to time for participation at a telephone conference, the date of which to be mutually agreed upon by Purchaser and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Purchaser reasonably wishes to discuss with Seller.

(m) Seller shall at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(n) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(o) Seller shall observe, perform and satisfy, in all material respects, all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(p) Seller shall advise Purchaser in writing of the opening of any new chief executive office or the closing of any such office of Seller or Guarantor and of any change in Seller’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(q) Seller will maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and will furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(r) Seller shall:

(i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof;

(ii) not (a) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure or (b) change its jurisdiction of organization, unless it shall have provided Purchaser thirty (30) days’ prior written notice of such change and shall have first taken all action Purchaser reasonably deems necessary for the purpose of perfecting or protecting the lien and security interest of Purchaser established hereunder; and

(iii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(s) Seller shall be solely responsible for the fees and expenses of the Custodian, Account Bank and Servicer.

ARTICLE 12

SINGLE PURPOSE ENTITY

Seller hereby represents and warrants to Purchaser, and covenants with Purchaser, that as of the Closing Date, the date hereof and for so long as any of the Transaction Documents shall remain in effect:

(a) Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Transaction Document;

(b) Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates;

(c) Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d) Seller shall comply with the provisions of its organizational documents;

(e) Seller shall do all things necessary to observe organizational formalities and to preserve its existence;

(f) Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of the Seller from such Affiliate and to indicate that the Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(g) Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h) Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent;

(i) Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j) Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k) Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l) Seller shall not, without the prior unanimous written consent of all of its Independent Managers, take any action that will result in an Act of Insolvency;

(m) Seller shall, at all times, have at least one (1) Independent Manager;

(n) Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o) Seller shall not enter into any transaction with an Affiliate of the Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p) Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(q) Seller shall use separate stationary, invoices and checks bearing its own name, and (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r) Seller shall not pledge its assets to secure the obligations of any other Person; and

(s) Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity.

ARTICLE 13

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date;

(ii) Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential, any scheduled payment (whether full or partial) of the Adjusted Purchase Price for a Purchased Asset in accordance with Article 5 hereof or any Minimum Amortization Payment (in each case, including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made);

(iii) Seller shall fail to cure any Margin Deficit within the period specified in Article 4;

(iv) Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, which failure is not remedied within three (3) business days of notice thereof;

(v) Seller shall fail to make any Future Advance as and when required under the Purchased Asset Documents for each Future Advance Asset, which failure is not remedied within the period of time required thereunder;

(vi) an Act of Insolvency occurs with respect to Seller or Guarantor;

(vii) Seller or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document;

(viii) any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability of any material provision thereof shall be contested by Seller, Guarantor or Servicer;

(ix) Seller or Guarantor shall be in continuing default under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $500,000, with respect to Seller or $5,000,000 with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $500,000, with respect to Seller or $5,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $500,000, with respect to Seller or $5,000,000, with respect to Guarantor;

(x)  (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items, and such condition is not cured by Seller within five (5) Business Days after the earlier of receipt of notice thereof from Purchaser to Seller or actual knowledge thereof of Seller (provided, if such condition cannot be cured within such five (5) Business Day period and Seller is diligently pursuing the same, Seller shall have such additional amount of time commercially reasonably necessary to cure the same (not to exceed an additional fifteen (15) Business Days)), or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

(xii) any governmental, regulatory, or self regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Purchaser;

(xiii) Guarantor and its Subsidiaries, on a consolidated basis, shall fail to have a Tangible Net Worth at least equal to the Minimum Tangible Net Worth Amount as required under the Guarantee Agreement;

(xiv) a Change of Control, without the consent of Purchaser, shall occur with respect to Seller;

(xv) [reserved];

(xvi) any representation made by Seller to Purchaser (other than the representation made in Article 9(b)(x)(E) hereof) shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(xvii) a final non appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $500,000 or (b) rendered against Guarantor in an amount greater than $5,000,000, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser;

(xviii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions under this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of thirty (30) days after (a) receipt of notice thereof by Seller from Purchaser, or (b) actual knowledge on the part of Seller of such breach or failure to perform; provided, that if such breach or failure to perform is curable by Seller but cannot be reasonably cured within such thirty (30) day period, Seller shall have such additional amount of time as is reasonably necessary to cure such breach or failure to perform (not to exceed sixty (60) days or such longer period of time as approved by Purchaser in its sole and absolute discretion).

(xix) the breach by Guarantor of any term or condition set forth in the Guarantee Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or if any certificate furnished by Guarantor to Purchaser pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished;

(xx) the breach by Servicer of any term or condition set forth in the Interim Servicing Agreement or of any representation, warranty, certification or covenant made or deemed made in the Interim Servicing Agreement by Servicer or if any certificate furnished by Servicer to Purchaser pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Servicer shall prove to have been false or misleading in any respect as of the time made or furnished;

(xxi) Guarantor resigns or otherwise fails to be the sole Administrative Agent for all Purchased Assets in accordance with the related Purchased Asset Documents; and

(xxii) if Seller shall violate the terms and conditions set forth in Article 3(e)(v) hereof, and such violation is not remedied within fifteen (15) days of notice thereof from Purchaser.

(b) After the occurrence and during the continuance of an Event of Default and for purposes of each limited power of attorney (in the form attached hereto as Exhibit IV) executed and delivered in connection with each Transaction, Seller hereby appoints Purchaser as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action specified in such limited power of attorney, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i) At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Purchaser exercises or is deemed to have exercised the option referred to in Article 13(b)(i) of this Agreement:

(A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date (provided, that Purchaser may not exercise its rights under Article 13(b)(iii), (vi), (vii) and (viii) below until five (5) days after receipt by Seller of written notice of the Accelerated Repurchase Date); and

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement); and

(C) the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) Upon the occurrence of an Event of Default with respect to Seller and after Purchaser exercises or is deemed to exercise the option referred to in Article 13(b)(i) of this Agreement, Purchaser may, from and after five (5) days following receipt by Seller of written notice of the Accelerated Repurchase Date and provided Seller has not paid to Purchaser the aggregate Repurchase Price for all Purchased Assets, (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (w) first, to the costs and expenses incurred by Purchaser in connection with Seller’s default; (x) second, to actual, out-of-pocket damages incurred by Purchaser in connection with Seller’s default, (y) third, to the Repurchase Price; and (z) fourth, to return any excess to Seller.

(iv) The parties acknowledge and agree that (1) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(v) [reserved].

(vi) Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vii) Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(viii) Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c) Without limiting the foregoing, in the event that, with respect to any Purchased Asset, the representation made by Seller to Purchaser pursuant to Article 9(b)(x)(E) shall have been incorrect or untrue in any material respect when made (a “Document Rep Breach”), the Repurchase Price for such Purchased Asset shall, at the option of Purchaser upon ten (10) Business Days notice to Seller, be immediately due and payable and the Repurchase Date for such Purchased Asset shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised by Purchaser being referred to hereinafter as the “Document Rep Breach Repurchase Date”). If Seller fails to pay the Repurchase Price for such Purchased Asset on or before the Document Rep Breach Repurchase Date, such failure shall be an Event of Default under this Agreement.

ARTICLE 14

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15

INTENTIONALLY OMITTED

ARTICLE 16

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above OR (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in

Schedule I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered, (x) in the case of expedited prepaid delivery upon delivery, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18

NON-ASSIGNABILITY

Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser shall be null and void. Prior to an Event of Default, Purchaser may, with the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed, unless such proposed Transferee is a Prohibited Transferee), sell to one or more banks, financial institutions or other entities (“Participants”) participating interests under this Agreement and the other Transaction Documents. Prior to an Event of Default, Purchaser may, with the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed, unless such proposed Transferee is a Prohibited Transferee), at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights or its interest in this Agreement and the other Transaction Documents. After the occurrence of an Event of Default, Purchaser may, without the consent of Seller, at any time or from time to time either (i) sell to one or more Participants (including, without limitation any Prohibited Transferee) participating interests under this Agreement and the other Transaction Documents or (ii) assign to any Assignee (including, without limitation any Prohibited Transferee) all or any part of its rights or its interest in this Agreement and the other Transaction Documents. Seller agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale; provided, however, that, in connection with a sale of a participating interest, (i) Purchaser shall act as exclusive agent for all Transferees in any dealings with Seller in connection with any such proposed transactions and (ii) Seller shall not be obligated to deal directly with any party other than Purchaser in connection with such transactions, or to pay or reimburse Purchaser for any costs that would not have been incurred by Purchaser had no interest in such proposed transaction been issued. Notwithstanding the foregoing, Purchaser shall be permitted, without the consent of Seller, to sell participating interests in, or otherwise assign, to any Affiliate of Purchaser any interest of Purchaser in this Agreement or the Transaction Documents.

Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents

ARTICLE 19

GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 21

INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended.

(f) It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to the Seller, and that the Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 22

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the right of Purchaser to bring any action or proceeding against Seller or its property in the courts of other jurisdictions, and nothing in this Article 23 shall affect the right of Seller to serve legal process in any other manner permitted by law or affect the right of Seller to bring any action or proceeding against Purchaser or its property in the courts of other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24

NO RELIANCE

Seller and Purchaser hereby acknowledges, represents and warrants (as to itself) to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25

INDEMNITY

Seller hereby agrees to indemnify Purchaser, Purchaser’s designee, Purchaser’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items or Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Purchaser), fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement or any Transactions hereunder, the other Transaction Documents, an Event of Default with respect to Seller or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence illegal acts, fraud or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Purchaser’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Purchaser harmless from and against all expense (including attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Purchaser as and when billed by Purchaser for all Purchaser’s reasonable costs and out-of-pocket expenses incurred in connection with Purchaser’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and in connection with the approving the Eligible Assets (including, without limitation, all due diligence expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Purchaser’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller.

If an Indemnified Party claims indemnification under this Agreement, the Indemnified Party shall promptly notify Seller of such indemnification claim. After notice by any Indemnified Party, Seller shall defend such Indemnified Party against such indemnification claim (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved, in writing, by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any Indemnified Party may, in its sole discretion and at the expense of Seller, engage its own attorneys and other professionals to defend or assist it if such Indemnified Party determines that the defense as conducted by Seller is not proceeding or being diligently conducted in a commercially reasonable manner or that a conflict of interest exists between any of the parties represented by Seller’s counsel in such action or proceeding.

ARTICLE 26

DUE DILIGENCE

Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller, the Servicer and the Guarantor for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that, upon reasonable request from Purchaser, Seller shall provide Purchaser will copies of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to the Purchased Assets and the Seller, the Servicer and the Guarantor in the possession or under the control of Seller, Guarantor and/or Servicer in order to allow Purchaser to complete any continuing due diligence referenced above. Furthermore, Seller agrees that, upon reasonable prior notice to Seller, Purchaser or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Guarantor, Servicer and/or the Custodian (with respect to Custodian, subject to the terms of the Custodial Agreement); provided, that Seller shall only be required to grant Purchaser access to its facilities one (1) time in any twelve (12) month period unless (x) a Default or Event of default has occurred and is continuing or (y) Purchaser determines, based upon its commercially reasonable business judgment exercised in good faith, that Seller’s existence or business operations are in jeopardy. Seller also shall make available to Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller agrees to cause Servicer and Guarantor to comply with the terms and provisions of this Article 26. Seller further agrees that Seller shall reimburse Purchaser for any and all attorneys’ fees, costs and expenses incurred by Purchaser in connection with continuing due diligence performed under this Article 26 during the term of this Agreement, which amounts shall be paid by Seller to Purchaser within five (5) days after receipt of an invoice therefor.

ARTICLE 27

SERVICING

(a) Notwithstanding the purchase and sale of the Purchased Assets hereby, Seller, Servicer or a third party servicer approved by Purchaser shall service the Purchased Assets (such Purchased Assets, “Serviced Assets”) pursuant to the Interim Servicing Agreement (or any other

Servicing Agreement approved by Purchaser) for the benefit of Purchaser. Seller shall service or cause Servicer to service the Serviced Assets at Seller’s sole cost and for the benefit of Purchaser in accordance with the Interim Servicing Agreement and Accepted Servicing Practices approved by Purchaser in the exercise of its sole and absolute business judgment and maintained by other prudent mortgage lenders with respect to mortgage loans similar to the Serviced Assets, provided, however, that the obligations of Seller to service any of the Serviced Assets shall cease, at Purchaser’s option in its sole and absolute discretion, upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) with respect to any Purchased Asset, the delivery by Purchaser to Seller of at least ten (10) days’ prior written notice of the decision by Purchaser to transfer the servicing rights of such Purchased Asset to either Purchaser or another third party servicer selected by Purchaser upon the occurrence and continuance of any event of default (however defined) under the related Purchased Asset Documents (other than the events of default existing as of the A&R Closing Date (as identified on Exhibit X hereto) with respect to each Purchased Asset and which remain uncured after the A&R Closing Date) for such Purchased Asset (provided, that Seller shall have the right, during such ten (10) day period after written notice, to repurchase such Purchased Asset in accordance with Article 3(e) hereof or (iii) the delivery by Purchaser to Seller of at least ten (10) days’ prior written notice of the decision by Purchaser to transfer the servicing rights of any or all of the Serviced Assets to either Purchaser or another third party servicer selected by Purchaser upon the occurrence of a “Servicing Termination Event” (as defined in the applicable Servicing Agreement). In each case, Seller shall take all actions necessary to effectuate the underlying servicing transfer as expeditiously as possible.

(b) Seller agrees that Purchaser is the owner of all servicing records, including but not limited to any and all servicing agreements (including, without limitation the Interim Servicing Agreement with Servicer) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller grants Purchaser a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Article 27 and any other obligation of Seller to Purchaser. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request. For the avoidance of doubt, Seller does not retain economic or other beneficial rights to the Servicing Rights, other than Seller’s rights under the Servicing Agreement. As such, Seller expressly acknowledges that the Purchased Assets are sold to Purchaser on a “servicing released” basis.

(c) During the continuance of an Event of Default, Purchaser may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis to any Person (including a Prohibited Transferee) or (ii) terminate Seller, Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d) Neither Seller nor Servicer shall employ sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the Servicing Agreements in the Purchased Assets to Purchaser.

(e) The payment of servicing fees shall be the sole and exclusive responsibility of Seller and such fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

ARTICLE 28

FUTURE ADVANCES

(a) Notwithstanding the purchase and sale of the Purchased Assets hereby, Seller hereby agrees to make all Future Advances as, when and if required under the related Purchased Asset Documents. The obligation to make Future Advances shall be the sole and exclusive obligation of Seller, and Seller acknowledges and agrees that it shall not be entitled to any additional advances hereunder in connection with any Future Advance.

(b) Seller hereby acknowledges and agrees that all amounts held in the Future Advance Reserve (as defined in the Original Repurchase Agreement) have been delivered to Seller and Seller has received all such amounts. The Future Advance Reserve has been terminated as of the date of this Agreement.

ARTICLE 29

WITHHOLDING TAXES

All payments made by Seller to Purchaser or any other Indemnified Party under this Agreement and the other Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any taxes. If any taxes are required to be withheld from any amounts payable to Purchaser and/or any other Indemnified Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement or other Transaction Document after withholding for or on account of any taxes (including any taxes on such increase and any penalties) is not less than the amount that would have been paid absent such deduction or withholding. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on Purchaser and/or any other Indemnified Party, with respect to payments required to be made by Seller under the Transaction Documents, by a taxing jurisdiction in which Purchaser and/or any other Indemnified Party is organized, conducts business or is paying taxes (as the case may be). Promptly after Seller pays any taxes referred to in this Article 29, Seller shall send Purchaser appropriate evidence of such payment.

ARTICLE 30

ADMINISTRATIVE AGENT

(a) The Guarantor is executing this Agreement solely to acknowledge and agree to the terms and provisions of this Article 30. Guarantor acknowledges and agrees that (i) Guarantor directly or indirectly owns one hundred percent (100%) of the legal and beneficial interests in Seller and (ii) Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(b) Guarantor acknowledges and agrees that, with respect to each Purchased Asset, the Administrative Agent Rights for each Purchased Asset are Purchased Items hereunder. Notwithstanding the foregoing and subject to Article 30(c) below, Guarantor shall continue to act as Administrative Agent for each Purchased Asset.

(c) Upon the occurrence of an Event of Default and at the option of Purchaser upon written notice to Guarantor and Seller, Guarantor and Seller shall take all actions reasonably necessary to promptly cause Purchaser (or its designee) to be appointed as Administrative Agent under all Purchased Assets. In connection with the foregoing, Guarantor shall execute a limited power of attorney substantially in the form of Exhibit XI attached hereto irrevocably appointing Purchaser its attorney-in-fact with full power to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages and any transfer documents related thereto (in each case solely to the extent the Administrative Agent is the named holder thereof) and any transfer documents relating to the Administrative Agent Rights, (ii) record the Assignments of Mortgages and other applicable assignment documents (solely to the extent the Administrative Agent is the named holder thereof), (iii) prepare and file, in form and substance reasonably satisfactory to Purchaser, such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets (solely to the extent the Administrative Agent is the named holder thereof) and (iv) take such other steps as may be necessary to cause Purchaser (or its designee) to be appointed as Administrative Agent for each Purchased Asset, to the extent that Guarantor is permitted by law to act through an agent. For purposes of the foregoing, Guarantor hereby appoints Purchaser as attorney-in-fact of Guarantor or the purpose of carrying out the provisions of this Article 30 and taking any action specified in the limited power of attorney delivered in accordance herewith, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

(d) Guarantor hereby (i) unconditionally ratifies and confirms, renews and affirms all of its obligations under the Guarantee Agreement and (ii) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of the Guarantee Agreement, without impairment, and Guarantor remains unconditionally liable to Purchaser in accordance with the terms, covenants and conditions of the Guarantee Agreement. Guarantor hereby represents and warrants that all representations and warranties made by Guarantor in the Guarantee Agreement are true and correct in all material respects as if made on the date hereof (except for representations and warranties which by their terms are expressly applicable to an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date). Guarantor and Purchaser hereby further confirm and agree that all references in the Guarantee Agreement to the “Repurchase Agreement” shall be deemed to be references to the Original Repurchase Agreement as amended and restated by this Agreement (as the same may be further amended, restated, supplemented or otherwise modified from time to time).

(e) Confirmations and Release.

(i) Each of Seller, Guarantor and Servicer hereby represents and warrants on behalf of itself and no other Person that, to the best of each of Seller’s, Guarantor’s and Servicer’s knowledge as of the A&R Closing Date, that there are no defenses, offsets or counterclaims with respect to any of its obligations under the Transaction Documents to which it is a party. Seller hereby represents and warrants that no Event of Default, or to the best of Seller’s knowledge, default that with the passage of time would become an Event of Default, has occurred and remains uncured under any Transaction Document to which it is a party.

(ii) Release of Purchaser. Each of Seller, Guarantor and Servicer on behalf of itself and its respective, heirs, executors, administrators and successors and assigns (collectively the “Releasing Parties”) hereby irrevocably remises, releases, acquits, satisfies, waives and forever discharges, to the fullest extent permitted by law, Purchaser and all of its respective past, present and future partners, officers, directors, employees, agents, attorneys, servicers, subservicers, special servicers, contractors, representatives, participants, successors, assigns, subsidiaries, affiliates, parents and predecessors in interest (collectively, the “Purchaser Parties”) from any and all manner of debts, accounts, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, which any of Releasing Parties now have by reason of any matter, cause or thing, from the beginning of the world to but excluding the A&R Effective Time including without limitation, any and all matters arising out of or relating to (i) the Purchased Assets, including without limitation, the acquisition, ownership, funding, servicing or administration thereof, (ii) the Transactions (as defined in the Original Repurchase Agreement), (iii) the Original Repurchase Agreement and each of the other Transaction Documents (as defined in the Original Repurchase Agreement), and (iv) any other agreement or transaction between any of Releasing Parties and any of Purchaser Parties concerning matters arising out of or relating to the items set forth in subsections (i) through (iii) above.

ARTICLE 31

MISCELLANEOUS

(a) All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Purchaser under the Transaction Documents, Seller shall pay Purchaser’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Purchaser on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Purchaser of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Purchaser on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Collection Account and registering the Collateral and Purchased Items in the name of Purchaser or its nominee. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement.

(e) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Purchaser and its Affiliates a right of offset, to secure repayment of all amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Purchaser and its Affiliates in the full amount of all amounts owing to Purchaser and its Affiliates by Seller under the Transaction Documents, and Purchaser and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(f) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j) This Agreement shall amend, restate, replace and supersede the Original Repurchase Agreement in its entirety, provided that the Repurchase Obligations under the Original Repurchase Agreement shall become Repurchase Obligations under this Agreement and all margin payments, fees and charges payable under the Original Repurchase Agreement shall continue in effect and be payable as provided under this Agreement subject to any change or modification thereto that is provided in this Agreement. This Agreement shall not constitute a novation, satisfaction and accord, cure, release and/or satisfaction of the Repurchase Obligations and/or other Transaction Documents, but this Agreement shall constitute an amendment and restatement of the Original Repurchase Agreement. Each reference in any Transaction Document to the Repurchase Agreement or words of similar import shall mean and be a reference to this Agreement.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

PURCHASER:

MACQUARIE BANK LIMITED,
an Australian corporation

By:	/s/ HAYDEN JONES
Name: Hayden Jones
Title: Senior Managing Director

By:	/s/ DAVID PRINCE
Name: David Prince
Title: Managing Director

SELLER:

NEWSTAR CRE FINANCE I LLC, a Delaware limited liability company

By:	NewStar Financial, Inc.,
its Designated Manager

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

GUARANTOR:
(solely for purposes of Article 30 hereof):

NEWSTAR FINANCIAL, INC., a Delaware corporation

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

SERVICER:
(solely for purposes of Article 30(e) hereof):

NEWSTAR FINANCIAL, INC., a Delaware corporation

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

SCHEDULES AND EXHIBITS

SCHEDULE I	Names and Addresses for Communications between Parties
SCHEDULE II	Closing Date Eligible Assets
SCHEDULE IIA	A&R Closing Date Eligible Assets
SCHEDULE III	Closing Date Purchased Asset File
SCHEDULE IIIA	A&R Closing Date Purchased Asset File
SCHEDULE IV	[Reserved]
SCHEDULE V	Closing Date Purchased Asset Documents
SCHEDULE VA	A&R Closing Date Purchased Asset Documents
SCHEDULE VI	Minimum Amortization Amount

EXHIBIT I	Form of Confirmation Statement
EXHIBIT II	Responsible Officers and Authorized Representatives of Seller
EXHIBIT III	[Reserved]
EXHIBIT IV	Form of Limited Power of Attorney (Seller)
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Form of Release Letter
EXHIBIT VII	[Reserved]
EXHIBIT VIII	[Reserved]
EXHIBIT IX	Purchased Asset Servicer Report
EXHIBIT X	Exceptions to Representations and Warranties with Respect to Purchased Assets
EXHIBIT XI	Form of Limited Power of Attorney (Guarantor)

ANNEX A	Description of Additional Eligible Assets
ANNEX B	Additional Funding for Existing Purchased Assets

SCHEDULE I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Macquarie Bank Limited
ABN (if applicable): 46 008 583 542
No. 1 Martin Place
Sydney, NSW, 2000
Australia
	Attention:	Phil Castro
	Telephone:	+ 61 2 8232 4033
	Telecopy:	+ 61 2 8232 6353
	Email:	mcafdebtops@macquarie.com

With copies to:	Macquarie Bank Limited
c/o Macquarie Bank Limited – Representative Office
125 West 55th Street
New York, NY 10019
	Attention:	Hayden Jones / Min Wang / David Prince
	Telephone:	(212) 231-0552 / (212) 231-1633 / (212) 231-6175
	Telecopy:	(212) 231-1870
	Email:	hayden.jones@macquarie.com / min.wang@macquarie.com / david.prince@macquarie.com

and

DECHERT LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
	Attention:	Richard D. Jones, Esq.
	Telephone:	(212) 698-3844
	Telecopy:	(215) 655-2501
	Email:	richard.jones@dechert.com

Seller:	NewStar CRE Finance I LLC
c/o NewStar Financial, Inc.
500 Boylston Street, Suite 1250
Boston, MA 02116
	Attention:	Brian Forde
	Telephone:	(617) 848-2550
	Telecopy:	(617) 848-4390
	Email:	bforde@newstarfin.com

Sch. I-1

With copies to:	Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
	Attention:	George Ticknor
	Telephone:	(617) 239-0357
	Telecopy:	(617) 239-4420
	Email:	gticknor@edwardswildman.com

Guarantor:	NewStar Financial, Inc.
500 Boylston Street, Suite 1250
Boston, MA 02116
	Attention:	Brian Forde
	Telephone:	(617) 848-2550
	Telecopy:	(617) 848-4390
	Email:	bforde@newstarfin.com

With copies to:	Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
	Attention:	George Ticknor
	Telephone:	(617) 239-0357
	Telecopy:	(617) 239-4420
	Email:	gticknor@edwardswildman.com

Servicer:	NewStar Financial, Inc.
500 Boylston Street, Suite 1250
Boston, MA 02116
	Attention:	Brian Forde
	Telephone:	(617) 848-2550
	Telecopy:	(617) 848-4390
	Email:	bforde@newstarfin.com

With copies to:	Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
	Attention:	George Ticknor
	Telephone:	(617) 239-0357
	Telecopy:	(617) 239-4420
	Email:	gticknor@edwardswildman.com

Sch. I-2

SCHEDULE II

CLOSING DATE ELIGIBLE ASSETS

Purchased Asset	A&R Closing Date Purchase Price	A&R Closing Date Initial Assigned Value	A&R Closing Date Underwritten Net Cash Flow	A&R Closing Date Purchase Price Percentage
Bell Plaza	$3,500,000	$6,000,000	$600,000	58.3%
Birchtree	$8,000,000	$16,500,000	$1,000,000	48.5%
NW Plaza (1)	$4,840,000	$11,000,000	$506,000	44.0%

Total	$16,340,000	$33,500,000	$2,106,000	48.8%

(1)	Represents 44% of the collateral loan.

Sch. II-1

SCHEDULE IIA

A&R CLOSING DATE ELIGIBLE ASSETS

A&R Closing Date Purchased Asset	A&R Closing Date Purchase Price	A&R Closing Date Initial Assigned Value	A&R Closing Date Underwritten Net Cash Flow	A&R Closing Date Initial Purchase Price Percentage
Durham	$15,000,000	$34,900,000	$2,550,000	43.0%
RADCO	$9,000,000	$16,475,000	$1,100,000	54.6%
Westchase	$6,500,000	$11,950,000	$1,000,000	54.4%
NW Plaza (1)	$6,160,000	$14,000,000	$644,000	44.0%

Total	$36,660,000	$77,325,000	$5,294,000	47.4%

(1)	Represents 56% of the collateral loan.

Sch. IIA-1

SCHEDULE III

CLOSING DATE PURCHASED ASSET FILE

A. BELL PLAZA PURCHASED ASSET

1.	Promissory Note in the amount of $10,800,000 dated January 22, 2008 made by Bell Plaza Holdings, LLC (“Bell Plaza”) in favor of NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar Warehouse Funding 2005 LLC (“Original Lender”).

2.	Loan Agreement dated January 22, 2008 by and among Bell Plaza, Administrative Agent and Original Lender.

3.	Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated January 22, 2008 made by Bell Plaza to David W. Kreutzberg, as trustee, for the benefit of Administrative Agent for Original Lender. (Recorded on January 23, 2008, as Instrument No. 2008-0061272 with the Official Records of Maricopa County Recorder).

4.	Assignment of Leases, Rents and Profits dated January 22, 2008 made by Bell Plaza to Administrative Agent for Original Lender. (Recorded on January 23, 2008, as Instrument No. 2008-0061273 with the Official Records of Maricopa County Recorder).

5.	Limited Guaranty dated January 22, 2008 executed by Real Estate Asset Lending, LLC, Randy M. Hansen, Leslie Hansen, Gregory Witmer, Angela Wong, Gregory Herzner, and Jaylean Herzner (collectively, the “Guarantor”) in favor of Administrative Agent for Original Lender.

6.	Payment and Performance Guaranty dated January 22, 2008 executed by the Guarantor for the benefit of the Agent, as agent for the Lender.

7.	Certificate and Indemnity Regarding Hazardous Substances dated January 22, 2008 made by Bell Plaza in favor of Administrative Agent.

8.	UCC-1 Financing Statement dated February 1, 2008 filed with the Arizona Secretary of State with Filing No. 200815252387.

9.	UCC-1 Financing Statement dated May 2, 2013 filed with the Arizona Secretary of State with Filing No. 2013-173-8179-5.

10.	UCC-1 Financing Statement dated January 23, 2008 recorded with the Official Records of Maricopa County as Instrument No. 20080061274.

11.	Subordination and Assignment of Administrative and Financial Service Agreement dated January 22, 2008 by Bell Plaza in favor of Administrative Agent.

12.	Assignment of Contracts, Licenses and Permits dated January 22, 2008 by Bell Plaza in favor of Administrative Agent.

13.	Collateral Assignment of Interest Rate Cap Agreement dated January 22, 2008 between Bell Plaza and Administrative Agent.

14.	Post-Closing Letter dated January 22, 2008 from Bell Plaza to Administrative Agent.

15.	Disbursement Authorization Letter dated January 22, 2008 from Bell Plaza to Administrative Agent.

16.	Estimated Settlement Statement dated January 22, 2008.

Sch. III-1

SCHEDULE III

17.	Policy of Title Insurance issued by First American Title Insurance Company dated January 23, 2008.

18.	Survey dated December 13, 2007.

19.	Manager’s Certificate of Bell Plaza dated January 21, 2008.

20.	Legal Opinion of Zwillinger Georgelos & Greek PC Attorneys at Law dated January 23, 2008.

21.	Closing Escrow Letter dated January 22, 2008.

22.	Tenant Estoppel Certificate dated January 11, 2008 to Administrative Agent from Albrecht & Son.

23.	Seller Estoppel Certificate dated January 22, 2008 to Administrative Agent and Bell Plaza from Earl II Bell-Plaza LLC.

24.	Certified Rent Roll dated January 17, 2008 from Earl II Bell-Plaza LLC.

25.	Fifth Amendment to Purchase Contract and Escrow Instructions dated January 14, 2008 between Earl II Bell-Plaza LLC and Echelon Management, LLC.

26.	Amendment to Escrow Instruction and/or Purchase Contract dated September 30, 2007 to the Talon Group – Home Office Escrow from Earl II Bell-Plaza LLC.

27.	Extension of Scheduled Maturity Date Letter dated December 13, 2010 to Bell Plaza from Administrative Agent.

28.	Rate Cap Transaction Confirmation dated December 30, 2010 from Wells Fargo Bank, N.A.

29.	Non Material Waiver and Amendment dated December 10, 2010.

30.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Baroumes Law Office, PLC.

31.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Bruen Law Office, PLLC.

32.	First Amendment to Loan Agreement dated as of February 29, 2008, by and among Bell Plaza, Original Lender and Agent, and acknowledged by Guarantor.

33.	Release of Guaranty dated October 8, 2008 executed by Original Lender and Agent.

34.	Special Warranty Deed dated January 22, 2008 by Earl II – Bell Plaza LLC, recorded with the Official Records of Maricopa County Recorder as Instrument No. 20080061271.

35.	Loan Modification Agreement dated June 29, 2012 by and among Bell Plaza, Macquarie Bank Limited, as successor to Original Lender (“Successor Lender”), Agent, Guarantor and Real Estate Asset Lending, LLC.

36.	Promissory Note (B-Note) in the principal amount of $1,500,000, dated June 29, 2012 and made by Bell Plaza in favor of Successor Lender.

37.	Intercreditor Agreement dated June 29, 2012 by Real Estate Asset Lending, LLC and Successor Lender.

38.	First Amendment to Loan Modification Agreement dated July 19, 2012 by and among Bell Plaza, Successor Lender, and Agent.

Sch. III-2

SCHEDULE III

B. BIRCHTREE PURCHASED ASSET

1.	Loan Agreement dated June 22, 2007 among Tiger Properties III, LLC (“Tiger Properties”), NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar CP Funding LLC (“Original Lender”).

2.	Promissory Note dated June 22, 2007 made by Tiger Properties in favor of Administrative Agent for the benefit of Original Lender, amended and restated by:

a.	Promissory Note A1 in the sum of $11,000,000 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender, as defined below.

b.	Promissory Note B in the sum of $2,310,908.35 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender, as defined below.

3.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 22, 2006 by Tiger Properties to Michael F. King, as trustee for Administrative Agent.

4.	Limited Guaranty dated June 22, 2007 by Hal V. Worth, IV in favor of Administrative Agent.

5.	Certificate and Indemnity Regarding Hazardous Substances dated June 22, 2007 by Tiger Properties to Administrative Agent.

6.	Assignment of Contracts, Licenses and Permits dated June 22, 2007 by Tiger Properties to Administrative Agent.

7.	UCC-1 Financing Statement dated June 22, 2007 filed with the North Carolina Secretary of State with Filing No. 20070061274M.

8.	UCC-3 Continuation Statement dated June 18, 2012 filed with the North Carolina Secretary of State with Filing No. 20120057731K.

9.	UCC-1 Financing Statement dated June 22, 2007 filed with the North Carolina Secretary of State with Filing No. 2007003291A.

10.	UCC-3 Continuation Statement dated June 18, 2012 filed with the North Carolina Secretary of State with Filing No. 20120057732M.

11.	UCC-1 Financing Statement dated June 22, 2007 recorded with the Official Records of Wake County, North Carolina in Book 012615, Page 01698.

12.	UCC-3 Continuation Statement dated June 19, 2012 recorded with the Official Records of Wake County, North Carolina in Book 014808, Page 01805.

13.	Subordination and Assignment of Management Agreement dated June 22, 2007 by Tiger Properties to Administrative Agent.

14.	Collateral Assignment of Interest Rate Cap Agreement dated June 22, 2007 between Tiger Properties and Administrative Agent.

15.	Post-Closing Obligations Letter dated June 22, 2007 from Tiger Properties to Administrative Agent.

Sch. III-3

SCHEDULE III

16.	Disbursement Authorization Letter dated June 22, 2007 from Tiger Properties to Administrative Agent.

17.	Policy of Title Insurance issued by First American Title Insurance Company dated June 22, 2007.

18.	Certificate of Incumbency and Authority of Tiger Properties dated June 22, 2007.

19.	Agreement for Purchase and Sale of Real Property dated February 23, 2007 between Tiger Properties and Raw Associates Limited Partnership.

20.	Second Modification of Loan Agreement dated September 8, 2011 among Tiger Properties, Original Lender and Administrative Agent.

21.	Second Modification of Promissory Note dated September 8, 2011 among Tiger Properties, Original Lender and Administrative Agent.

22.	Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing and Other Loan Documents dated September 8, 2011, between Tiger Properties and Administrative Agent, it is capacity as agent for Original Lender, recorded in Wake County, North Carolina in Book 014456, Page 02698.

23.	Tiger Properties’ Certificate dated September 8, 2011.

24.	Agreement Letter dated September 8, 2011 executed by the Guarantors.

25.	Legal Opinion of Poyner Spruill LLP dated September 8, 2011.

26.	Limited Liability Company Consent of Tiger Properties III, LLC dated September 8, 2011.

27.	Title Endorsement issued by Metro Title Company, agent for First American, for Policy Number 5011300-0155478E dated September 8, 2011.

28.	Escrow Instructions Letter dated September 6, 2011, from Kroll, McNamara, Evans and Delehanty, LLP to Poyner Spruill LP.

29.	Third Modification of Loan Agreement dated June 21, 2012 among Tiger Properties, Macquarie Bank Limited, as successor to Original Lender (“Successor Lender”) and Administrative Agent, as agent for the Successor Lender.

30.	Third Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing and Other Loan Documents dated June 21, 2012, among Tiger Properties, Successor Lender and Administrative Agent, recorded in Wake County, North Carolina, in Book 14857, Page 1449.

31.	Promissory Note A2 in the sum of $1,125,000 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender.

32.	Deed-in-Lieu Agreement dated June 21, 2012 among Tiger Properties, Successor Lender and Metro Title Company, LLC.

33.	Amended and Restated Limited Guaranty and Indemnity dated June 21, 2012, by Guarantors, for the benefit of Administrative Agent, as agent for Successor Lender.

34.	Insured Closing Letter dated June 28, 2012, issued by Commonwealth Land Title Insurance Company to Administrative Agent.

Sch. III-4

SCHEDULE III

35.	Certificate of Incumbency and Authority of Tiger Properties III, LLC dated July 10, 2012.

36.	Waiver of Hearing dated July 19, 2012, by Tiger Properties and Guarantors.

37.	Tiger Properties’ Release of Lender dated July 25, 2012, by Tiger Properties in favor of Original Lender.

38.	Manager’s Certificate dated July 25, 2012, by the Manager of Tiger Properties.

39.	Bill of Sale dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

40.	North Carolina Deed In Lieu of Foreclosure executed on July 10, 2012 and effective as of July 25, 2012, between Tiger Properties, as grantor, to Birchtree NS Eight Holding, LLC, as grantee.

41.	General Assignment dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

42.	Assignment of Contracts dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

43.	Certificate of Non-Foreign Status dated July 25, 2012, by Tiger Properties.

44.	Tiger Properties’ Certificate dated July 25, 2012.

45.	Side Letter Agreement dated July 25, 2012, among Tiger Properties, Administrative Agent and Successor Lender.

46.	Opinion Letter of Poyner Spruill LLP dated July 25, 2012.

47.	Title Insurance Policy dated July 26, 2012.

48.	Loan Reduction Agreement Letter dated January 14, 2013, among Tiger Properties and Administrative Agent.

49.	Maturity Extension Letter Agreement dated June 18, 2013 between Agent and Tiger Properties.

50.	Assignment and Bill of Sale of Interests dated October 31, 2007 by and among EJP III Real Estate Two, LLC, Bertie Investment Partners, LLC, and Tiger Properties.

51.	Tiger Properties III, LLC Certificate of Existence dated May 25, 2007.

52.	Articles of Organization of Birchtree NS Eight Holding, LLC.

53.	Conversion Agreement dated June 28, 2012 by and between Tiger Properties and Bertie Investment Partners, LLC.

54.	Insured Closing Letter dated September 8, 2011.

C. 44% INTEREST IN FULCRUM NWP PURCHASED ASSET

1.	Promissory Note dated December 27, 2007 made by Fulcrum NWP, LLC (“Fulcrum”) in favor of NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar CP Funding, LLC (“Original Lender”).

2.	Loan Agreement dated as of December 27, 2007 by and among Fulcrum, Administrative Agent and Original Lender.

Sch. III-5

SCHEDULE III

3.	Application Letter dated October 30, 2007 from Administrative Agent to Fulcrum.

4.	Credit Line Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 27, 2007 made by Fulcrum to Administrative Agent. (Recorded on December 31, 2007, as Document No. 0736542138 with the Cook County Recorder of Deeds).

5.	UCC-1 Financing Statement dated December 27, 2007 filed with the Delaware Secretary of State with Filing No. 2007 4887971, continued pursuant to Continuation Statement dated December 20, 2012 filed with the Delaware Secretary of State with Filing No. 2012 4974327.

6.	UCC-1 Financing Statement dated December 31, 2007 filed with Cook County, Illinois with Filing No. 0736542140.

7.	Assignment of Leases and Rents dated December 27, 2007 by Fulcrum to Administrative Agent. (Recorded on December 31, 2007, as Document No. 0736542139 with the Cook County Recorder of Deeds).

8.	Subordination, Non-Disturbance, and Attornment Agreement dated December 27, 2007 between Administrative Agent and TGI Friday’s Inc. (Recorded on December 31, 2007, as Document No. 0736542141 with the Cook County Recorder of Deeds).

9.	Limited Guaranty dated December 27, 2007 by Thomas L. Cox, Thomas R. Clayton, Scott M. Stahr and Peter J. Broccolo to Administrative Agent.

10.	Certificate and Indemnity Regarding Hazardous Substances dated December 27, 2007 from Fulcrum to Administrative Agent.

11.	Assignment of Contracts, Licenses and Permits dated December 27, 2007 between Fulcrum and Administrative Agent.

12.	Subordination and Assignment of Management Agreement dated December 27, 2007 by Fulcrum for Administrative Agent.

13.	Subordination of Asset Management Agreement dated December 27, 2007 by Fulcrum Operating Company, LLC to Administrative Agent and consent to by Fulcrum.

14.	Subordination and Assignment of Leasing Agreement dated December 27, 2007 by Fulcrum for Administrative Agent.

15.	Collateral Assignment of Interest Rate Cap Agreement dated as of December 27, 2007 by Fulcrum for Administrative Agent.

16.	Post-Closing Obligations Letter dated January 28, 2008 from Administrative Agent to Fulcrum.

17.	Escrow Instruction Letter dated December 27, 2007.

18.	Escrow Trust Disbursement Statement dated December 27, 2007.

19.	Policy of Title Insurance issued by Chicago Title Insurance Company dated December 31, 2007.

20.	Survey dated November 19, 2007.

21.	Zoning Report prepared for Administrative Agent and dated November 20, 2007.

22.	Formation Documents Certificate of Fulcrum dated December 27, 2007.

Sch. III-6

SCHEDULE III

23.	Formation Documents Certificate of FIC NWP, LLC dated December 27, 2007.

24.	Formation Documents Certificate of Fulcrum Operating Company, LLC dated December 27, 2007.

25.	Formation Documents Certificate of LB NWP, LLC dated December 27, 2007.

26.	Formation Documents Certificate of Fulcrum Asset Advisors, LLC dated December 27, 2007.

27.	Legal Opinion of Rothschild, Barry & Myers LLP dated December 27, 2007.

28.	Letter from Mackie Consultants, LLC to Administrative Agent dated December 21, 2007.

29.	Letter from Walker Parking Consultants to Administrative Agent dated February 29, 2008.

30.	Loan Modification Agreement dated April 28, 2009 among Fulcrum, FIC NWP, LLC, LB NWP LLC, Administrative Agent, Thomas L. Cox, Thomas R. McClayton, Scott M. Stahr, Peter J. Broccolo and Lincoln Property Company Commercial, Inc.

31.	Loan Modification Agreement dated August 31, 2011 by and between Fulcrum and Administrative Agent

32.	Non-material Amendment dated October 16, 2012.

33.	Forbearance Agreement Letter dated December 31, 2012 among Fulcrum, Administrative Agent, Thomas L. Cox, Scott M. Stahr and Peter J. Broccolo (collectively, the “Guarantors”).

34.	First Amendment and Allonge to Promissory Note dated December 31, 2012 from Fulcrum to Administrative Agent, as administrative agent for Original Lender

35.	First Amendment To Credit Line Mortgage, Assignment Of Leases And Rents, Security Agreement And Fixture Filing, First Amendment To Assignment Of Leases And Rents And Second Omnibus Amendment To Loan Agreement And Other Loan Documents dated December 31, 2012, among Fulcrum, Administrative Agent, Original Lender and the Guarantors, recorded in Cook County, Illinois with file number 1303610054.

36.	Assignment from NS WF 2005 LLC to NSCLT 2006-1.

37.	Assignment from NSCLT to Blank.

38.	Assignment from NS Trust 2005-1 to Blank.

39.	Assignment from NS Trust 2005-1 to Blank.

40.	Assignment from NS WF 2005 LLC to NS Trust 2005-1.

41.	Assignment from NS CPF LLC to NS Trust 2005-1.

Sch. III-7

SCHEDULE IIIA

A&R CLOSING DATE PURCHASED ASSET FILE

A. WESTCHASE PURCHASED ASSET:

1.	Promissory Note in the amount of $10,050,000 dated September 18, 2006, made by Jeffrey Westchase, LLC (“Westchase”) payable to the order of NewStar Financial, Inc., as administrative agent (“Agent”), for NewStar CP Funding LLC, as lender, (“Lender”).

2.	Omnibus Modification of Loan Documents and Guarantor Ratification dated November 4, 2010, among Westchase, Agent, and Scott C. Dew, Richard Pachulski, Nathan Rubin, and Isaac Pachulski (collectively, “Guarantors”).

3.	Maturity Extension and Guarantor Ratification dated August 16, 2012.

4.	Second Maturity Extension and Guarantor Ratification dated September 17, 2012

5.	Omnibus Modification of Loan Documents and Guarantor Ratification dated April 18, 2013.

6.	Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of September 18, 2006, by Westchase to Janis H. Loegering, as Trustee (“Trustee”), for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20060055564, as amended by:

a.	Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents dated November 4, 2010 by Westchase to Trustee, for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20100475371.

b.	Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents dated April 18, 2013 by Westchase to Trustee, for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20130239599.

7.	Assignment of Leases and Rents dated September 18, 2006, by and between Westchase and Agent, filed in Harris County, Texas with File No. 20060055565, as amended by:

a.	Amendment to Assignment of Leases and Rents dated November 4, 2010.

10.	Guaranty dated September 18, 2006 made by Guarantors in favor of Agent, as agent for Lender.

11.	Limited Guaranty of Payment ($1,250,000) dated November 4, 2010 made by the Guarantors in favor of the Agent.

12.	Lockbox and Security Agreement dated September 18, 2006 by and among Agent, as administrative agent for Lender, East West Bank, and Westchase.

a.	Amendment to Lockbox and Security Agreement dated November 4, 2010 by and among Agent, as administrative agent for Lender, East West Bank and Westchase.

b.	Amendment to Lockbox and Security Agreement dated April 18, 2013 by and among Agent, as administrative agent for Lender, East West Bank, and Westchase.

13.	Environmental Indemnity Agreement dated September 18, 2006 made by Westchase and Guarantors for the benefit of Agent, as agent for Lender.

Sch. IIIA-1

SCHEDULE IIIA

14.	Assignment and Subordination of Management Agreement dated September 18, 2006 by and between Westchase and RPD Property Management, LLC, for the benefit of Agent, as agent for Lender.

15.	Omnibus Assignment dated September 18, 2006 by Westchase in favor of Agent, as agent for Lender.

16.	Collateral Assignment of Interest Rate Protection Agreement dated September 18, 2006 by Jeffrey Westchase, LLC in favor of Agent, as agent for Lender.

17.	Cooperation in Securitization Letter Agreement dated September 18, 2006, by and between Westchase and Agent.

18.	No Adverse Change Certificate dated September 18, 2006 by Jeffrey Chicago, LLC.

19.	Equity Certification of Westchase to Agent dated September 18, 2006.

20.	Compliance with Law Certificate dated September 18, 2006 by Jeffrey Chicago, LLC.

21.	Legal Opinion of Decker, Jones, McMackin, McClane, Hall & Bates dated September , 2006.

22.	Mortgagee Policy of Title Insurance issued by Fidelity National Title, Policy No. 27-49-93-382583, dated September 18, 2006.

23.	Escrow Instructions Letter dated September 18, 2006 from Stroock & Stroock & Lavan LLP to Alamo Title Company.

24.	Nothing Further Certificate dated June 30, 2009, Certificate No. 209C-0373, from Alamo Title Insurance/Fidelity National Title to RPD Catalyst.

25.	Collateral Assignment of Interest Rate Cap Agreement (with Wells Fargo Bank, N.A.) dated November 4, 2010, by and between Westchase and Agent.

a.	Rate Cap Transaction Confirmation from Wells Fargo Bank, N.A., dated September 22, 2010.

26.	Legal Opinion of Decker, Jones, McMackin, McClane, Hall & Bates dated November 4, 2010.

27.	Legal Opinion of Weinstein, Boldt, Halfhide and Camel dated November 4, 2010.

28.	Loan Application Letter from Agent to RPD Catalyst, LLC dated August 16, 2006.

29.	Appraisal of Westchase I & II dated August 24, 2006 and August 25, 2008, prepared by Aaron & Wright Inc.

30.	Property Management Agreement dated September 11, 2006 by and between Westchase and RPD Property Management Company, LLC.

31.	Limited Liability Company Agreement of Westchase dated August 25, 2006.

32.	Special Warranty Deed dated September 18, 2006 by Katmor Realty Eight, LTD., as grantor, filed in Harris County, Texas with File No. 20060055563.

33.	Rate Cap Transaction Confirmation dated July 2, 2009 from Wachovia Bank, N.A.

34.	UCC-1 Financing Statement dated September 18, 2006.

35.	Assignment from CP Funding to US Bank, N.A. or Blank.

36.	Assignment to NS DBTF, LLC.

37.	Assignment from NS DBTF LLC to NS LF LLC.

38.	Assignment from NS LF LLC to Blank.

Sch. IIIA-2

SCHEDULE IIIA

B. RADCO PURCHASED ASSET

1.	Promissory Note in the amount of $19,708,000 dated June 18, 2007, made by Ashford Place, LLC (“Ashford Place”), Briar Creek Apts, LLC (“Briar Creek”), and Sierra Place, LLC (“Sierra Place” and together with Ashford Place and Briar Creek, “RADCO Borrower”), payable to the order of NewStar Financial, Inc., as administrative agent (“Agent”), for NewStar CP Funding LLC, as lender, (“Lender”), as amended and restated by:

a.	Amended and Restated Renewal Promissory Note in the amount of $19,102,307.51 dated June 30, 2010, made by RADCO Borrower and payable to the order of Agent, as agent for Lender.

b.	Second Amended and Restated Renewal Promissory Note in the amount of $11,700,000 dated June 28, 2012 made by RADCO Borrower and payable to the order of Agent, as agent for Lender.

2.	Omnibus Modification of Loan Documents and Guarantor Ratification dated June 30, 2010 by and among RADCO Borrower, Norman J. Radow (“Guarantor”), and Agent, as agent for Lender.

3.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Ashford Place to Agent, as agent for Lender, recorded in Deed Book 3119, Page 10, Records of Spalding County, Georgia.

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010 by Ashford Place to Agent, as agent for the Lender, recorded in Deed Book 3463, Page 66 of Superior Court Records of Spalding County, Georgia.

b.	Second Amendment to Deed to Secure Debt and Security Agreement, dated June 28, 2012 by Ashford Place to Agent, as agent for the Lender, recorded in Deed Book 3463, Page 124 of Superior Court Records of Spalding County, Georgia.

5.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 4300, Page 222, Records of Rockdale County, Georgia.

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 4872, Page 323 of Superior Court Records of Rockdale County, Georgia.

b.	Second Amendment to Deed to Secure Debt and Security Agreement dated June 29, 2012, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 5185, Page 47 of Superior Court Records of Rockdale County, Georgia.

6.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Sierra Place to Agent, as agent for Lender, recorded in Deed Book 45211, Page 165 of the Superior Court Records of Fulton County, Georgia.

Sch. IIIA-3

SCHEDULE IIIA

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010, by Sierra Place to Agent, as agent for the Lender, recorded in Deed Book 49153, Page 218 of the Superior Court Records of Fulton County, Georgia.

b.	Second Amendment to Deed to Secure Debt and Security Agreement dated June 28, 2012, by Sierra Place to Agent, an agent for the Lender, recorded in Deed Book 51357, Page 220 of Superior Court Records of Fulton County, Georgia.

7.	Assignment of Leases and Rents dated June 18, 2007, by and between Ashford Place and Agent, recorded in Deed Book 3119, Page 94, Records of Spalding County, Georgia.

8.	Assignment of Leases and Rents dated June 18, 2007, by and between Briar Creek and Agent, recorded in Deed Book 4300, Page 306, Records of Rockdale County, Georgia.

9.	Assignment of Leases and Rents dated June 18, 2007, by and between Sierra Place and Agent, recorded in Deed Book 45211, Page 250, Records of Fulton County, Georgia.

10.	Collateral Assignment of Interest Rate Protection Agreement dated June 18, 2007, made by RADCO Borrower in favor of Agent, as agent for the Lender.

11.	Assignment and Subordination of Management Agreement dated July 20, 2007 by and between Briar Creek and First Communities Management, Inc., for the benefit of Agent, as agent for the Lender.

12.	Assignment and Subordination of Management Agreement dated July 26, 2007 by and between Ashford Place and Ram Partners, LLC, for the benefit of Agent, as agent for the Lender.

13.	Assignment and Subordination of Management Agreement dated July 20, 2007 by and between Sierra Place and Ram Partners, LLC, for the benefit of Agent, as agent for the Lender.

14.	Closing Escrow Instructions Letter dated June 18, 2007 from Stroock & Stroock & Lavan LLP to Calloway Title and Escrow, L.L.C.

15.	Cooperation in Securitization Letter Agreement dated June 18, 2007 by and between RADCO Borrower and Agent.

16.	Environmental Indemnity Agreement dated June 18, 2007 made by RADCO Borrower and Guarantor for the benefit of Agent, as agent for Lender.

17.	Guaranty dated June 18, 2007 made by Guarantor in favor of Agent, as agent for Lender.

18.	Omnibus Assignment dated June 18, 2007, between RADCO Borrower and Agent, as agent for Lender.

19.	Post-Closing Matters Agreement dated June 18, 2007 by RADCO Borrower in favor of Agent, as agent for RADCO Borrower.

20.	Title Insurance Policy issued by Chicago Title Insurance Company Policy No. 72107-3204650, dated June 19, 2007 – Ashford Place.

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204650.

21.	Title Insurance Policy issued by Chicago Title Insurance Company, Policy No. 72107-3204647, dated June 19, 2007 – Sierra Place.

Sch. IIIA-4

SCHEDULE IIIA

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204647.

22.	Title Insurance Policy issued by Chicago Title Insurance Company, Policy No. 72107-3204649, dated June 19, 2007 - Briar Creek.

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204649.

23.	Endorsements Number 15, 16 and 17 to all three Title Insurance Policies Issued by Chicago Title Insurance Company.

24.	UCC Financing Statements – Ashford Place:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 126-2007-601

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553625

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Spalding County, Georgia in Book 3119, Page 106

25.	UCC Financing Statements – Briar Creek:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 122-07-673

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553609

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Rockdale County, Georgia in Book 4300, Page 319

26.	UCC Financing Statements – Sierra Place:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 0602007-07383

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553641

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Fulton County, Georgia in Book 45211, Page 262

27.	Deposit Account Control Agreements:

a.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Ashford Place’s account.

b.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Briar Creek’s amount.

c.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Sierra Place’s account.

d.	Notice of Termination of Deposit Account Control Agreements dated June 28, 2012 from Agent to Wells Fargo Bank, N.A.

Sch. IIIA-5

SCHEDULE IIIA

e.	Notices of Termination of Deposit Account Control Agreements dated July 17, 2012 from Agent to Wells Fargo Bank, N.A.

28.	Assignment and Subordination of Management Agreement dated June 30, 2010 by and between Ashford Place and First Communities Management, Inc., for the benefit of Agent, as agent for Lender.

29.	Assignment and Subordination of Management Agreement dated June 30, 2010 by and between Sierra Place and First Communities Management, Inc. for the benefit of Agent, as agent for Lender.

30.	Loan Application Letter dated May 8, 2007 from Agent to RADCO Companies.

31.	Access and Indemnification Agreement dated June 18, 2007 by Sierra Place for the benefit of Metropolis Homes, Inc.

32.	Certificate of Incumbency dated June 28, 2010.

33.	Legal Opinion dated June 30, 2010.

34.	Closing Escrow Instruction Letter dated June 30, 2010.

35.	Assignment from NS WF 2005 LLC to Blank.

36.	Collateral Assignment of Interest Rate Protection Agreement dated June 18, 2007.

C. DURHAM PURCHASED ASSET

1.	Application Letter of NewStar Financial, Inc. relating to the financing of the property and improvements known as Durham Centre, 300 West Morgan Street, Durham, North Carolina, dated May 29, 2007;

2.	Promissory Note in the amount of $20,900,000 dated June 26, 2007, made by CDP Durham Centre Investors LLC, a Delaware limited liability (the “Durham”) payable to the order of NewStar Financial, Inc., as administrative agent (the “Agent”), for NewStar CP Funding LLC, as lender, (the “Lender”);

3.	Guaranty made by Davis, Moehring and DG, in favor of the Agent, dated as June 26, 2007;

4.	Extension of Scheduled Maturity Date Letter, from the Agent to Durham, dated May 21, 2010;

5.	Modification and Extension Letter, by and between Durham and the Agent, dated February 29, 2012 and accepted March 7, 2012;

6.	Letter Agreement Extending the Scheduled Maturity Date, by and between Durham and the Agent, dated June 26, 2012;

7.	Letter Agreement Extending the Scheduled Maturity Date, by and between Durham and the Agent, dated July 13, 2012;

8.	Amendment and Reaffirmation of Loan Documents, by and between Durham and the Agent, dated as of June 26, 2012 (“Amendment and Reaffirmation”);

a.	Joinder Agreement to the Amendment and Reaffirmation, by and between Craig M. Davis (“Davis”), Richard A. Moehring (“Moehring”) and DG 207 Durham Centre LLC, a North Carolina limited liability company (“DG”), dated as of June 26, 2012;

Sch. IIIA-6

SCHEDULE IIIA

b.	Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated May 29, 2013;

c.	Second Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated June 28, 2013;

d.	Third Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated August 28, 2013;

9.	Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated June 26, 2007 and recorded June 29, 2007, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 620-696, as Instrument No. 2007029991;

a.	Modification of Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated and recorded April 25, 2008, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5936, Pages 42-48, as Instrument No. 2008016632;

b.	Second Modification of Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated and recorded July 26, 2012, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 7028, Pages 441-457, as Instrument No. 201205853;

11.	Assignment of Leases and Rents made by Durham to the Agent, dated June 26, 2007 and recorded June 29, 2007, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 697-718, as Instrument No. 2007029992;

12.	Environmental Indemnity Agreement among Durham, Davis, Moehring and DG, for the benefit of the Agent, dated as of June 26, 2007;

13.	Assignment and Subordination of Management Agreement by and between Durham, Craig Davis Properties, Inc., a North Carolina corporation and the Agent, dated as of June 26, 2007;

14.	Omnibus Assignment by Durham, in favor of the Agent, dated as of June 26, 2007;

15.	Collateral Assignment of Interest Rate Protection Agreement made by Durham, in favor of the Agent, dated as of June 26, 2007;

16.	Cooperation in Securitization Agreement between the Agent and Durham, dated June 26, 2007;

17.	No Adverse Change Certificate by DG, as the Manager of Davis Rodwell Durham Centre Investors LLC, a North Carolina limited liability company (“DRDCI”), as Manager of Durham, dated as of June 26, 2007;

Sch. IIIA-7

SCHEDULE IIIA

18.	Equity Certification of Durham to Agent in the amount of $4,600,000, dated as of June 26, 2007;

19.	Compliance with Law Certificate by DG, as Manager of DRDCI, as Manager of the Borrower, dated as of June 26, 2007;

20.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed June 28, 2007 with Delaware Secretary of State, Filing No. 2007 2689494;

21.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed June 29, 2007 in the Public Records, Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 719-726, as Instrument No. 2007029993;

22.	Closing Escrow Instructions Letter dated June 26, 2007;

23.	Post-Closing Matters Agreement by Durham in favor of the Agent, dated as of June 26, 2007;

24.	Purchaser’s Settlement Statement dated June 26, 2007 and relating to property known as Durham Centre, 300 West Morgan Street, Durham, North Carolina 27701-2162;

25.	Lockbox and Security Agreement by and among the Agent and Durham, dated as of October 2, 2007;

26.	Deposit Account Control Agreement among Durham, the Agent and Bank of America, N.A., dated as of October 2, 2007;

27.	Legal Opinion of Nichols Law PA, as counsel to Durham, dated October 2, 2007 (the “Legal Opinion”), and Legal Opinion Letter by Nichols Law PA, dated October 2, 2007, supplementing and clarifying the Legal Opinion;

28.	Rate Cap Transaction Confirmation, dated March 26, 2010 between Wells Fargo Bank, N.A. and Durham;

29.	Collateral Assignment of Interest Rate Protection Agreement, dated as of March 26, 2010, with Acknowledgment by Wells Fargo Bank, N.A. and Agent;

30.	Subordination, Non-Disturbance and Attornment Agreement, by and between the Agent, Durham, as Landlord, and Piedmont Investment Advisors, LLC, as Tenant, dated June 22, 2010 and recorded July 26, 2012 in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 7028, Pages 458-469, as Instrument No. 201205854;

31.	Certificate of Manager of Durham, dated as of June 25, 2012, including the following attached as exhibits:

a.	Certificate of Formation of Durham

b.	Limited Liability Company Agreement of Durham

c.	Resolution of Durham

d.	Certificate of Good Standing of Durham

Sch. IIIA-8

SCHEDULE IIIA

e.	Articles of Organization of DRDCI

f.	Operating Agreement of DRDCI

g.	Resolution of DRDCI

h.	Certificate of Existence of DRDCI

i.	Articles of Organization of DG

j.	Certificate of Existence of DG

k.	Operating Agreement, as amended, of DG

l.	Resolution of DG

32.	Collateral Assignment of Interest Rate Protection Agreement made by Durham, in favor of the Agent, as acknowledged by counterparty, Commonwealth Bank of Australia, dated as of June 26, 2012;

33.	Closing Escrow Instructions Letter by and among Stroock & Stroock & Lavan LLP, as Lender’s counsel, Durham, Commonwealth Land Title Insurance Company, as Title Insurer and Escrow Agent, and Todd Adams, Esq., as Title Attorney, dated June 26, 2012;

34.	Legal Opinion Letter by Nichols Law PA to the Agent, dated June 26, 2012;

35.	Mortgage Modification Endorsement of Commonwealth Land Title Insurance Company, as Title Insurer, relating to Loan Policy No. 1101834-M2, dated July 27, 2012;

36.	Loan Settlement Statement by Durham, in favor of NewStar Financial, Inc., relating to property known as 300 West Morgan Street, Durham, North Carolina, dated June , 2012.

37.	Insurance Certificate.

38.	Assignment from NS CP Funding LLC to NSCLT 2006-1.

39.	Assignment from NSCLT 2006-1 to Blank.

40.	Assignment from NewStar to Blank or US Bank, N.A., as Trustee.

41.	Borrower’s Certificate dated June 25, 2012.

D. FULCRUM NWP PURCHASED ASSET

The remaining approximately 56% interest in the Fulcrum NWP Purchased Asset transferred on the A&R Closing Date is governed by the Purchased Asset File listed under Fulcrum NWP in Schedule III hereof.

Sch. IIIA-9

SCHEDULE IV

[RESERVED]

Sch. IV-1

SCHEDULE V

CLOSING DATE PURCHASED ASSET DOCUMENTS

A. BELL PLAZA PURCHASED ASSET

1.	Promissory Note in the amount of $10,800,000 dated January 22, 2008 made by Bell Plaza Holdings, LLC (“Bell Plaza”) in favor of NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar Warehouse Funding 2005 LLC (“Original Lender”).

2.	Loan Agreement dated January 22, 2008 by and among Bell Plaza, Administrative Agent and Original Lender.

3.	Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated January 22, 2008 made by Bell Plaza to David W. Kreutzberg, as trustee, for the benefit of Administrative Agent for Original Lender. (Recorded on January 23, 2008, as Instrument No. 2008-0061272 with the Official Records of Maricopa County Recorder).

4.	Assignment of Leases, Rents and Profits dated January 22, 2008 made by Bell Plaza to Administrative Agent for Original Lender. (Recorded on January 23, 2008, as Instrument No. 2008-0061273 with the Official Records of Maricopa County Recorder).

5.	Limited Guaranty dated January 22, 2008 executed by Real Estate Asset Lending, LLC, Randy M. Hansen, Leslie Hansen, Gregory Witmer, Angela Wong, Gregory Herzner, and Jaylean Herzner (collectively, the “Guarantor”) in favor of Administrative Agent for Original Lender.

6.	Payment and Performance Guaranty dated January 22, 2008 executed by the Guarantor for the benefit of the Agent, as agent for the Lender.

7.	Certificate and Indemnity Regarding Hazardous Substances dated January 22, 2008 made by Bell Plaza in favor of Administrative Agent.

8.	UCC-1 Financing Statement dated February 1, 2008 filed with the Arizona Secretary of State with Filing No. 200815252387.

9.	UCC-1 Financing Statement dated May 2, 2013 filed with the Arizona Secretary of State with Filing No. 2013-173-8179-5.

10.	UCC-1 Financing Statement dated January 23, 2008 recorded with the Official Records of Maricopa County as Instrument No. 20080061274.

11.	UCC-1 Financing Statement dated May 1, 2013 recorded with the Official Records of Maricopa County as Instrument No. 20130398598.

12.	Subordination and Assignment of Administrative and Financial Service Agreement dated January 22, 2008 by Bell Plaza in favor of Administrative Agent.

13.	Assignment of Contracts, Licenses and Permits dated January 22, 2008 by Bell Plaza in favor of Administrative Agent.

14.	Collateral Assignment of Interest Rate Cap Agreement dated January 22, 2008 between Bell Plaza and Administrative Agent.

15.	Post-Closing Letter dated January 22, 2008 from Bell Plaza to Administrative Agent.

Sch. V-1

SCHEDULE V

16.	Disbursement Authorization Letter dated January 22, 2008 from Bell Plaza to Administrative Agent.

17.	Estimated Settlement Statement dated January 22, 2008.

18.	Policy of Title Insurance issued by First American Title Insurance Company dated January 23, 2008.

19.	Survey dated December 13, 2007.

20.	Manager’s Certificate of Bell Plaza dated January 21, 2008.

21.	Legal Opinion of Zwillinger Georgelos & Greek PC Attorneys at Law dated January 23, 2008.

22.	Closing Escrow Letter dated January 22, 2008.

23.	Tenant Estoppel Certificate dated January 11, 2008 to Administrative Agent from Albrecht & Son.

24.	Seller Estoppel Certificate dated January 22, 2008 to Administrative Agent and Bell Plaza from Earl II Bell-Plaza LLC.

25.	Certified Rent Roll dated January 17, 2008 from Earl II Bell-Plaza LLC.

26.	Fifth Amendment to Purchase Contract and Escrow Instructions dated January 14, 2008 between Earl II Bell-Plaza LLC and Echelon Management, LLC.

27.	Amendment to Escrow Instruction and/or Purchase Contract dated September 30, 2007 to the Talon Group – Home Office Escrow from Earl II Bell-Plaza LLC.

28.	Extension of Scheduled Maturity Date Letter dated December 13, 2010 to Bell Plaza from Administrative Agent.

29.	Rate Cap Transaction Confirmation dated December 30, 2010 from Wells Fargo Bank, N.A.

30.	Non Material Waiver and Amendment dated December 10, 2010.

31.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Baroumes Law Office, PLC.

32.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Bruen Law Office, PLLC.

33.	Tenant Estoppel Certificate dated December 28, 2007 to Administrative Agent from Carvel D. & Phyllis M. Stewart.

34.	Tenant Estoppel Certificate dated January 3, 2008 to Administrative Agent from Catherine Leas, d/b/a The Law Offices of Catherine Leas, P.C.

35.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Ceasor Insurance Consultants, Inc.

36.	Tenant Estoppel Certificate dated January 10, 2008 to Administrative Agent from Chamber Music West, Inc.

37.	Tenant Estoppel Certificate dated January 9, 2008 to Administrative Agent from Daniel J. and Denise E. Kuemmerle, d/b/a American Family Insurance Agency.

38.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Daniel Lee Lindblad, d//b/a The Lindblad Group.

Sch. V-2

SCHEDULE V

39.	Tenant Estoppel Certificate dated January 9, 2008 to Administrative Agent from Douglas Hall and Michelle Hall.

40.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Emerging Technology, LLC, d/b/a Truck Candy.

41.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Faith Bible Church of the Valley.

42.	Tenant Estoppel Certificate dated January 10, 2008 to Administrative Agent from Grant Coley, d/b/a Farmers Insurance Agency.

43.	Tenant Estoppel Certificate dated January 10, 2008 to Administrative Agent from Gregory J. Richards and Jhoni R. Richards.

44.	Tenant Estoppel Certificate dated January 7, 2008 to Administrative Agent from Hasslacher & Associates, Inc.

45.	Tenant Estoppel Certificate dated December 26, 2007 to Administrative Agent from Hospice Family Care, Inc.

46.	Tenant Estoppel Certificate dated January 4, 2008 to Administrative Agent from Holly M. Royce, d/b/a R&R Financial.

47.	Tenant Estoppel Certificate dated January 3, 2008 to Administrative Agent from IOA RE, Inc.

48.	Tenant Estoppel Certificate dated December 21, 2007 to Administrative Agent from J.J. Swart & Company, LLC.

49.	Tenant Estoppel Certificate dated January 7, 2008 to Administrative Agent from Kathryn J. Strog.

50.	Tenant Estoppel Certificate dated January 3, 2008 to Administrative Agent from K Management Services, Inc.

51.	Tenant Estoppel Certificate dated January 3, 2008 to Administrative Agent from Keystone American Homes, LLC.

52.	Tenant Estoppel Certificate dated December 31, 2007 to Administrative Agent from Les and Susan Nesmith.

53.	Tenant Estoppel Certificate dated January 7, 2008 to Administrative Agent from Linda Kohl.

54.	Tenant Estoppel Certificate dated January 9, 2008 to Administrative Agent from Lischer & Batts, P.C., n/k/a Lischer, Batts & Lyons, P.C.

55.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Marian L. Gill, d/b/a American Family Insurance.

56.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Maureen L. Edwards, LLC.

57.	Tenant Estoppel Certificate dated December 20, 2007 to Administrative Agent from Neil McPherron.

58.	Undated Tenant Estoppel Certificate to Administrative Agent from Newport Health Network, Inc.

Sch. V-3

SCHEDULE V

59.	Tenant Estoppel Certificate dated December 27, 2007 to Administrative Agent from Nightingale Nurses.

60.	Undated Tenant Estoppel Certificate to Administrative Agent from The Patient’s Advocate, Inc.

61.	Tenant Estoppel Certificate dated January 2, 2008 to Administrative Agent from Pediatrics Partners, LLC.

62.	Tenant Estoppel Certificate dated December 27, 2007 to Administrative Agent from Peter Hock and Cindy Colbert-Hock.

63.	Tenant Estoppel Certificate dated December 27, 2007 to Administrative Agent from Powers Hearing Aid Center.

64.	Tenant Estoppel Certificate dated December 27, 2007 to Administrative Agent from Raymond Langlois, d/b/a Arizona Annuity Store.

65.	Tenant Estoppel Certificate dated December 26, 2007 to Administrative Agent from Robert R. Bennett.

66.	Tenant Estoppel Certificate dated January 2, 2008 to Administrative Agent from Robert Harding Company.

67.	Tenant Estoppel Certificate dated January 7, 2008 to Administrative Agent from James S. Rotchford and Stuart Rotchford, Rotchford & Associates Wealth Management.

68.	Tenant Estoppel Certificate dated December 26, 2007 to Administrative Agent from SMARTcharms, LLC.

69.	Tenant Estoppel Certificate dated December 22, 2007 to Administrative Agent from Smart Financial Strategies, Inc.

70.	Tenant Estoppel Certificate dated January 11, 2008 to Administrative Agent from Southwest Human Development Inc.

71.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from SPM Insurance, Inc.

72.	Tenant Estoppel Certificate dated December 20, 2007 to Administrative Agent from Sun Cities Financial Group, Inc.

73.	Tenant Estoppel Certificate dated December 20, 2007 to Administrative Agent from Sun Valley Financial of Utah, Inc.

74.	Tenant Estoppel Certificate dated December 20, 2007 to Administrative Agent from Western Assist, LLC.

75.	Tenant Estoppel Certificate dated January 9, 2008 to Administrative Agent from Western Special Risks, Inc.

76.	Tenant Estoppel Certificate dated January 8, 2008 to Administrative Agent from Westford College, Inc.

77.	Tenant Estoppel Certificate dated January 7, 2008 to Administrative Agent from West Maricopa County Regional Association of Realtors, Inc.

78.	Tenant Estoppel Certificate dated December 20, 2007 to Administrative Agent from William E. Woods, d/b/a First Place Mortgage.

Sch. V-4

SCHEDULE V

79.	First Amendment to Loan Agreement dated as of February 29, 2008, by and among Bell Plaza, Original Lender and Agent, and acknowledged by Guarantor.

80.	Release of Guaranty dated October 8, 2008 executed by Original Lender and Agent.

81.	Special Warranty Deed dated January 22, 2008 by Earl II – Bell Plaza LLC, recorded with the Official Records of Maricopa County Recorder as Instrument No. 20080061271.

82.	Loan Modification Agreement dated June 29, 2012 by and among Bell Plaza, Macquarie Bank Limited, as successor to Original Lender (“Successor Lender”), Agent, Guarantor and Real Estate Asset Lending, LLC.

83.	Promissory Note (B-Note) in the principal amount of $1,500,000, dated June 29, 2012 and made by Bell Plaza in favor of Successor Lender.

84.	Intercreditor Agreement dated June 29, 2012 by Real Estate Asset Lending, LLC and Successor Lender.

85.	First Amendment to Loan Modification Agreement dated July 19, 2012 by and among Bell Plaza, Successor Lender, and Agent.

B. BIRCHTREE PURCHASED ASSET

1.	Loan Agreement dated June 22, 2007 among Tiger Properties III, LLC (“Tiger Properties”), NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar CP Funding LLC (“Original Lender”).

2.	Application Letter dated May 2, 2007 from Administrative Agent to Tiger Properties.

3.	Promissory Note dated June 22, 2007 made by Tiger Properties in favor of Administrative Agent for the benefit of Original Lender, amended and restated by:

a.	Promissory Note A1 in the sum of $11,000,000 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender, as defined below.

b.	Promissory Note B in the sum of $2,310,908.35 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender, as defined below.

4.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 22, 2006 by Tiger Properties to Michael F. King, as trustee for Administrative Agent.

5.	Limited Guaranty dated June 22, 2007 by Hal V. Worth, IV in favor of Administrative Agent.

6.	Certificate and Indemnity Regarding Hazardous Substances dated June 22, 2007 by Tiger Properties to Administrative Agent.

7.	Assignment of Contracts, Licenses and Permits dated June 22, 2007 by Tiger Properties to Administrative Agent.

8.	UCC-1 Financing Statement dated June 22, 2007 filed with the North Carolina Secretary of State with Filing No. 20070061274M.

Sch. V-5

SCHEDULE V

9.	UCC-3 Continuation Statement dated June 18, 2012 filed with the North Carolina Secretary of State with Filing No. 20120057731K.

10.	UCC-1 Financing Statement dated June 22, 2007 filed with the North Carolina Secretary of State with Filing No. 2007003291A.

11.	UCC-3 Continuation Statement dated June 18, 2012 filed with the North Carolina Secretary of State with Filing No. 20120057732M

12.	UCC-1 Financing Statement dated June 22, 2007 recorded with the Official Records of Wake County, North Carolina in Book 012615, Page 01698.

13.	UCC-3 Continuation Statement dated June 19, 2012 recorded with the Official Records of Wake County, North Carolina in Book 014808, Page 01805.

14.	Subordination and Assignment of Management Agreement dated June 22, 2007 by Tiger Properties to Administrative Agent.

15.	Collateral Assignment of Interest Rate Cap Agreement dated June 22, 2007 between Tiger Properties and Administrative Agent.

16.	Post-Closing Obligations Letter dated June 22, 2007 from Tiger Properties to Administrative Agent.

17.	Disbursement Authorization Letter dated June 22, 2007 from Tiger Properties to Administrative Agent.

18.	Certificate of Tiger Properties dated June 22, 2007.

19.	Policy of Title Insurance issued by First American Title Insurance Company dated June 22, 2007.

20.	Survey dated June 4, 2007.

21.	Zoning Letters.

22.	Certificate of Incumbency and Authority of Tiger Properties dated June 22, 2007.

23.	Legal Opinion of Poyner & Spruill LLP Attorneys At Law dated June 22, 2007.

24.	Agreement for Purchase and Sale of Real Property dated February 23, 2007 between Tiger Properties and Raw Associates Limited Partnership.

25.	Certificate of Secretary/Officer of Tiger Properties dated December 17, 2010.

26.	Certificate Regarding Property Expenses dated December 17, 2010 by Tiger Properties to Administrative Agent.

27.	Collateral Assignment of Interest Rate Cap Agreement dated December 17, 2010 by Tiger Properties to Administrative Agent.

28.	Loan Modification Closing Statement dated December 17, 2010.

29.	Rate Cap Transaction Confirmation dated December 1, 2010.

30.	Limited Guaranty and Indemnity dated December 17, 2010 by Hal V. Worth, IV, Billy Glenn Barnard, Brian William White, Hazen Glenn Lancaster, III, Mitchell Owens Lancaster and Jason Bradley Roth, as guarantors (“Guarantors”) in favor of Administrative Agent.

31.	Loan Modification Letter dated December 17, 2010 from Tiger Properties to Administrative Agent.

Sch. V-6

SCHEDULE V

32.	Policy of Title Insurance issued by First American Title Insurance Company dated December 20, 2010.

33.	Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing and other Loan Documents dated December 17, 2010 between Tiger Properties and Administrative Agent.

34.	Modification of Loan Agreement dated December 17, 2010 between Tiger Properties and Administrative Agent.

35.	Modification of Promissory Note dated December 17, 2010 between Tiger Properties and Administrative Agent.

36.	Undelivered Items Letter Agreement dated December 17, 2010 to Tiger Properties from Administrative Agent.

37.	Option to Purchase Membership Interest dated November 5, 2007 to EJP III Real Estate Two, LLC from Tiger Properties.

38.	Phase I Environmental Site Assessment report – Birchtree Apartments 5400 Portree Place, Raleigh, North Carolina 27606 issued May 30, 2007.

39.	Proposal for Asbestos Abatement Consulting Services dated April 5, 2011 to Demolition and Asbestos Removal, Inc. from Matrix Health & Safety Consultants, L.L.C.

40.	Insured Closing Letter issued by First American Title Insurance Company dated September 17, 2010.

41.	Certificate of Tiger Properties, dated December 17, 2010.

42.	Second Modification of Loan Agreement dated September 8, 2011 among Tiger Properties, Original Lender and Administrative Agent.

43.	Second Modification of Promissory Note dated September 8, 2011 among Tiger Properties, Original Lender and Administrative Agent.

44.	Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing and Other Loan Documents dated September 8, 2011, between Tiger Properties and Administrative Agent, it is capacity as agent for Original Lender, recorded in Wake County, North Carolina in Book 014456, Page 02698.

45.	Tiger Properties’ Certificate dated September 8, 2011.

46.	Agreement Letter dated September 8, 2011 executed by the Guarantors.

47.	Legal Opinion of Poyner Spruill LLP dated September 8, 2011.

48.	Limited Liability Company Consent of Tiger Properties III, LLC dated September 8, 2011.

49.	Title Endorsement issued by Metro Title Company, agent for First American, for Policy Number 5011300-0155478E dated September 8, 2011.

50.	Escrow Instructions Letter dated September 6, 2011, from Kroll, McNamara, Evans and Delehanty, LLP to Poyner Spruill LP.

51.	Settlement Statement Modification of Loan dated September 8, 2011.

Sch. V-7

SCHEDULE V

52.	Third Modification of Loan Agreement dated June 21, 2012 among Tiger Properties, Macquarie Bank Limited, as successor to Original Lender (“Successor Lender”) and Administrative Agent, as agent for the Successor Lender.

53.	Third Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing and Other Loan Documents dated June 21, 2012, among Tiger Properties, Successor Lender and Administrative Agent, recorded in Wake County, North Carolina, in Book 14857, Page 1449.

54.	Promissory Note A2 in the sum of $1,125,000 dated June 21, 2012 made by Tiger Properties and payable to the order of Administrative Agent, as agent for Successor Lender.

55.	Deed-in-Lieu Agreement dated June 21, 2012 among Tiger Properties, Successor Lender and Metro Title Company, LLC.

56.	Amended and Restated Limited Guaranty and Indemnity dated June 21, 2012, by Guarantors, for the benefit of Administrative Agent, as agent for Successor Lender.

57.	Insured Closing Letter dated June 28, 2012, issued by Commonwealth Land Title Insurance Company to Administrative Agent.

58.	Certificate of Incumbency and Authority of Tiger Properties III, LLC dated July 10, 2012.

59.	Waiver of Hearing dated July 19, 2012, by Tiger Properties and Guarantors.

60.	Tiger Properties’ Release of Lender dated July 25, 2012, by Tiger Properties in favor of Original Lender.

61.	Manager’s Certificate dated July 25, 2012, by the Manager of Tiger Properties.

62.	Bill of Sale dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

63.	North Carolina Deed In Lieu of Foreclosure executed on July 10, 2012 and effective as of July 25, 2012, between Tiger Properties, as grantor, to Birchtree NS Eight Holding, LLC, as grantee.

64.	General Assignment dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

65.	Assignment of Contracts dated July 25, 2012, between Tiger Properties and Birchtree NS Eight Holdings, LLC.

66.	Certificate of Non-Foreign Status dated July 25, 2012, by Tiger Properties.

67.	Tiger Properties’ Certificate dated July 25, 2012.

68.	Side Letter Agreement dated July 25, 2012, among Tiger Properties, Administrative Agent and Successor Lender.

69.	Opinion Letter of Poyner Spruill LLP dated July 25, 2012.

70.	Closing Statement for Arbor Creek Apartments Loan Modification, dated July 25, 2012.

71.	Title Insurance Policy dated July 26, 2012.

Sch. V-8

SCHEDULE V

72.	UCC-3 Continuation Statement filed on June 18, 2012 with the Secretary of State of North Carolina with Filing No. 20120057731K.

73.	UCC-3 Continuation Statement filed on June 18, 2012 with the Secretary of State of North Carolina with Filing No. 20120057732M.

74.	UCC-3 Continuation Statement filed on June 19, 2012 with the Wake County Register of Deeds in Book 14808, Page 01803

75.	Loan Reduction Agreement Letter dated January 14, 2013, among Tiger Properties and Administrative Agent.

76.	Maturity Extension Letter Agreement dated June 18, 2013 between Agent and Tiger Properties.

77.	Assignment and Bill of Sale of Interests dated October 31, 2007 by and among EJP III Real Estate Two, LLC, Bertie Investment Partners, LLC, and Tiger Properties.

78.	Tiger Properties III, LLC Certificate of Existence dated May 25, 2007.

79.	Articles of Organization of Birchtree NS Eight Holding, LLC.

80.	Conversion Agreement dated June 28, 2012 by and between Tiger Properties and Bertie Investment Partners, LLC.

81.	Insured Closing Letter dated September 8, 2011.

C. 44% INTEREST IN FULCRUM NWP PURCHASED ASSET

1.	Promissory Note dated December 27, 2007 made by Fulcrum NWP, LLC (“Fulcrum”) in favor of NewStar Financial, Inc. (“Administrative Agent”), as administrative agent for NewStar CP Funding, LLC (“Original Lender”).

2.	Loan Agreement dated as of December 27, 2007 by and among Fulcrum, Administrative Agent and Original Lender.

3.	Application Letter dated October 30, 2007 from Administrative Agent to Fulcrum.

4.	Credit Line Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 27, 2007 made by Fulcrum to Administrative Agent. (Recorded on December 31, 2007, as Document No. 0736542138 with the Cook County Recorder of Deeds).

5.	UCC-1 Financing Statement dated December 27, 2007 filed with the Delaware Secretary of State with Filing No. 2007 4887971.

6.	UCC-1 Financing Statement dated December 31, 2007 filed with Cook County, Illinois with Filing No. 0736542140.

7.	Assignment of Leases and Rents dated December 27, 2007 by Fulcrum to Administrative Agent. (Recorded on December 31, 2007, as Document No. 0736542139 with the Cook County Recorder of Deeds).

8.	Subordination, Non-Disturbance, and Attornment Agreement dated December 27, 2007 between Administrative Agent and TGI Friday’s Inc. (Recorded on December 31, 2007, as Document No. 0736542141 with the Cook County Recorder of Deeds).

Sch. V-9

SCHEDULE V

9.	Limited Guaranty dated December 27, 2007 by Thomas L. Cox, Thomas R. Clayton, Scott M. Stahr and Peter J. Broccolo to Administrative Agent.

10.	Certificate and Indemnity Regarding Hazardous Substances dated December 27, 2007 from Fulcrum to Administrative Agent.

11.	Assignment of Contracts, Licenses and Permits dated December 27, 2007 between Fulcrum and Administrative Agent.

12.	Subordination and Assignment of Management Agreement dated December 27, 2007 by Fulcrum for Administrative Agent.

13.	Subordination of Asset Management Agreement dated December 27, 2007 by Fulcrum Operating Company, LLC to Administrative Agent and consent to by Fulcrum.

14.	Subordination and Assignment of Leasing Agreement dated December 27, 2007 by Fulcrum for Administrative Agent.

15.	Collateral Assignment of Interest Rate Cap Agreement dated as of December 27, 2007 by Fulcrum for Administrative Agent.

16.	Post-Closing Obligations Letter dated January 28, 2008 from Administrative Agent to Fulcrum.

17.	Escrow Instruction Letter dated December 27, 2007.

18.	Escrow Trust Disbursement Statement dated December 27, 2007.

19.	Policy of Title Insurance issued by Chicago Title Insurance Company dated December 31, 2007.

20.	Survey dated November 19, 2007.

21.	Zoning Report prepared for Administrative Agent and dated November 20, 2007.

22.	Formation Documents Certificate of Fulcrum dated December 27, 2007.

23.	Formation Documents Certificate of FIC NWP, LLC dated December 27, 2007.

24.	Formation Documents Certificate of Fulcrum Operating Company, LLC dated December 27, 2007.

25.	Formation Documents Certificate of LB NWP, LLC dated December 27, 2007.

26.	Formation Documents Certificate of Fulcrum Asset Advisors, LLC dated December 27, 2007.

27.	Legal Opinion of Rothschild, Barry & Myers LLP dated December 27, 2007.

28.	Letter from Mackie Consultants, LLC to Administrative Agent dated December 21, 2007.

29.	Letter from Walker Parking Consultants to Administrative Agent dated February 29, 2008.

30.	Loan Modification Agreement dated April 28, 2009 among Fulcrum, FIC NWP, LLC, LB NWP LLC, Administrative Agent, Thomas L. Cox, Thomas R. McClayton, Scott M. Stahr, Peter J. Broccolo and Lincoln Property Company Commercial, Inc.

31.	Loan Modification Agreement dated August 31, 2011 by and between Fulcrum and Administrative Agent

32.	Non-material Amendment dated October 16, 2012.

Sch. V-10

SCHEDULE V

33.	Forbearance Agreement Letter dated December 31, 2012 among Fulcrum, Administrative Agent, Thomas L. Cox, Scott M. Stahr and Peter J. Broccolo (collectively, the “Guarantors”).

34.	First Amendment and Allonge to Promissory Note dated December 31, 2012 from Fulcrum to Administrative Agent, as administrative agent for Original Lender

35.	First Amendment To Credit Line Mortgage, Assignment Of Leases And Rents, Security Agreement And Fixture Filing, First Amendment To Assignment Of Leases And Rents And Second Omnibus Amendment To Loan Agreement And Other Loan Documents dated December 31, 2012, among Fulcrum, Administrative Agent, Original Lender and the Guarantors, recorded in Cook County, Illinois with file number 1303610054.

36.	Assignment from NS WF 2005 LLC to NSCLT 2006-1.

37.	Assignment from NSCLT to Blank.

38.	Assignment from NS Trust 2005-1 to Blank.

39.	Assignment from NS Trust 2005-1 to Blank.

40.	Assignment from NS WF 2005 LLC to NS Trust 2005-1.

41.	Assignment from NS CPF LLC to NS Trust 2005-1

Sch. V-11

SCHEDULE VA

A&R CLOSING DATE PURCHASED ASSET DOCUMENTS

A. WESTCHASE PURCHASED ASSET:

1.	Promissory Note in the amount of $10,050,000 dated September 18, 2006, made by Jeffrey Westchase, LLC (“Westchase”) payable to the order of NewStar Financial, Inc., as administrative agent (“Agent”), for NewStar CP Funding LLC, as lender, (“Lender”).

2.	Omnibus Modification of Loan Documents and Guarantor Ratification dated November 4, 2010, among Westchase, Agent, and Scott C. Dew, Richard Pachulski, Nathan Rubin, and Isaac Pachulski (collectively, “Guarantors”).

3.	Maturity Extension and Guarantor Ratification dated August 16, 2012.

4.	Second Maturity Extension and Guarantor Ratification dated September 17, 2012

5.	Omnibus Modification of Loan Documents and Guarantor Ratification dated April 18, 2013.

6.	Third Maturity Extension and Guarantor Consent dated as of March , 2013 among Westchase, Guarantors and Agent.

7.	Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of September 18, 2006, by Westchase to Janis H. Loegering, as Trustee (“Trustee”), for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20060055564, as amended by:

a.	Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents dated November 4, 2010 by Westchase to Trustee, for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20100475371.

b.	Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents dated April 18, 2013 by Westchase to Trustee, for the benefit of Agent, as agent for Lender, filed in Harris County, Texas with File No. 20130239599.

8.	Assignment of Leases and Rents dated September 18, 2006, by and between Westchase and Agent, filed in Harris County, Texas with File No. 20060055565, as amended by:

a.	Amendment to Assignment of Leases and Rents dated November 4, 1010.

9.	Guaranty dated September 18, 2006 made by Guarantors in favor of Agent, as agent for Lender.

10.	Limited Guaranty of Payment ($1,250,000) dated November 4, 2010 made by the Guarantors in favor of the Agent.

11.	Lockbox and Security Agreement dated September 18, 2006 by and among Agent, as administrative agent for Lender, East West Bank, and Westchase.

a.	Amendment to Lockbox and Security Agreement dated November 4, 2010 by and among Agent, as administrative agent for Lender, East West Bank and Westchase.

b.	Amendment to Lockbox and Security Agreement dated April 18, 2013 by and among Agent, as administrative agent for Lender, East West Bank, and Westchase.

Sch. VA-1

SCHEDULE VA

12.	Environmental Indemnity Agreement dated September 18, 2006 made by Westchase and Guarantors for the benefit of Agent, as agent for Lender.

13.	Assignment and Subordination of Management Agreement dated September 18, 2006 by and between Westchase and RPD Property Management, LLC, for the benefit of Agent, as agent for Lender.

14.	Omnibus Assignment dated September 18, 2006 by Westchase in favor of Agent, as agent for Lender.

15.	Collateral Assignment of Interest Rate Protection Agreement dated September 18, 2006 by Jeffrey Westchase, LLC in favor of Agent, as agent for Lender.

16.	Cooperation in Securitization Letter Agreement dated September 18, 2006, by and between Westchase and Agent.

17.	No Adverse Change Certificate dated September 18, 2006 by Jeffrey Chicago, LLC.

18.	Equity Certification of Westchase to Agent dated September 18, 2006.

19.	Compliance with Law Certificate dated September 18, 2006 by Jeffrey Chicago, LLC.

20.	UCC Financing Statement as filed on September 26, 2013 with County Clerk’s Real Estate Records, Harris County, Texas, with File No. 20130494644.

21.	UCC Financing Statement dated November 9, 2011, filed with the Delaware Secretary of State, with Filing Number 2011 4324383.

22.	Legal Opinion of Decker, Jones, McMackin, McClane, Hall & Bates dated September , 2006.

23.	Legal Opinion of Weinstein, Boldt, Halfhide and Camel dated September , 2006.

24.	Mortgagee Policy of Title Insurance issued by Fidelity National Title, Policy No. 27-49-93-382583, dated September 18, 2006.

a.	Loan Policy Title Endorsement from Alamo Title Insurance dated November 5, 2010.

25.	Escrow Instructions Letter dated September 18, 2006 from Stroock & Stroock & Lavan LLP to Alamo Title Company.

26.	Nothing Further Certificate dated June 30, 2009, Certificate No. 209C-0373, from Alamo Title Insurance/Fidelity National Title to RPD Catalyst.

27.	Collateral Assignment of Interest Rate Cap Agreement (with Wells Fargo Bank, N.A.) dated November 4, 2010, by and between Westchase and Agent.

a.	Rate Cap Transaction Confirmation from Wells Fargo Bank, N.A., dated September 22, 2010.

28.	Legal Opinion of Decker, Jones, McMackin, McClane, Hall & Bates dated November 4, 2010.

29.	Legal Opinion of Weinstein, Boldt, Halfhide and Camel dated November 4, 2010.

30.	Loan Application Letter from Agent to RPD Catalyst, LLC dated August 16, 2006.

31.	Appraisal of Westchase I & II dated August 24, 2006 and August 25, 2008, prepared by Aaron & Wright Inc.

Sch. VA-2

SCHEDULE VA

32.	Property Management Agreement dated September 11, 2006 by and between Westchase and RPD Property Management Company, LLC.

33.	Limited Liability Company Agreement of Westchase dated August 25, 2006.

34.	Special Warranty Deed dated September 18, 2006 by Katmor Realty Eight, LTD., as grantor, filed in Harris County, Texas with File No. 20060055563.

35.	Rate Cap Transaction Confirmation dated July 2, 2009 from Wachovia Bank, N.A.

36.	UCC Financing Statement dated September 26, 2013, filed with the Delaware Secretary of State, with Filing Number 2013 3755700.

37.	UCC-1 Financing Statement dated September 18, 2006.

38.	Assignment from CP Funding to US Bank, N.A. or Blank.

40.	Assignment to NS DBTF, LLC.

41.	Assignment from NS DBTF LLC to NS LF LLC.

42.	Assignment from NS LF LLC to Blank.

B. RADCO PURCHASED ASSET

1.	Promissory Note in the amount of $19,708,000 dated June 18, 2007, made by Ashford Place, LLC (“Ashford Place”), Briar Creek Apts, LLC (“Briar Creek”), and Sierra Place, LLC (“Sierra Place” and together with Ashford Place and Briar Creek, “RADCO Borrower”), payable to the order of NewStar Financial, Inc., as administrative agent (“Agent”), for NewStar CP Funding LLC, as lender, (“Lender”), as amended and restated by:

a.	Amended and Restated Renewal Promissory Note in the amount of $19,102,307.51 dated June 30, 2010, made by RADCO Borrower and payable to the order of Agent, as agent for Lender.

b.	Second Amended and Restated Renewal Promissory Note in the amount of $11,700,000 dated June 28, 2012 made by RADCO Borrower and payable to the order of Agent, as agent for Lender.

2.	Omnibus Modification of Loan Documents and Guarantor Ratification dated June 30, 2010 by and among RADCO Borrower, Norman J. Radow (“Guarantor”), and Agent, as agent for Lender.

3.	Second Omnibus Modification of Loan Documents and Guarantor Ratification dated June 28, 2012 by and among RADCO Borrower, Guarantor, and Agent, as agent for Lender.

4.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Ashford Place to Agent, as agent for Lender, recorded in Deed Book 3119, Page 10, Records of Spalding County, Georgia.

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010 by Ashford Place to Agent, as agent for the Lender, recorded in Deed Book 3463, Page 66 of Superior Court Records of Spalding County, Georgia.

Sch. VA-3

SCHEDULE VA

b.	Second Amendment to Deed to Secure Debt and Security Agreement, dated June 28, 2012 by Ashford Place to Agent, as agent for the Lender, recorded in Deed Book 3463, Page 124 of Superior Court Records of Spalding County, Georgia.

5.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 4300, Page 222, Records of Rockdale County, Georgia.

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 4872, Page 323 of Superior Court Records of Rockdale County, Georgia.

b.	Second Amendment to Deed to Secure Debt and Security Agreement dated June 29, 2012, by Briar Creek to Agent, as agent for Lender, recorded in Deed Book 5185, Page 47 of Superior Court Records of Rockdale County, Georgia.

6.	Deed to Secure Debt and Security Agreement dated June 18, 2007, by Sierra Place to Agent, as agent for Lender, recorded in Deed Book 45211, Page 165 of the Superior Court Records of Fulton County, Georgia.

a.	Amendment to Deed to Secure Debt and Security Agreement dated June 30, 2010, by Sierra Place to Agent, as agent for the Lender, recorded in Deed Book 49153, Page 218 of the Superior Court Records of Fulton County, Georgia.

b.	Second Amendment to Deed to Secure Debt and Security Agreement dated June 28, 2012, by Sierra Place to Agent, an agent for the Lender, recorded in Deed Book 51357, Page 220 of Superior Court Records of Fulton County, Georgia.

7.	Assignment of Leases and Rents dated June 18, 2007, by and between Ashford Place and Agent, recorded in Deed Book 3119, Page 94, Records of Spalding County, Georgia.

8.	Assignment of Leases and Rents dated June 18, 2007, by and between Briar Creek and Agent, recorded in Deed Book 4300, Page 306, Records of Rockdale County, Georgia.

9.	Assignment of Leases and Rents dated June 18, 2007, by and between Sierra Place and Agent, recorded in Deed Book 45211, Page 250, Records of Fulton County, Georgia.

10.	Collateral Assignment of Interest Rate Protection Agreement dated June 18, 2007, made by RADCO Borrower in favor of Agent, as agent for the Lender.

11.	Assignment and Subordination of Management Agreement dated July 20, 2007 by and between Briar Creek and First Communities Management, Inc., for the benefit of Agent, as agent for the Lender.

12.	Assignment and Subordination of Management Agreement dated July 26, 2007 by and between Ashford Place and Ram Partners, LLC, for the benefit of Agent, as agent for the Lender.

13.	Assignment and Subordination of Management Agreement dated July 20, 2007 by and between Sierra Place and Ram Partners, LLC, for the benefit of Agent, as agent for the Lender.

14.	Closing Escrow Instructions Letter dated June 18, 2007 from Stroock & Stroock & Lavan LLP to Calloway Title and Escrow, L.L.C.

Sch. VA-4

SCHEDULE VA

15.	Cooperation in Securitization Letter Agreement dated June 18, 2007 by and between RADCO Borrower and Agent.

16.	Environmental Indemnity Agreement dated June 18, 2007 made by RADCO Borrower and Guarantor for the benefit of Agent, as agent for Lender.

17.	Guaranty dated June 18, 2007 made by Guarantor in favor of Agent, as agent for Lender.

18.	Omnibus Assignment dated June 18, 2007, between RADCO Borrower and Agent, as agent for Lender.

19.	Post-Closing Matters Agreement dated June 18, 2007 by RADCO Borrower in favor of Agent, as agent for RADCO Borrower.

20.	Loan Settlement Statement dated June 18, 2007.

21.	Title Insurance Policy issued by Chicago Title Insurance Company Policy No. 72107-3204650, dated June 19, 2007 – Ashford Place.

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204650.

22.	Title Insurance Policy issued by Chicago Title Insurance Company, Policy No. 72107-3204647, dated June 19, 2007 – Sierra Place.

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204647.

23.	Title Insurance Policy issued by Chicago Title Insurance Company, Policy No. 72107-3204649, dated June 19, 2007 - Briar Creek.

a.	Endorsements to Chicago Title Insurance Company Policy number 72107-3204649.

24.	Endorsements Number 15, 16 and 17 to all three Title Insurance Policies Issued by Chicago Title Insurance Company.

25.	UCC Financing Statements – Ashford Place:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 126-2007-601

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553625

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Spalding County, Georgia in Book 3119, Page 106

d.	Dated September 17, 2012 filed with Delaware Secretary of State with file No. 20123570688.

e.	Dated September 18, 2012 filed with Real Property Records of the Clerk of Superior Court of Spalding County, Georgia in Book 3663, Page 124.

26.	UCC Financing Statements – Briar Creek:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 122-07-673

Sch. VA-5

SCHEDULE VA

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553609

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Rockdale County, Georgia in Book 4300, Page 319

d.	Dated September 17, 2012 filed with Delaware Secretary of State with file No. 20123570803.

e.	Dated September 18, 2012 filed with Real Property Records of the Clerk of Superior Court of Rockdale County, Georgia in Book 5228, Page 286

27.	UCC Financing Statements – Sierra Place:

a.	Dated June 19, 2007 filed with Georgia Superior Court Clerk’s Cooperative Authority with file No. 0602007-07383

b.	Dated June 20, 2007 filed with Delaware Secretary of State with file No. 2007 2553641

c.	Dated June 19, 2007 filed with Real Property Records of the Clerk of Superior Court of Fulton County, Georgia in Book 45211, Page 262

d.	Dated September 17, 2012 filed with Delaware Secretary of State with file No. 2012 3570746.

e.	Dated September 18, 2012 filed with Real Property Records of the Clerk of Superior Court of Fulton County, Georgia in Book 51666, Page 219.

28.	Deposit Account Control Agreements:

a.	Deposit Account Control Agreement dated August 23, 2007 among Wachovia Bank, National Association, Ashford Place, and Agent, as agent for the Lender.

i.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Ashford Place’s account.

b.	Deposit Account Control Agreement dated August 23, 2007 among Wachovia Bank, National Association, Briar Creek, and Agent, as agent for the Lender.

i.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Briar Creek’s amount.

c.	Deposit Account Control Agreement dated August 23, 2007 among Wachovia Bank, National Association, Sierra Place, and Agent, as agent for the Lender.

i.	Notice Pursuant to Deposit Account Control Agreement dated June 30, 2010 from Agent to Wachovia Bank, National Association regarding Sierra Place’s account.

d.	Notice of Termination of Deposit Account Control Agreements dated June 28, 2012 from Agent to Wells Fargo Bank, N.A.

e.	Notices of Termination of Deposit Account Control Agreements dated July 17, 2012 from Agent to Wells Fargo Bank, N.A.

Sch. VA-6

SCHEDULE VA

29.	Assignment and Subordination of Management Agreement dated June 30, 2010 by and between Ashford Place and First Communities Management, Inc., for the benefit of Agent, as agent for Lender.

30.	Assignment and Subordination of Management Agreement dated June 30, 2010 by and between Sierra Place and First Communities Management, Inc. for the benefit of Agent, as agent for Lender.

31.	Certificate of Incumbency and Resolutions dated June 28, 2010 by the manager of Season’s Communities, LLC, the Sole Member of the RADCO Borrower.

32.	Legal Opinion of Schiff Hardin LLP dated June 30, 2010.

33.	Closing Escrow Instructions Letter dated June 30, 2010 from Stroock & Stroock & Lavan LLP to Calloway Title and Escrow, L.L.C.

34.	Certificate of Incumbency and Resolutions dated June 28, 2012 by the manager of Season’s Communities, LLC, the Sole Member of the RADCO Borrower.

35.	Legal Opinion of Ballard Spahr LLP dated June 28, 2012.

36.	Closing Escrow Instructions Letter dated June 27, 2012 from Stroock & Stroock & Lavan LLP to Chicago Title Insurance Company.

37.	Loan Application Letter dated May 8, 2007 from Agent to RADCO Companies.

38.	Access and Indemnification Agreement dated June 18, 2007 by Sierra Place for the benefit of Metropolis Homes, Inc.

39.	Certificate of Incumbency dated June 28, 2010.

40.	Legal Opinion dated June 30, 2010.

41.	Closing Escrow Instructions Letter dated June 30, 2010.

42.	Assignment from NS WF 2005 LLC to Blank.

43.	Collateral Assignment of Interest Rate Protection Agreement dated June 18, 2007.

C. DURHAM PURCHASED ASSET

1.	Application Letter of NewStar Financial, Inc. relating to the financing of the property and improvements known as Durham Centre, 300 West Morgan Street, Durham, North Carolina, dated May 29, 2007;

2.	Promissory Note in the amount of $20,900,000 dated June 26, 2007, made by CDP Durham Centre Investors LLC, a Delaware limited liability (the “Durham”) payable to the order of NewStar Financial, Inc., as administrative agent (the “Agent”), for NewStar CP Funding LLC, as lender, (the “Lender”), amended and restated by:

a.	Amended and Restated Promissory Note in the amount of $20,900,000 dated as of September 1, 2013 made by Durham, payable to the order of Agent, as agent for Lender.

3.	Guaranty made by Davis, Moehring and DG, in favor of the Agent, dated as June 26, 2007;

Sch. VA-7

SCHEDULE VA

4.	Extension of Scheduled Maturity Date Letter, from the Agent to Durham, dated May 21, 2010;

5.	Modification and Extension Letter, by and between Durham and the Agent, dated February 29, 2012 and accepted March 7, 2012;

6.	Letter Agreement Extending the Scheduled Maturity Date, by and between Durham and the Agent, dated June 26, 2012;

7.	Letter Agreement Extending the Scheduled Maturity Date, by and between Durham and the Agent, dated July 13, 2012;

8.	Amendment and Reaffirmation of Loan Documents, by and between Durham and the Agent, dated as of June 26, 2012 (“Amendment and Reaffirmation”);

a.	Joinder Agreement to the Amendment and Reaffirmation, by and between Craig M. Davis (“Davis”), Richard A. Moehring (“Moehring”) and DG 207 Durham Centre LLC, a North Carolina limited liability company (“DG”), dated as of June 26, 2012;

b.	Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated May 29, 2013;

c.	Second Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated June 28, 2013; and

d.	Third Amendment to Amendment and Reaffirmation, by and between Durham and the Agent, dated August 28, 2013.

9.	Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated June 26, 2007 and recorded June 29, 2007, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 620-696, as Instrument No. 2007029991, as amended, restated, amended and restated by:

a.	Modification of Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated and recorded April 25, 2008, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5936, Pages 42-48, as Instrument No. 2008016632;

b.	Second Modification of Deed of Trust, Security Agreement and Assignment of Leases and Rents, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, dated and recorded July 26, 2012, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 7028, Pages 441-457, as Instrument No. 201205853; and

c.	Amended and Restated Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of September 1, 2013, made by Durham to Daniel S. Huffenus, as trustee for the benefit of the Agent, to be recorded in the Public Records of the Registry of Deeds, Durham County, North Carolina.

Sch. VA-8

SCHEDULE VA

10.	Loan Modification Letter dated April , 2008, relating to that certain Deed of Trust, Security Agreement and Assignment of Leases and Rents dated June 26, 2007, recorded June 29, 2007 in the Public Records of the Registry of Deeds Durham County, NC, Book 5663 Page 620-696, as Instrument No. 2007029991, among LandAmerica Commonwealth, as Title Insurer, The Pryzwansky Law Firm, P.A., as Escrow Agent, Nichols Law, P.A., as Durham’s counsel, and Durham.

11.	Assignment of Leases and Rents made by Durham to the Agent, dated June 26, 2007 and recorded June 29, 2007, in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 697-718, as Instrument No. 2007029992, as amended and restated by:

a.	Amended and Restated Assignment of Leases and Rents dated as of September 1, 2013, made by Durham to the Agent, to be recorded in the Public Records of the Registry of Deeds, Durham County, North Carolina.

12.	Environmental Indemnity Agreement among Durham, Davis, Moehring and DG, for the benefit of the Agent, dated as of June 26, 2007;

13.	Assignment and Subordination of Management Agreement by and between Durham, Craig Davis Properties, Inc., a North Carolina corporation and the Agent, dated as of June 26, 2007;

14.	Omnibus Assignment by Durham, in favor of the Agent, dated as of June 26, 2007;

15.	Collateral Assignment of Interest Rate Protection Agreement made by Durham, in favor of the Agent, dated as of June 26, 2007;

16.	Cooperation in Securitization Agreement between the Agent and Durham, dated June 26, 2007;

17.	No Adverse Change Certificate by DG, as the Manager of Davis Rodwell Durham Centre Investors LLC, a North Carolina limited liability company (“DRDCI”), as Manager of Durham, dated as of June 26, 2007;

18.	Equity Certification of Durham to Agent in the amount of $4,600,000, dated as of June 26, 2007;

19.	Compliance with Law Certificate by DG, as Manager of DRDCI, as Manager of the Borrower, dated as of June 26, 2007;

20.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed June 28, 2007 with Delaware Secretary of State, Filing No. 2007 2689494;

21.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed June 29, 2007 in the Public Records, Registry of Deeds, Durham County, North Carolina, at Book 5663, Pages 719-726, as Instrument No. 2007029993;

22.	Closing Escrow Instructions Letter dated June 26, 2007;

Sch. VA-9

SCHEDULE VA

23.	Post-Closing Matters Agreement by Durham in favor of the Agent, dated as of June 26, 2007;

24.	Purchaser’s Settlement Statement dated June 26, 2007 and relating to property known as Durham Centre, 300 West Morgan Street, Durham, North Carolina 27701-2162;

25.	Lockbox and Security Agreement by and among the Agent and Durham, dated as of October 2, 2007;

26.	Deposit Account Control Agreement among Durham, the Agent and Bank of America, N.A., dated as of October 2, 2007;

27.	Legal Opinion of Nichols Law PA, as counsel to Durham, dated October 2, 2007 (the “Legal Opinion”), and Legal Opinion Letter by Nichols Law PA, dated October 2, 2007, supplementing and clarifying the Legal Opinion;

28.	Rothschild Change in Control Letter by Craig Davis Properties, Inc. to Agent, dated December 2, 2008;

29.	Rate Cap Transaction Confirmation, dated March 26, 2010 between Wells Fargo Bank, N.A. and Durham;

30.	Collateral Assignment of Interest Rate Protection Agreement, dated as of March 26, 2010, with Acknowledgment by Wells Fargo Bank, N.A. and Agent;

31.	Subordination, Non-Disturbance and Attornment Agreement, by and between the Agent, Durham, as Landlord, and Piedmont Investment Advisors, LLC, as Tenant, dated June 22, 2010 and recorded July 26, 2012 in the Public Records of the Registry of Deeds, Durham County, North Carolina, at Book 7028, Pages 458-469, as Instrument No. 201205854;

32.	Certificate of Manager of Durham, dated as of June 25, 2012, including the following attached as exhibits:

a.	Certificate of Formation of Durham

b.	Limited Liability Company Agreement of Durham

c.	Resolution of Durham

d.	Certificate of Good Standing of Durham

e.	Articles of Organization of DRDCI

f.	Operating Agreement of DRDCI

g.	Resolution of DRDCI

h.	Certificate of Existence of DRDCI

i.	Articles of Organization of DG

j.	Certificate of Existence of DG

k.	Operating Agreement, as amended, of DG

l.	Resolution of DG

33.	Collateral Assignment of Interest Rate Protection Agreement made by Durham, in favor of the Agent, as acknowledged by counterparty, Commonwealth Bank of Australia, dated as of June 26, 2012;

Sch. VA-10

SCHEDULE VA

34.	Closing Escrow Instructions Letter by and among Stroock & Stroock & Lavan LLP, as Lender’s counsel, Durham, Commonwealth Land Title Insurance Company, as Title Insurer and Escrow Agent, and Todd Adams, Esq., as Title Attorney, dated June 26, 2012;

35.	Legal Opinion Letter by Nichols Law PA to the Agent, dated June 26, 2012;

36.	Mortgage Modification Endorsement of Commonwealth Land Title Insurance Company, as Title Insurer, relating to Loan Policy No. 1101834-M2, dated July 27, 2012;

37.	Loan Settlement Statement by Durham, in favor of NewStar Financial, Inc., relating to property known as 300 West Morgan Street, Durham, North Carolina, dated June , 2012;

38.	Non Material Waiver or Amendment approved by Dan Adkinson, Head of CRE, dated May 8, 2013;

39.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed September 17, 2012 with Delaware Secretary of State, Filing No. 2012 3571082; and

40.	UCC Financing Statement naming CDP DURHAM CENTRE INVESTORS LLC as Debtor and NEWSTAR FINANCIAL, INC., a Delaware corporation, as administrative agent for NEWSTAR CP FUNDING LLC as Secured Party, filed September 18, 2012 in the Public Records, Registry of Deeds, Durham County, North Carolina, at Book 7071, Pages 602-610, as Instrument No. 2012032875.

41.	Insurance Certificate.

42.	Assignment from NS CP Funding LLC to NSCLT 2006-1.

43.	Assignment from NSCLT 2006-1 to Blank.

44.	Assignment from NewStar to Blank or US Bank, N.A., as Trustee.

45.	Borrower’s Certificate dated June 25, 2012.

D. FULCRUM NWP PURCHASED ASSET

The remaining approximately 56% interest in the Fulcrum NWP Purchased Asset transferred on the A&R Closing Date is governed by the Purchased Asset Documents listed under Fulcrum NWP in Schedule V hereof.

Sch.VA-11

SCHEDULE VI

MINIMUM AMORTIZATION AMOUNT

Date of Measurement	Required Cumulative Amortization Amount
December 31, 2013	$5,000,000.00
June 30, 2014	$10,000,000.00
December 30, 2014	$15,000,000.00
June 30, 2015	$20,000,000.00
December 30, 2015	$25,000,000.00
June 30, 2016	$30,000,000.00
December 30, 2016	$35,000,000.00

Sch. VI-1

EXHIBIT I

FORM OF CONFIRMATION STATEMENT

MACQUARIE BANK LIMITED

Ladies and Gentlemen:

NEWSTAR CRE FINANCE I LLC (“Seller”) is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which MACQUARIE BANK LIMITED, an Australian corporation (“Purchaser”) shall purchase from us the Purchased Asset identified on the attached Schedule 1 pursuant to the Amended and Restated Master Repurchase Agreement, dated as of October 2, 2013 (the “Agreement”), by and among Purchaser, Seller, solely for the purposes of Article 30 thereof, NewStar Financial, Inc., in its capacity as guarantor and, solely for the purposes of Article 30(e) thereof, NewStar Financial, Inc., in its capacity as servicer, on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchased Asset:	As identified on attached Schedule 1.

Outstanding Principal
Amount of Purchased Assets:	[$ ]

Termination Date:	As defined in the Agreement.

Purchase Price:	[$ ]

Assigned Value	[$ ]

Pricing Rate:	As defined in the Agreement.

Purchased Asset Documents:	As identified on attached Schedule 1.

Wiring Instructions:	Bank Name:	US BANK
	ABA:	091 000 022
	DDA Name:	NewStar Financial, Inc.
	DDA:	173103322389
	Account Name:	NEWSTAR CRE FIN 1 LLC PRN
CLCTN
	Account #:	147936-201

Name and address for communications:	Purchaser:	Macquarie Bank Limited
ABN (if applicable): 46 008 583 542
No. 1 Martin Place
Sydney, NSW, 2000
Australia

Ex. I-1

	Attention:	Phil Castro
	Telephone:	+ 61 2 8232 4033
	Telecopy:	+ 61 2 8232 6353
	Email:	mcafdebtops@macquarie.com

With a copy to:

Macquarie Bank Limited c/o Macquarie Bank Limited – Representative Office
125 West 55th Street
New York, NY 10019
	Attention:	Hayden Jones / Min Wang
	Telephone:	(212) 231-0552 / (212) 231-1633
	Telecopy:	(212) 231-1870
	Email:	hayden.jones@macquarie.com / min.wang@macquarie.com

and

DECHERT LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
	Attention:	Richard D. Jones, Esq.
	Telephone:	(212) 698-3844
	Telecopy:	(215) 655-2501
	Email:	richard.jones@dechert.com

Seller:	NewStar CRE Finance I LLC
c/o NewStar Financial, Inc.
500 Boylston Street, Suite 1250
Boston, MA 02116
	Attention:	Brian Forde
	Telephone:	(617) 848-2550
	Telecopy:	(617) 848-4390
	Email:	bforde@newstarfin.com

With copies to:	Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
	Attention:	George Ticknor
	Telephone:	(617) 239-0357
	Telecopy:	(617) 239-4420
	Email:	gticknor@edwardswildman.com

Ex. I-2

NEWSTAR CRE FINANCE I LLC

By:
Name:
Title:

Ex. I-3

AGREED AND ACKNOWLEDGED:

MACQUARIE BANK LIMITED, an Australian corporation

By:
Name:
Title:

By:
Name:
Title:

Ex. I-4

Schedule 1 to Confirmation Statement

Purchased Assets:

Aggregate Principal Amount:

Ex. I-5

EXHIBIT II

RESPONSIBLE OFFICERS AND

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

John Bray, Chief Financial Officer
of NewStar Financial, Inc, Designated Manager of Seller

John Frishkopf, Treasurer
of NewStar Financial, Inc, Designated Manager of Seller

Daniel Crowley, Controller
of NewStar Financial, Inc, Designated Manager of Seller

Ex. II-1

EXHIBIT III

[Reserved]

Ex. III-1

EXHIBIT IV

LIMITED POWER OF ATTORNEY

Know All Men by These Presents, that NEWSTAR CRE FINANCE I LLC, a Delaware limited liability company (“Seller”), does hereby appoint MACQUARIE BANK LIMITED, an Australian corporation (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead, upon the occurrence of an Event of Default, in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages and other applicable assignment documents, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Amended and Restated Master Repurchase Agreement, dated as of October 2, 2013 (the “Repurchase Agreement”), between Purchaser, Seller, solely for the purposes of Article 30 thereof, NewStar Financial, Inc., in its capacity as guarantor and, solely for the purposes of Article 30(e) thereof, NewStar Financial, Inc. in its capacity as servicer, to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Limited Power of Attorney to be executed as a deed this     day of             , 20    .

[SIGNATURES ON THE FOLLOWING PAGE]

Ex. IV-1

NEWSTAR CRE FINANCE I LLC

By:
Name:
Title:

Ex. IV-2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET

1.	Each Purchased Asset is a whole loan.

2.	Guarantor has been appointed as the sole Administrative Agent for each Purchased Asset in accordance with the related Purchased Asset Documents.

3.	No Purchased Asset is 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period).

4.	No default or event of default (however defined) under the related Purchased Asset Documents has occurred and is continuing for any Purchased Asset.

5.	At the time of the assignment of the Purchased Assets and related Purchased Items to Purchaser, Seller had good and marketable title to and was the sole owner and holder of, each Purchased Asset and related Purchased Items, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Purchased Assets and Purchased Items to Purchaser free and clear of any pledge, lien, encumbrance or security interest, subject to the rights and obligations of Seller pursuant to the Agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset and related Purchased Items to Purchaser.

6.	Each related Mortgagor or other obligor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and such Mortgagor or other obligor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

7.

Each Purchased Asset is secured by a mortgage, deed of trust or deed to secure debt (a “Mortgage”) that establishes and creates a valid and subsisting first priority lien on the related Mortgagor’s fee simple interest on the related Mortgaged Property securing such Purchased Asset, free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests. No Purchased Asset is secured, in whole or in part, solely by Mortgagor’s leasehold estate in the related Mortgaged Property. Such Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the related Mortgagor that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property. There exists with respect to such Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a

Ex. V-1

separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the related Mortgaged Property. No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases. The related Mortgagor under each Purchased Asset has good and indefeasible fee simple title to the related Mortgaged Property.

8.	Seller has received, for each Purchased Asset, an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the applicable Mortgaged Property is located, covering the portion of each Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest in such Mortgaged Property. No claims have been made under such Title Policy. Such Title Policy is in full force and effect and all premiums thereon have been paid and provides that the insured includes the owner of the Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no actual knowledge of any other circumstance that would, impair the coverage under such Title Policy.

9.	Except as included in each Purchased Asset File, the terms and conditions of related Purchased Asset Documents for each Purchased Asset have not been altered, impaired, modified or waived.

10.	No Purchased Asset has been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

11.	To Seller’s knowledge, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set off, abatement, diminution, valid counterclaim or defense, including the defense of usury, and no such right of rescission, set off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

12.	No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Neither Seller nor its Affiliates have waived any material claims against the related Mortgagor.

13.	Except for advances for interest or debt service made in accordance with the related Purchased Asset Documents, no Purchased Asset has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow.

Ex. V-2

14.	To Seller’s knowledge, the related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Mortgaged Property have been obtained and are in full force and effect.

15.	To Seller’s knowledge, all (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the related Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the related Mortgaged Property (excluding any related personal property), have been paid.

16.	To Seller’s knowledge, the Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, subject to policy deductibles. To Seller’s knowledge, there are no proceedings pending or threatened, for the partial or total condemnation of the relevant Mortgaged Property.

17.	To Seller’s knowledge, there are no adverse circumstances or conditions with respect to or affecting the related Mortgaged Property that would constitute or result in a material violation of any applicable federal, state or local environmental laws, rules and regulations.

18.	The related Mortgagor is in compliance with all insurance requirements under the related Purchased Asset Documents.

19.	To Seller’s knowledge, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor under any Purchased Asset or any of the Mortgaged Properties.

20.	All escrow deposits and payments required by the terms of each Purchased Asset are in the possession, or under the control of Seller or Servicer, and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Purchaser hereunder.

21.	Neither Seller nor any Affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset.

Ex. V-3

22.	Each Purchased Asset, prior to the related Purchase Date, has been serviced and administered in accordance with Seller’s, Servicer’s and Guarantor’s credit and collection policy.

23.	With respect to the Purchased Asset knows as Bell Plaza, the related subordinate mezzanine indebtedness secured indirectly by the related Mortgaged Property has been paid in full, and there currently exist no subordinate indebtedness secured directly or indirectly by the related Mortgaged Property.

Ex. V-4

EXHIBIT VI

FORM OF RELEASE LETTER

[Date]

Macquarie Bank Limited
ABN (if applicable): 46 008 583 542
No. 1 Martin Place
Sydney, NSW, 2000
Australia
Attention:	Phil Castro
Telephone:	+ 61 2 8232 4033
Telecopy:	+ 61 2 8232 6353
Email:	mcafdebtops@macquarie.com

Macquarie Bank Limited c/o Macquarie Bank Limited – Representative Office
125 West 55th Street
New York, NY 10019
Attention:	Hayden Jones / Min Wang
Telephone:	(212) 231-0552 / (212) 231-1633
Telecopy:	(212) 231-1870
Email:	hayden.jones@macquarie.com / min.wang@macquarie.com

Re:	Amended and Restated Master Repurchase Agreement, dated as of October 2, 2013 by and among MACQUARIE BANK LIMITED, an Australian corporation (“Purchaser”) and NEWSTAR CRE FINANCE I LLC, a Delaware limited liability company (“Seller”), solely for purposes of Article 30 thereof, NewStar Financial Inc., and, solely for purposes of Article 30(e) thereof, NewStar Financial, Inc, (“Servicer”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets and related Purchased Items are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase Agreement with respect to such Purchased Assets and related Purchased Items, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.

Ex. VI-1

Very truly yours,

NEWSTAR CRE FINANCE I LLC

By:
Name:
Title:

Ex. VI-2

Schedule A

[List of Purchased Asset Documents]

Ex. VI-3

EXHIBIT VII

[Reserved]

Ex. VII-1

EXHIBIT VIII

[Reserved]

Ex. VIII-1

EXHIBIT IX

PURCHASED ASSET SERVICER REPORT

(See attached)

Ex. IX-1

EXHIBIT X

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO PURCHASED ASSETS

Therefore the following exceptions are made to the REPRESENTATIONS AND WARRANTIES REGARDING EACH INDIVIDUAL PURCHASED ASSET under EXHIBIT V:

The Purchased Asset known as Bell Plaza (herein the “Bell Plaza Purchased Asset”)

In January 2011 borrower requested that it be allowed to exercise all remaining extension options and that the interest rate cap requirement only apply to the then outstanding principal balance of the loan and not to the total outstanding commitment as provided in the Purchased Asset Documents. NewStar agreed to these requests.

In June 2012 the Bell Plaza Purchased Asset was restructured and amended. The provisions of the restructuring included, among others, that NewStar would write off $1,500,000 of principal on the loan and that a principal of a constituent owner of the borrower would make a mezzanine loan of $500,000 to an upstream entity owning the borrower. Subsequent to the restructuring an amendment to the modification was executed which clarified the monthly amortization schedule on the loan.

In September 2013, NewStar determined that between January 22, 2013 and August 30, 2013 it had billed the borrower on the Bell Plaza Purchased Asset interest at a rate of LIBOR (with no floor) + 350 basis points while the Note for the Bell Plaza Purchased Asset required interest at LIBOR (floor of 2.00%) + 250 basis points. The result is that NewStar underbilled interest to the borrower by $37,590.63. NewStar is working with the borrower to collect this amount. Failure by the borrower to pay such amount would be an event of default under the Purchased Asset Documents for the Bell Plaza Purchased Asset. The previously unbilled interest could be capitalized to the loan principal.

Representation 3: As described above, due to an underbilling by NewStar, the borrower is not current on its interest payments due pursuant to the Purchased Asset Documents for the Bell Plaza Purchased Asset.

Representation 4: As described above, due to an underbilling by NewStar, the borrower is not current on its interest payments due pursuant to the Purchased Asset Documents for the Bell Plaza Purchased Asset. Failure by the borrower to pay such amount would be an event of default under the Purchased Asset Documents for the Bell Plaza Purchased Asset.

Representation 9: As described above NewStar agreed to allow for the extension of the loan in ways not in concordance with the Purchased Asset Documents. As described above, the terms and conditions of the loan have been modified and amended.

Ex. X-1

Representation 10: As described above NewStar has forgiven a portion of the original principal due under the loan.

Representation 13: As described above, due to an underbilling by NewStar, the borrower is not current on its interest payments due pursuant to the Purchased Asset Documents for the Bell Plaza Purchased Asset and the previously unbilled interest could be capitalized to the loan principal.

Representation 20: No escrow deposits or payments relating to the Bell Plaza Purchased Asset are in the possession of or under the control of Seller or Servicer.

Representation 23: As described above a principal of a constituent owner of the borrower made a mezzanine loan of $500,000 to an upstream entity owning the borrower

The Purchased Asset known as RADCO Portfolio (herein the “RADCO Purchased Asset”)

In June 2010 the RADCO Purchased Asset was amended. The provisions of the amendment included, among other changes, the extension of the maturity of the loan to June 2012.

In June 2012 the RADCO Purchased Asset was restructured and amended. The provisions of the restructuring included, among other changes, that NewStar would write off $5,402,307.47 of principal on the loan.

Representation 9: As described above, the terms and conditions of the loan have been modified and amended.

Representation 10: As described above NewStar has forgiven a portion of the original principal due under the loan.

Representation 20: No escrow deposits or payments relating to the Radco Purchased Asset are in the possession of or under the control of Seller or Servicer.

The Purchased Asset known as Jeffrey Westchase (herein the “Westchase Purchased Asset”)

The Westchase Purchased Asset loan was modified and/or extended in September 2010, August 2012, September 2012, March 2013 and April 2013.

Representation 9: As described above, the terms and conditions of the loan have been modified and amended.

Ex. X-2

The Purchased Asset known as Durham Centre (herein the “Durham Centre Purchased Asset”)

In January 2008 the borrower on the Durham Centre Purchased Asset negotiated a lease for 72,458sf with Duke University. In connection with this lease, the borrower requested that NewStar agree to a reallocation of unfunded reserves from other reserves into reserves to fund tenant improvements and leasing commissions to cover the cost of the Duke lease. This reallocation was not contemplated nor required of NewStar pursuant to the loan documents. NewStar agreed to this request.

In February 2012, June 2012, May 2013, June 2013, August 2013 and September 2013 the terms of the loan were modified and amended.

In July of 2013 the borrower under the Durham Centre Purchased Asset reported that a coffee maker on one of the floors leased by Duke University had malfunctioned resulting in minor water damage to the space. The borrower further reported that Duke University has taken full financial responsibility for the damage and is repairing it.

Representation 9: As described above, the terms and conditions of the loan have been modified and amended.

Representation 16: As described above, there has been water damage to a portion of the property which is in process of repair.

The Purchased Asset known as Fulcrum NWP (herein the “Fulcrum NWP Purchased Asset”)

In November 2010 the Borrower requested and NewStar approved the disbursement of up to $225,000 from the tenant Improvements facility to fund the improvement of several vacant spaces for which no signed leases were pending.

In August 2009, the borrower sold the outparcel leased to TGIF. NewStar released the parcel from the collateral in return for a partial loan repayment in the amount of $1,934.850.07. Of the repayment $1,000,000 was a permanent repayment and the balance could be re-borrowed, $675,169.50 under the tenant improvement subfacility and $259,680.57 under the leasing commission subfacility.

In October of 2012, the Lender agreed overfund approximately $191,500 for TI and LC costs related to five leases The projected funding required for these five leases amounted to $2,411,307.25 in legal expenses, tenant improvements and leasing commissions of which the Borrower was eligible for reimbursement of $2,219,839.00 based on the funding limit specified in the credit agreement. The Borrower did not have sufficient funds to cover most of the $191,468.25 shortfall and requested that NewStar waive the limits specified in the credit agreement and overfund the lease expenses using the Tenant Improvements, Interest Reserve, and Leasing Commissions facilities. NewStar agreed to waive the limits and overfund.

Ex. X-3

The loan matured on December 31, 2012 without be repaid or refinanced. NewStar and the borrower executed a forbearance agreement to allow sufficient time to analyze various alternatives. In February 2013, the loan was amended and extended for 18 months at L+350 bps and a second 12-month extension at L+400 bps is available if occupancy is greater than 77%. This amendment also provides for a 10% incentive fee to be paid to the Owner if the Property is sold for proceeds above $22 million even if the Lender is not fully repaid.

Representation 1: The Fulcrum NWP Purchased Asset is not a whole loan.

Representation 3: As indicated above, the loan matured in December 2012 and was subject to a forbearance agreement. Prior to being amended and modified in February 2013.

Representation 5: Because there is a portion of the Fulcrum NWP Whole Loan that is not owned by Seller, the Seller is not the sole owner of the Purchased Asset and Purchased Items relating to the Fulcrum NWP Purchased Asset free and clear of any pledge lien encumbrance or security interest and therefore cannot convey all legal and beneficial ownership in the Purchased Asset and Purchased Items relating to the Fulcrum NWP Purchased Asset free and clear of any pledge lien encumbrance or security interest.

Representation 7: Because there is a portion of the Fulcrum NWP Whole Loan that is not owned by Seller, the Fulcrum NWP Purchased Asset shares its interest in the collateral on a pari passu basis with the other holder of the Fulcrum NWP Whole Loan.

Representation 9: As indicated above, NewStar has agreed to make certain advances to the borrower that were not required to be made pursuant to the Purchased Asset Documents. As indicated above the loan was partially repaid and a portion of the repayment was made available for the borrower to re-borrow. As indicated above, the loan has been subject to a forbearance agreement. As indicated above the loan has been modified and amended

Representation 10: As described above a portion of the loan was repaid in August 2009.

Representation 20: No escrow deposits or payments relating to the Fulcrum NWP Purchased Asset are in the possession of or under the control of Seller or Servicer.

Ex. X-4

The Purchased Asset known as Birchtree (herein the “Birchtree Purchased Asset”)

Two of the buildings which represent the collateral to the Birchtree Purchased Asset were found to be structurally damaged and were declared uninhabitable by the Raleigh NC building department. Borrower is in the process of repairing the buildings. During the repairs to one of the structurally damaged buildings borrower represents that it discovered asbestos contaminated materials (“ACM”) in certain of the materials being removed from the building. Borrower represents that it immediately suspended demolition and that it is preparing a disposal plan for approval by the North Carolina Department of Health and Human Services.

The pool at the property was also unable to get necessary operating permits. The borrower represents that pool is being repaired and that it will receive operating permits soon.

In December 2010 the loan was amended and increased to fund the cost of the repair and restoration of certain buildings and units at the collateral property. That amendment is part of the Purchased Asset Documents. In the Purchased Asset Documents the scope of the repairs was specified, the timeframe for completion established and the funding specified in subcategories. The Purchased Asset Documents also provide that NewStar will receive an equity participation equal to 20% of the value of the property above a basis equivalent to the loan outstanding and the equity invested to date.

At the closing of the amendment the borrower requested and NewStar agreed to advance funds for the payment of past due payables which were not part of the approved budget in the Purchased Asset Documents. Since the closing of the amendment the borrower made NewStar aware of other units in need of repair and requested that NewStar fund those repairs from the reserve in the Purchased Asset Documents established for the repair of the two structurally damaged buildings. NewStar has agreed to the use of proceeds funded under the Purchased Asset Documents for these purposes. The date for borrower’s completion of all repair work to the two structurally damaged buildings pursuant to the Purchased Asset Documents was December 31, 2010. That date has passed and borrower has not completed all work. Beginning in December 2010, the Purchased Asset Documents required that cash flow from the property be paid into an escrow account at NewStar, and NewStar was to disburse from the escrow for various approved expenses. NewStar has not yet required borrower to make escrow deposits because the renovations have not been completed and therefore leasing and property cash flow are behind the original expectations.

The collateral property has suffered some soil erosion around the entrances of two buildings. Borrower represents that it is repairing the erosion.

The collateral property suffered a fire on January 6, 2011. The borrower represents that the casualty was covered by insurance and that the repairs and restoration of the property is nearly complete.

The Seller is in the process of approving and documenting an additional amendment to the Birchtree Purchased Asset which will increase the commitment amount by $500,000 with those funds to be disbursed to fund additional repair and renovation costs. This amendment is not part of the Purchased Asset Documents of the Birchtree Purchased Asset. Seller anticipates that the incremental loan proceeds will carry interest payable monthly on a current basis at LIBOR plus 600bp with a 2.00% LIBOR floor and that the amendment will be approved, negotiated and documented by July 31, 2011.

Ex. X-5

The Borrower has informed NewStar that repairs to the two uninhabitable buildings, the pool, and the fire-damaged building mentioned above, as well as the necessary asbestos remediation and disposal required by law, have been completed.

The prospective $500,000 increase to the loan commitment mentioned above was reduced to $400,000 and closed on September 8, 2011. The documentation and final terms of the September 8, 2011, amendment are included in the Purchased Asset Documents.

After closing the September 8, 2011, amendment, the borrower continued to experience both capital and operating budget overruns, occasioning further defaults for failure to maintain required capital and failure to complete repairs as required, among other things. In response to these defaults, NewStar agreed to an amendment, which closed on June 21, 2012. Under the terms of the June 21, 2012, amendment, the then-existing principal balance of $13,310,908.35 was bifurcated into a Note A1 of $11,000,000 and a Note B of $2,310, 908.35. Under the terms of the amendment interest on the Note B was to accrue and not be paid on a current basis. Additionally, NewStar allowed additional draw capacity of up to $1.125,000 evidenced by a Note A2, which would be available to fund only the additional capital improvements (consisting primarily of unit interior renovations) specified in a detailed, preapproved capital improvements budget. All operating cash flow was to be reconciled and paid into escrow with NewStar monthly, and then applied by NewStar to debt service, tax reserves, reimbursement of approved and budgeted capital expenses, and amortization according to a “waterfall” specified in the amended loan documents. The documentation and complete terms of the June 21, 2012, amendment are included in the Purchased Asset Documents.

After closing the June 21, 2012, amendment, the borrower began to comply with the cash flow escrow requirements, but also continued to experience unanticipated expenses for both operating costs and unit renovations. At the same time, the addition of newly renovated units to the inventory of available units began to bear fruit in improved rent and occupancy. To support the improving trend, on frequent occasions NewStar approved requests by the borrower to draw funds from either cash flow deposits or the new draw facility for operating or capital needs that had not been previously budgeted and approved. In return, NewStar negotiated a consensual $160,000 reduction of the Note A2 draw capacity, to $965,000, in an amendment letter dated January 14, 2013, which is included in the Purchased Asset Documents. NewStar also approved a request in April 2013 to increase the budget for renovation of the remaining units. Although the terms of the amendment allowed NewStar the discretion to approve such requests, any funds applied to previously unbudgeted items had the effect of either increasing the loan balance (if drawn from the borrowing capacity) or reducing amortization of principal (if drawn from cash flow). The borrower’s failure to maintain sufficient capital on hand to be able to avoid such requests might be construed as a default of its loan obligations, but NewStar has never formally declared such a default.

Ex. X-6

Pursuant to provisions of the June 21, 2012, amendment, the borrower elected to extend the maturity date to June 21, 2014, but requested waiver of the timely notice of election, interest rate cap, and extension fee conditions specified in the amendment. NewStar agreed to waive the notice and interest rate cap conditions, and to defer payment of the extension fee until June 21, 2014 or earlier payoff. In return, the borrower agreed to a further $210,095.30 reduction of the Note A2 facility, to a maximum draw capacity of $560,348.43. The maturity extension and corresponding conditions are set forth in a letter dated June 18, 2013, which is included in the Purchased Asset Documents.

Beginning in approximately April 2013, occupancy in the property reached a stabilized level of 90% and has remained there or higher since. Monthly NOI has also remained consistently at a level above $80,000 since that date. NewStar and the borrower have discussed waiving the requirement of the June 21, 2012, amendment that the borrower remit all monthly cash flow and petition for reimbursement of capital expenses, since such close control of expenses no longer seems necessary for the success of operations and repayment of the loan, in light of the stabilization of the property at a higher level of occupancy and income and the completion of a substantial share of the planned renovation work. (The amendment presently requires the borrower to incur expense obligations significantly earlier than receiving the reimbursements needed to satisfy them, which has caused recurring problems managing accounts payable.) Instead, NewStar has tentatively indicated its willingness to accept, until further notice, a monthly payment equal to current interest due, a monthly property tax impound, and a flat $10,000 amortization payment. Because of the high (12%) rate of interest accruing on the A2 Note, the borrower has expressed eagerness to pay additional amortization whenever cash on hand is sufficient. NewStar accepted payment for August 2013 on this basis, and anticipates issuing a letter evidencing this revocable permission when the September 2013 cash flow is reconciled.

Representation 4: As indicated above the borrower’s failure to complete work prior to the date required in the amendment and failure to maintain adequate reserves are defaults under the relevant Purchased Asset Documents.

Representation 9: As indicated above, NewStar has agreed to make certain advances and escrow disbursements to the borrower that were not required to be made pursuant to the Purchased Asset Documents. As indicated above NewStar has not declared or enforced against the borrower certain defaults under the Purchased Asset Documents. As indicated above NewStar has not required the creation of an escrow account as provided in the Purchased Asset Documents. As indicated above, Seller entered into additional amendments to the Birchtree Purchased Asset to increase the commitment amount. As indicated above, Seller has waived or deferred the borrower’s satisfaction of certain conditions of the Purchased Asset Documents that it was entitled to enforce, and anticipates granting future waivers of cash flow sweep payment requirements if debt service, tax escrow, and minimum $10,000 monthly amortization payments are maintained.

Ex. X-7

Representation 13: As described above the Purchased Asset Documents provides for accrual and capitalization of interest on a portion of the loan and provides NewStar with shared appreciation rights and other equity participation.

Representation 14: As described above a portion of the property is not in compliance with local codes for the two structurally damaged buildings and the pool. Also as described above because its initial demolition was not made with knowledge of the existence of ACM in the building, borrower’s initial demolition protocol was not compliant with environmental code requirements. Past known exceptions to this representation are recited above. Seller has been informed by the borrower that all such known exceptions have been cured, but Seller has not independently confirmed through diligent inquiry that no such exceptions remain. Seller has no actual knowledge of any such exceptions.

Representation 16: The Birchtree Purchased Asset has damage to its physical condition as noted above including the finding by the building department that two buildings were uninhabitable and the soil erosion. Past known exceptions to this representation are recited above. Seller has been informed by the borrower that all such known exceptions have been cured, but Seller has not independently confirmed through diligent inquiry that no such exceptions remain. Seller has no actual knowledge of any such exceptions.

Representation 17: As described above because its initial demolition was not made with knowledge of the existence of ACM in the building, borrower’s initial demolition protocol was not compliant with environmental code requirements. Past known exceptions to this representation are recited above. Seller has been informed by the borrower that all such known exceptions have been cured, but Seller has not independently confirmed through diligent inquiry that no such exceptions remain. Seller has no actual knowledge of any such exceptions.

Representation 19: As described above two buildings representing a portion of the collateral to the Birchtree Purchased Asset have been cited by the Raleigh NC building department as uninhabitable. As described above the borrower represents that it is working with the North Carolina Department of Health and Human Services regarding the removal of ACM at a portion of the property that is collateral to the Birchtree Purchased Asset. Past known exceptions to this representation are recited above. Seller has been informed by the borrower that all such known exceptions have been cured, but Seller has not independently confirmed through diligent inquiry that no such exceptions remain. Seller has no actual knowledge of any such exceptions.

Ex. X-8

Representation 20: As described above NewStar has not yet required the borrower to make, and the borrower has not yet made, escrow deposits as required under the Purchased Asset Documents. As indicated above, after closing the June 21, 2012, amendment, the Seller has on occasion, pursuant to its discretion under the Purchased Asset Documents, either allowed the borrower to receive disbursements from escrow that would not otherwise be required, or waived deposits into escrow that would otherwise be required, under the Purchase Asset Documents. All escrow deposits and payments actually required by Seller under its administration of the Purchase Asset Documents have been deposited or paid, and there are no deficiencies with regard thereto.

Ex. X-9

EXHIBIT XI

FORM OF LIMITED POWER OF ATTORNEY

Know All Men by These Presents, that NEWSTAR FINANCIAL, INC., a Delaware corporation (“Guarantor”), does hereby appoint MACQUARIE BANK LIMITED, an Australian corporation (“Purchaser”), its attorney-in-fact to act in Guarantor’s name, place and stead, upon the occurrence of an Event of Default, in any way that Guarantor could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages and any transfer documents related thereto (in each case solely to the extent the Administrative Agent is the named holder thereof) and any transfer documents relating to the Administrative Agent Rights, (ii) the recordation of the Assignments of Mortgages and other applicable assignment documents (solely to the extent the Administrative Agent is the named holder thereof), (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets (solely to the extent the Administrative Agent is the named holder thereof) and (iv) the enforcement of Purchaser’s rights under Article 30 of that certain Amended and Restated Master Repurchase Agreement, dated as of October 2, 2013 (the “Repurchase Agreement”), by and among Purchaser, NewStar CRE Finance I LLC, Guarantor and Servicer, and to take such other steps as may be necessary to cause Purchaser (or its designee) to be appointed as Administrative Agent for each Purchased Asset to the extent that Guarantor is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, GUARANTOR HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND GUARANTOR ON ITS OWN BEHALF AND ON BEHALF OF GUARANTOR’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Guarantor has caused this Power of Attorney to be executed as a deed this     day of             , 20    .

[SIGNATURES ON THE FOLLOWING PAGE]

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

ANNEX A

DESCRIPTION OF ADDITIONAL ELIGIBLE ASSETS

Purchased Asset	A&R Closing Date Purchase Price	A&R Closing Assigned Value	A&R Closing Date Underwritten Net Cash Flow	A&R Closing Date Purchase Price Percentage
NW Plaza (1)	$6,160,000	$14,000,000	$644,000	44.0%
Durham	$15,000,000	$34,900,000	$2,550,000	43.0%
RADCO	$9,000,000	$16,475,000	$1,100,000	54.6%
Westchase	$6,500,000	$11,950,000	$1,000,000	54.4%

Total	$36,660,000	$77,325,000	$5,294,000	47.4%

(1)	Represents 56% of the collateral loan.

ANNEX B

ADDITIONAL FUNDING FOR EXISTING PURCHASED ASSETS

Purchased Asset	Closing Date Purchase Price	Adjusted Purchase Price (prior to A&R Effective Time)	A&R Closing Date Funding Amount	A&R Closing Date Purchase Price	A&R Closing Date Assigned Value	A&R Closing Date Underwritten Net Cash Flow	A&R Closing Date Purchase Price Percentage
NW Plaza (1)	$4,500,000	$3,250,655.28	$1,589,344.72	$4,840,000	$11,000,000	$506,000	44.0%
Bell Plaza	$3,500,000	$2,044,317.15	$1,455,682.85	$3,500,000	$6,000,000	$600,000	58.3%
Birchtree	$6,500,000	$4,539,739.44	$3,460,260.56	$8,000,000	$16,500,000	$1,000,000	48.5%

Total	$14,500,000	$9,834,711.87	$6,505,288.13	$16,340,000	$33,500,000	$2,106,000	48.8%

(1)	Represents 44% of the collateral loan.